      As filed with the Securities and Exchange Commission on June 28, 2002

                                               Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                            -----------------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                           mPHASE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            New Jersey                           7385                        22-2287503
   (State or other jurisdiction       (Primary Standard Industrial         (IRS Employer
of incorporation or organization)     Classification Code Number)        Identification No.)

                             -----------------------

                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-1711
                            Telephone: (203) 838-2741
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------

                                Martin S. Smiley
                             Chief Financial Officer
                            mPHASE TECHNOLOGIES, INC.
                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-1711
                            Telephone: (203) 831-2242
                            Telecopy: (203) 853-3304

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|--|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|


                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed             Proposed
     Title of each class of                     Amount to be   maximum offering    maximum aggregate        Amount of
     securities to be registered                registered     price per share(1)  offering price(1)    registration fee(2)
---------------------------------------------------------------------------------------------------------------------------
Common stock, no par value                      38,473,819          $0.27              10,387,931             $955.69



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on June 25, 2002.

(2) Pursuant to Rule 429 promulgated under the Securities Act, this registration statement shall be deemed to amend Registration Statement on form S-1, Registration No. 333-63262, with respect to a total of 5,420,375 shares, which have not been sold purusant to such Registration Statement.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, June 28, 2002

                                   PROSPECTUS

                            mPHASE TECHNOLOGIES, INC.

                        38,473,819 Shares of Common Stock

         This prospectus relates to the resale of up to 38,473,819 shares of common stock, of which 18,511,961 shares are issued and outstanding and up to 19,961,858 shares may be issued upon exercise of warrants held by the selling stockholders. The selling stockholders listed on page 43 may sell the shares from time to time.

         Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol "XDSL.OB" The last reported sales price of our common stock on June 25, 2002 was $.25 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

         Our principal executive offices are located at 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711. Our phone number is (203) 838-2741.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this prospectus is __, 2002.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY.............................................................1

THE OFFERING...................................................................2

FORWARD-LOOKING STATEMENTS.....................................................2

SUMMARY FINANCIAL DATA.........................................................3

RISK FACTORS...................................................................4

USE OF PROCEEDS...............................................................13

PRICE RANGE OF COMMON STOCK...................................................13

SELECTED FINANCIAL DATA.......................................................14

SELECTED QUARTERLY FINANCIAL DATA.............................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................16

BUSINESS......................................................................21

LEGAL PROCEEDINGS.............................................................32

OUR MANAGEMENT................................................................32

STOCK OPTIONS.................................................................35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................39

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................40

SELLING STOCKHOLDERS..........................................................43

PLAN OF DISTRIBUTION..........................................................47

DESCRIPTION OF SECURITIES.....................................................49

LEGAL MATTERS.................................................................51

EXPERTS.......................................................................51

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................51


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THOSE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY THAT:
(1) THERE HAVE BEEN NO CHANGES IN OUR AFFAIRS AFTER THE DATE OF THIS PROSPECTUS; OR (2) THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

         You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

                            mPHASE TECHNOLOGIES, INC.

         We develop and sell high-speed broadband communications equipment and software using Digital Subscriber Line technology, commonly referred to as DSL. Our principal product, the Traverser(TM) Digital Video and Data Delivery System (herein referred to as "DVDDS"), which we call the Traverser(TM), may be used by U.S. and international telephone companies to simultaneously deliver digital television programming, high-speed Internet access and voice services over the existing copper telephone wire infrastructure.

         Our products allow these communications service providers to substantially reduce their cost of offering enhanced DSL services by using a technology which does not require fiber optic cable to be installed in their subscribers' neighborhoods. Communications service providers deploying the Traverser(TM) can offer digital television, data and voice services as a bundled product or offer each service separately, depending on subscriber demand and the service providers' objectives. We believe the Traverser(TM) (especially in international markets) allows telephone service providers to penetrate the multi-channel television programming market and compete with cable access television and direct broadcast satellite service providers. We believe that by using the Traverser(TM), telephone companies will be able to capitalize on, and compete effectively in, the market for integrated television, data and voice services.

         In addition to designing, manufacturing and selling the hardware and software necessary to deliver converged communications services over telephone wires, mPhase has also secured appropriate relationships and licenses with content originators in the U.S. for television programming. Our established relationships and contracts allow telephone companies to secure rights to and purchase a full compliment of television programming directly from our subsidiary company, mPhaseTelevision.Net, Inc. (herein referred to as "mPhaseTV"). By utilizing mPhaseTV's content services, customers of mPhase do not have to spend the substantial amount of time and resources required to negotiate their own contracts with individual content providers. We believe the establishment of mPhaseTV helps to facilitate the sale of the Traverser(TM) system by streamlining the process for a telephone company to also become a television service provider.

         We principally market the Traverser(TM) system to independent telephone companies in the United States and international telephone companies to enable them to offer bundled services and better compete in the emerging market for integrated voice, data and video services. We believe the Traverser(TM) offers the most cost-effective and reliable multi-service solution for traditional telecommunication service providers available today.

         Since our inception in October 1996, our primary operating activities have consisted of designing, manufacturing and testing Traverser(TM) products, establishing relationships with third party equipment developers and contract manufacturers, and commencing test trials and preliminary sales and marketing efforts. We have not yet derived significant revenue from sales of the Traverser(TM).

         We have installed a commercially ready system at Hart Telephone in Hartwell, GA and BMW Manufacturing in Spartansburg, SC. Hart Telephone currently has approximately 109 subscribers receiving 90 channels of television, high-speed Internet and voice services over their existing copper telephone lines. BMW has deployed 44 units and intends to expand the size of their installation this summer. Additionally, mPhase has a number of trial systems installed in other countries that it hopes to convert to commercial installations.

         The Traverser(TM) is priced competitively compared to our competitors' equipment and is relatively simple to deploy and maintain. Additionally, mPhase intends to release a cost-reduced version of the Traverser(TM) system in the calendar 4th quarter of this year. mPhase is presently negotiating with a contract engineering group that is part of an established telecommunications company to achieve significant cost reductions.

         We have generated revenue from the sale of ancillary components related to our DSL technology, including our proprietary POTS filter shelves. We generated approximately $1,948,351 million from the sales of our POTS Splitter Shelves from July 2001 through March 31, 2002. For the year ending June 30, 2001 sales from our POTS Splitter Shelves were approximately $10.5 million.

                                  THE OFFERING

Common stock offered:               Up to 38,473,819 shares of common stock, of
                                    which 18,511,961 shares are issued and
                                    outstanding and up to 19,961,858 shares may be issued upon exercise of warrants held by the selling stockholders.

Common Stock to be outstanding
after this offering:                Approximately 57,949,508 shares of common
                                    stock. This does not include an aggregate of 34,018,692 shares that are reserved for issuance pursuant to outstanding employee stock options, non-employee stock options and warrants.

Use of proceeds:                    We will not receive any proceeds from the
                                    sale and issuance of the common stock
                                    included in this offering. However, we will receive approximately $19,217,935 upon exercise of all of the warrants by the selling stockholders, which would be used for general working capital.

Risk Factors:                       An investment in our common stock is subject
                                    to significant risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy:                    We do not expect to pay dividends on our
                                    common stock in the foreseeable future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business.

Plan of Distribution:               The shares of common stock offered for
                                    resale may be sold by the selling
                                    stockholders pursuant to this prospectus in the manner described under "Plan of Distribution." OTC Bulletin Board symbol:
                                    XDSL.OB


         We have applied for trademarks on certain marks which relate to the following products: Traverser(TM), INI, Intelligent Network Interface, DVDDS, Digital Video and Data Delivery System. This prospectus also contains product names, trade names and trademarks of ours as well as those of other organizations. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                           FORWARD-LOOKING STATEMENTS

         In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 8, in evaluating an investment in the common stock. This prospectus includes "forward-looking statements". All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                             SUMMARY FINANCIAL DATA

         The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and notes included in this prospectus. The statements of operations data from October 2, 1996 (date of inception) to June 30, 1997 are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent auditors. The statement of operations data for the years ended June 30, 1998, 1999, 2000 and 2001 are derived from financial statements that have been audited by Arthur Andersen included in this prospectus. The statement of operations data for the nine months ended March 2001 and March 2002 and the balance sheet data as of March 31, 2002 are derived from the unaudited financial statements reviewed by Arthur Andersen, LLP and Rosenberg Rich Baker Berman & Company respectively included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the nine months ended March 31, 2002 are not necessarily indicative of the operating results to be expected in the future.

                                                                                                          Nine Months Ended
                                  From Imception                    Year Ended June 30,                       March 31,
                                 (October 2, 1996)  --------------------------------------------------------------------------------
                                  to June 30 1997   1998          1999           2000         2001        2001              2002
                                 ----------------                                                      (Unaudited)      Unaudited)
STATEMENT OF OPERATIONS DATA:
Total revenues                     $       --   $       --  $         --   $    279,476   $ 10,524,134  $ 10,055,006    $ 1,948,351

Costs and Expenses:
    Cost of sales                          --           --            --        131,756      5,804,673     5,339,634      1,711,811
    Research and development          192,502    2,297,282     3,562,901     10,156,936     10,779,570     8,699,948      2,907,256
    Licensing fees                     37,500      450,000            --             --             --            --             --
    General and administrative        540,722    1,259,801     4,683,109     17,516,216     16,150,711     8,966,355      5,376,709
    Depreciation and amortization      10,522       29,131       410,303        471,101        660,372       459,464        538,255
    Non-cash compensation charge           --   13,002,605    10,343,114      1,170,903        950,070       480,727
                                   ----------  -----------  ------------   ------------   ------------  ------------    -----------

Operating loss                        781,246    4,036,214    21,658,918     38,339,647     24,042,095   (14,360,465)
Other income (expense), net                --     (304,845)   (1,161,622)        20,000             --            --        123,858
Interest income (expense)                  --           --       (17,804)       158,105         43,361        40,812        (16,898)
                                   ----------  -----------  ------------   ------------   ------------  ------------    -----------

Net loss                           $ (781,246) $(4,341,059) $(22,838,344)  $(38,161,542)  $(23,998,734) $(14,319,653)   $(8,959,447)

Basic and diluted net loss
  per share*                       $     (.10) $      (.46) $      (1.42)  $      (1.41)  $      (0.72) $       (.44)   $      (.19)

Shares used in basic and
  diluted net loss per share*       7,806,487    9,336,340    16,038,009     26,974,997     33,436,641    32,684,012     47,346,671

                      As of March 31, 2002

BALANCE SHEET DATA:
Cash and cash equivalents                       $   310,643
Working capital (deficit)                       ($1,577,550)
Total assets                                    $ 8,062,330
Total stockholders' equity                      $   866,133

* Does not include any common stock equivalents since their effect would be anti-dilutive.

                                  RISK FACTORS


         An investment in our common stock involves a high degree of risk. You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

               RISKS RELATED TO FINANCIAL ASPECTS OF OUR BUSINESS

         We expect to incur substantial net losses for the foreseeable future and we need to raise substantial additional capital.

         We expect to generate operating losses and negative cash flow into the foreseeable future because we must fund our sales, marketing and promotional activities, our equipment production efforts and our continued research and development activities to maintain our technology and develop new technology. We expect to fund these activities through additional public or private offerings of our stock. We had net losses, including non-cash charges of approximately $8.9 million (unaudited) and $24 million for the nine month period ended March 31, 2002 and the fiscal year ended June 30, 2001, respectively. We cannot be certain when and if we will achieve sufficient revenues in relation to our expenses to become profitable. We believe that increasing our revenues will depend in large part on our ability to:

         -  raise additional capital;

         - finalize the commercial design of the Traverser(TM)and its management software;

         -  decrease the overall cost of our system significantly;

         -  generate significant revenue from sales of the Traverser(TM);

         -  penetrate international markets;

         - gain market acceptance for our products and increase our market share based upon the timing, strength and success of our sales efforts and our strategic and commercial alliances;

         - develop effective marketing and other promotional activities to penetrate our target customer base;

         - develop strategic and commercial relationships that balance our current and long-term ability to capitalize on our technology; and

         - generate and sustain substantial revenue growth while maintaining reasonable expense levels.

         Slower revenue growth than we anticipate or operating expenses that exceed our expectations would materially harm our business. If we achieve profitability, we cannot be certain that we will be able to sustain or increase that profitability in the future.

         Our limited operating history makes it difficult for you to evaluate our business and prospects.

         As of March 31, 2002, we received no purchase orders for the Traverser(TM) or programming content offered by our subsidiary mPhaseTV. Our revenue of approximately $10,524,134 for the fiscal year ended June 30, 2001 and $1,948,351 for the nine months ended March 31, 2002 was derived largely from sales of our DSL component products. We generated $20,000 and $5,500 from sales of trial versions of the Traverser(TM) product for the fiscal years ended June 30, 2000 and June 30, 2001 respectively and $97,700 from the sales of the Traverser(TM) in the nine months ended March 31, 2002. As a result, we have only a limited operating history and no sales of our principal product upon which you may evaluate our business and prospects. You should consider our prospects in light of the heightened risks and unexpected expenses and difficulties frequently encountered by companies in an early stage of development. These risks, expenses and difficulties, which are described further in this section entitled "Risk Factors", particularly apply to us because the market for equipment that delivers voice, data and video services is new and rapidly evolving. Due to our limited operating history, it will be difficult for you to evaluate whether we will successfully address these risks.

         Because our sales cycle is lengthy and variable, the timing of our revenues is difficult to predict, and we may incur marketing expenses with no guarantee of future sales.

         Our potential customers view the purchase of the Traverser(TM) as a significant and strategic decision. As a result, our customers, the foreign and domestic telecommunications service providers, will typically undertake significant evaluation and testing of our products before deployment. This evaluation process frequently results in a lengthy sales cycle, typically ranging from six months to more than a year. Furthermore, we are targeting international communications service providers, which operate under a number of different telecommunications equipment compliance standards. These international service providers will require that we receive local standards approval before we are able to enter into field trials or definitive sales agreements. Furthermore, because we are selling a new product with limited real environment exposure, tests and trials may not necessarily result in purchases of the Traverser(TM).

         Before a customer places an order, we may incur substantial sales and marketing expenses and expend significant management efforts. In addition, because our customers are both domestic and foreign telecommunications service providers, product purchases may frequently be subject to unexpected government regulatory, administrative, processing and other delays on the part of our customers. Moreover, purchase orders for our products may have lengthy payable periods because of payment delay from our customers. As a result, sales forecasted attributable from a potential customer may not be realized and this could result in lower than expected revenues.

         We may not be able to obtain sufficient financing to fund our business and, as a result, we may not be able to grow and compete effectively.

         We expect to incur substantial expenses to develop and market our products. We expect to generate losses into the foreseeable future, so we do not expect that the income from our operations will be sufficient to satisfy our cash requirements. We may need additional capital if we need to respond to unforeseen technological or marketing hurdles, or if we desire to take advantage of unanticipated opportunities. Therefore, we will need to seek additional financing from public or private sources. Our success in raising enough additional financing to satisfy our capital requirements will depend on a number of factors, including:

         -  market conditions;

         -  the success of our product development efforts;

         -  our operating performance; and

         -  investor sentiment.

         The status of these factors may make the timing, amount, terms and conditions of additional financing unattractive for us. In addition, to the extent that we are able to obtain additional financing through the issuance of equity securities, our stockholders may experience dilution. If we obtain financing through loans or any other type of debt financing, we may become subject to restrictions on our spending or ability to pay dividends. Funds may not be available at the time or times needed on terms acceptable to us, if at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop products or to otherwise respond to competitive pressures effectively.

         Our operations may become strained due to our growth.

         Upon successful testing and introduction of the Traverser(TM), we will need to expand our marketing and sales efforts, operations and production, as well as provide customer support. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support such expansion. We expect significant strains on our order and fulfillment process, our quality control systems and customer support once the sales of the Traverser(TM) commences. To manage expansion effectively, we must implement and improve our operational systems, procedures, controls and customer service on a timely basis and increase our staff or obtain these services through third party contractors. We will also require capital to attain this growth and management. If we are unable to properly manage operations, controls and customer support, or secure financing to implement this growth, our operating results, reputation and customer relationships could be harmed.

         Our financial condition has, in the opinion of our outside auditors based upon their audit of our financial statement for the fiscal year ended June 30, 2001, created substantial doubt as to our ability to continue as a going concern through June 30, 2002.

           RISKS RELATED TO OUR PRODUCT AND OUR TARGET CUSTOMER MARKET

         A significant market for our products may not develop if telephone companies do not successfully deploy broadband services such as high-speed data and video.

         Many telephone companies have recently begun offering high-speed data services. Most telephone companies have not offered multi-channel video services at all. Unless telephone companies make the strategic decision to enter the market for providing broadband services, a significant market for our products may not develop. Sales of our products largely depend on the increased use and widespread adoption of broadband services and the ability of our customers to market and sell broadband services, including video services, to their customers. Certain critical issues concerning use of broadband services are unresolved and will likely affect their use. These issues include security, reliability, speed and volume, cost, government regulation and the ability to operate with existing and new equipment. Even if telephone companies decide to deploy broadband services, this deployment may not be successful. Telephone companies may delay deployments of broadband services. Factors that could cause telephone companies not to deploy, to delay deployment of, or to fail to deploy successfully the services for which our products are designed include the following:

         -  industry consolidation;

         -  regulatory uncertainties and delays affecting telephone companies;

         - varying quality of telephone companies' network infrastructure and cost of infrastructure;

         -  upgrades and maintenance;

         - inexperience of telephone companies in obtaining access to video programming content from third party providers;

         - inexperience of telephone companies in providing broadband services and the lack of sufficient technical expertise and personnel to install products and implement services effectively;

         -  uncertain subscriber demand for broadband services;

         - inability of telephone companies to predict return on their investment in broadband capable infrastructure and equipment; and,

         -  decreased capital expenditures by telephone companies.

         Unless our products are successfully deployed and marketed by telephone companies, we will not be able to achieve our business objectives and increase our revenues.

         Government regulation of our customers and related uncertainty could cause our target customers to delay the purchase of our products.

         Our target market consists of domestic and international telecommunications service providers. Domestic communications service providers are regulated by The Federal Communications Commission, or FCC. They also require that equipment located at their facilities comply with FCC, NEBS, UL and ANSI standards. International telecommunications service providers operate under a number of various equipment compliance standards and are regulated by their respective governments and agencies. These international service providers will require that we receive local government and regulatory approval before we are able to enter into field trials or definitive sales agreements.

         In the U.S., The Telecommunications Act of 1996 requires regional Bell operating companies, to offer their competitors cost-based access to some elements of their networks. These telephone companies may not wish to make expenditures for infrastructure and equipment required to provide broadband services if they will be forced to allow competitors access to this infrastructure and equipment. The FCC recently announced that, except in limited circumstances, it will not require incumbent carriers to offer their competitors access to the facilities and equipment used to provide high-speed data services. Nevertheless, other regulatory and judicial proceedings relating to telephone companies' obligations to provide elements of their network to competitors are pending.

         The uncertainties caused by both foreign and domestic regulatory proceedings may cause telephone companies to delay purchasing decisions. The outcomes of any regulatory proceedings may cause these telephone companies not to deploy services for which our products are designed or to further delay deployment. Additionally, telephone companies' deployment of broadband services may be slowed down or stopped because of the need for telephone companies to obtain permits from city, state, federal or foreign national authorities to implement infrastructure for products such as ours. Any delay in deployment of products by our customers could harm our sales.

         Our potential customers will not purchase our products if they do not have the infrastructure necessary to use our products.

         The Traverser(TM) is based on the use of copper telephone wire. The copper wire infrastructures installed and maintained by telephone companies vary in quality and reliability. A significant portion of the existing networks have been installed and repaired over many years and are out of date. The copper wiring used by telephone companies is also unshielded, making data transmission susceptible to interference. In addition, copper wiring has a basic transmission property that causes the signal quality to degrade rapidly as the frequency increases or the distance traveled by the signal increases. As a result of these limitations, the Traverser(TM) may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire and this could harm our sales.

         Successful implementation of the Traverser(TM) is highly dependent on the telephone companies' commitment and ability to continue to maintain their infrastructure so that it will operate at a consistently high performance level. Copper wire infrastructure upgrades may be costly, and telephone companies may not have the necessary financial resources. This is particularly true for the smaller independent telephone companies and international telephone companies who are an important part of our target market. If our potential customers lack the adequate infrastructure, we may not be able to sell the Traverser(TM) to them and generate the revenues we anticipate.

         Additionally, in order to utilize our products to offer digital video services, our potential customers may need to build a digital headend to receive video broadcasts and install fiber optic cable from these stations to their central offices. The capital expenditures required to install the earth stations may exceed the financial resources of our potential customers. There can be no assurance that our potential customers will make the investment necessary to upgrade their facilities in order to use our products.

         Telecommunications service providers are already offering direct broadcast services.

         Certain telecommunications service providers, such as Bell Canada, are currently offering Direct Broadcast Services, commonly referred to as "DBS", a technology which provides multiple channel digital television through satellite distribution to individual satellite dish receptors located at the home. Because there are telecommunications service providers that sell DBS services, these telecommunications service providers already provide their subscribers with access to a digital television service and do not require our technology to provide digital video services.

         Some telecommunications service providers are also re-selling DBS. Since these telecommunications service providers receive a commission for the sale of DBS services, they are aligned with DBS providers. These affiliations make it more difficult for us to market the Traverser(TM). Telecommunications service providers allied with DBS broadcasters are able to market digital television services to their subscribers, but are not required to take on the responsibility of managing or distributing the television content.

                          RISKS RELATED TO OUR INDUSTRY

         Intense competition in the telecommunications equipment market could limit or prevent our profitability.

         The telecommunications equipment market is characterized by swift technological change. Several available technologies such as fiber optic cable, co-axial and hybrid co-axial cable, wireless transmission, satellite transmission and voice and video transmission using Internet Protocol compete with DSL for market share. Communications service providers may also use other technologies such as ISDN (Integrated Services Digital Network) or fiber-based DSL solutions to deploy high-speed services comparable to those provided by our Traverser(TM) products.

         Our direct competitors are other equipment companies that supply DSL technology including Next Level Communications, 2Wire, ADC telecom, Advanced Fiber Communications, Alcatel, Lucent, Copper Mountain, Innovia, Ericson, Minerva, Turnstone, Westell, TuT Systems, Motorola, Marconi Communications, NEC, Nokia, Paradyne, Samsung, Siemens, Texas Instruments, DVTel, Inc., Pace Micro Tech., Imagic TV, Myrio, VBrick.

         If we are unable to compete effectively in the telecommunications market or, in particular, the market for DSL telecommunications equipment, our revenue and future profitability may be materially adversely affected. Most of our current and potential competitors have significantly greater selling and marketing experience, technical capability and manufacturing and financial resources. Our competitors may be able to predict future market trends more accurately than we can and, as a result, develop new technologies that compete with our products or even render our products obsolete.

         Although we believe that our products have certain technological advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Additionally, new competitors with greater market presence and financial resources may enter our market, thereby further intensifying competition.

         The demand for our products may not develop.

         Technologies that compete with our products include telecommunications-related wireline technologies, cable-based technologies, fixed wireless technologies and satellite technologies. If our potential customers choose these alternative technologies to deploy high-speed services, our business, financial condition and results of operations could be harmed. Our technology may not be able to compete effectively against these technologies on price, performance or reliability. While we believe a market exists for our products, there can be no assurance that our products will gain wide market acceptance or that we will be able to maintain any market share through innovation. The development of our DSL products is a complex and uncertain process requiring accurate anticipation of technological and market trends. We may not be successful in our development or introduction of new products.

         Our equipment is subject to regulation and certification.

         The Federal Communications Commission requires that telephone equipment used in central offices and in residences and businesses be certified in accordance with Parts 15 and 68 of its rules and regulations. Part 15 specifies a maximum allowable amount of electromagnetic radiation from an electronic device in a commercial or residential environment at specific frequencies. Part 68 tests the equipments resistance to lightning strikes. The Underwriters Laboratories (UL) 1950 standard applies to our customer premise equipment called the Intelligent Network Interface.

         National Equipment Bureau of Standards (NEBS) testing is also recommended for telco equipment and successful completion of such test is required by many domestic telcos in order for them to purchase such equipment. It assures a telco that the equipment is reliable. The testing covers a large range of requirements including criteria for personnel safety, protection of property, and operational continuity. NEBS also covers physical requirements including: Space Planning, Temperature, Humidity, Fire, Earthquake, Vibration, Transportation, Acoustical, Air Quality and Illumination; and electrical criteria including: Electrostatic Discharge (ESD), Electromagnetic Interference
(EMI), Lightning and AC Power Fault, Steady State Power Induction, Corrosion, DC Potential Difference, Electrical Safety and Bonding and Grounding. In addition, Underwriters Laboratories also requires certain safety standards be tested and certified.

         The Central Office Traverser(TM) equipment is currently undergoing NEBS testing that will include FCC Part 68 and FCC Part 15 certification. The current Customer Premise Intelligent Network Interface Traverser(TM) equipment is FCC
Part 68 and FCC Part 15 certified and is UL listed. The Traverser(TM) has not completed all certification testing and there can be no assurance that it will be fully certified. In the event that the Traverser(TM) fails any portion of the certification testing, the product may need to be redesigned, we may incur significant increases in our development expenses and the production of the Traverser(TM) will be delayed. We can not sell the Traverser(TM) if we are not able to obtain certification and we will not be able to conduct our plan of operations as currently contemplated.

         Our products may become obsolete.

         Our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing products and develop and introduce new products that keep pace with:

         -  the increasing use of the Internet;

         -  the growth in remote access by telecommuters;

         - the increasingly diverse distribution methods for high quality digital video; and

         -  other industry and technological trends.

         We expect that our continued and future product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. If we fail to cost-effectively develop new products that quickly respond to new competition and customer requirements, the demand for our products may fall and we could lose revenues.

                    OTHER RISKS ASSOCIATED WITH OUR BUSINESS

         We depend on a third party to develop our products.

         We rely upon the Georgia Tech Research Corporation ("Georgia Tech"), an affiliate of the Georgia Institute of Technology, for research involved with the development of our digital technology and products. We have entered into a Basic Ordering Research Agreement with Georgia Tech, which includes a series of delivery orders providing guidelines for the research and development of portions or components of the Traverser(TM). Georgia Tech developed working prototypes and the version 1.1 Traverser(TM). Our business will be materially adversely affected if Georgia Tech does not perform its responsibilities under the agreement on an acceptable basis or terminates our relationship and we are unable to replace their development services on a prompt basis, if at all.

         We license critical technology from Georgia Tech, Microphase Corporation and Globespan Semiconductor, Inc. (formerly AT&T Paradyne, Inc.) for use in our Traverser(TM) product line. Georgia Tech has granted us the exclusive worldwide license to use and re-sell the patented Digital Video and Data Delivery System technologies in the Traverser(TM). We are attempting to reach an agreement with Georgia Tech whereby they will agree to convert a portion of the approximately $1.8 million in payables currently owed by mPhase into mPhase common stock at a price to be negotiated. These negotiations, have not, as of the date hereof resulted in an agreement and no assurances can be given that such an agreement will be reached. Our non-exclusive license agreement with GlobeSpan Semiconductor provides us with the ability to use their patented CAP RADSL technology in our DSL products. In the event that any of our licensing agreements are not renewed or are terminated, there can be no assurance that we would be able to find similar technology for use in the Traverser(TM). In such event, we would not be able to sell the Traverser(TM) and carry out our plan of operations. Our licensing agreements may also be subject to significantly higher licensing fees in the future which could substantially increase our production costs. Such an increase could substantially impact our profitability or cause us to increase the price of the Traverser(TM) and eliminate an important advantage our product has over competitive equipment.

         Our success depends in part on our ability to protect our intellectual property. Georgia Tech Research Corporation has been awarded (i)patent #6,154,772 dated November 28, 2000 entitled System and Method For the Delivery of Digital Video and Data over a Communications Channel, (ii)patent #6,208,666 dated March 27, 2001 entitled System and Method for Maintaining Timing Synchronization in a Digital Video Network and (iii)patent #6,323,789 issued November 27, 2001 entitled Method and Apparatus for Combining Plurality of 8B/10B Encoded Data Streams.

         The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. >From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that the Traverser(TM) and component parts infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required:

         - to pay substantial damages, including paying treble damages if we are held to have willfully infringed;

         -  to halt the manufacture, use and sale of infringing products;

         - to expend significant resources to develop non-infringing technology; and/or

         -  to obtain licenses to the infringing technology.

         Licenses may not be available from any third party that asserts intellectual property claims against us, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if we ultimately prevail. In addition, we indemnify our customers for patent infringement claims, and we may be required to obtain licenses on their behalf, which could subject us to significant additional costs.

         We depend on third-party manufacturers.

         We contract for the manufacture of all of our products and have limited in-house manufacturing capabilities. We rely primarily on outside manufacturers to manufacture our products. The efficient operation of our business will depend, in large part, on our ability to have such outside companies manufacture our products in a timely manner, cost-effectively and in sufficient volumes while maintaining consistent quality. Any manufacturing disruption could impair our ability to fulfill orders and could cause us to lose customers.

         Our products use components that may not be available due to excessive market demand. Shortages of these components could increase significantly our costs and adversely impact our profitability. If we are not able to obtain component parts for our equipment, then our sales will be adversely impacted because we may not be able to deliver our equipment to customers in a timely manner.

         We have common management with affiliates who supply us with components.

         Necdet F. Ergul, our Chairman of the Board, Ronald A. Durando, our President and Chief Executive Officer, and Gustave T. Dotoli, our Chief Operating Officer, respectively, are officers of Microphase Corporation. Necdet
F. Ergul is a major shareholder of Microphase Corporation. Microphase Corporation currently develops prototypes and does limited production of passive components for the Traverser(TM), and our DSL component products, including the POTS Splitter Shelves. Microphase also provides resources and technology related to the development of the Traverser(TM), and other DSL products. Microphase may not be the most economical provider of these components and resources and conflicts of interest may arise due to the relationship between us and Microphase. In addition, we will pay to Microphase a royalty comprised of three percent of any commercial product sales of any DSL-related technologies.

         Ronald A. Durando and Gustave T. Dotoli are also president and vice-president, respectively, of PacketPort.com. Inc. a company that develops Internet Protocol Telephony products and services. PacketPort.com, Inc. is in the process of launching a complete line of Voice-over-DSL (VoDSL) products.

         Janifast Ltd. a Hong Kong corporation, is the manufacturer that produces our components which includes POTS Splitter, the prototype Traverser(TM)and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors of Janifast Ltd. and each of Messrs. Dotoli and Ergul are Directors of Janifast Ltd.

         We depend on key personnel.

         Our success depends upon the services of our senior management and key technical personnel, including our Chief Executive Officer, Ronald A. Durando, our Chief Operating Officer, Gustave T. Dotoli, our Chief Technology Officer, David Klimek and our Chief Financial Officer and General Counsel, Martin S. Smiley. The loss of the services of any of these executive officers or any of our key management, sales or technical personnel could have a material adverse effect on our business and prospects. In addition, our success is largely dependent upon our ability to hire highly qualified managerial, sales and technical personnel. These individuals are in high demand and we may not be able to attract the caliber or quantity of staff that we need.

         Our stock price is likely to be highly volatile and could drop unexpectedly.

         The price of our common stock has been volatile and may fluctuate substantially. The stock market has periodically experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies such as our company. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects.

         Additionally, our stock price may be subject to substantial fluctuations in response to a variety of factors, including:

         -  problems encountered when testing the Traverser(TM);

         -  fluctuations in quarterly operating results;

         -  changes in reports by financial analysts;

         - announcements of strategic relationships, acquisitions or capital commitments by us or our competitors;

         -  recent technological innovations;

         -  new products or services offered by us or our competitors;

         -  changes in key personnel;

         - changes in strategic relationships with third parties by us or our competitors; and

         -  sales of common stock;


         Many of these events or factors are beyond our control.

         Anti-takeover provisions in our charter documents and New Jersey law could prevent or delay a change in control of our company that a stockholder may consider favorable.

         Certain provisions of our certificate of incorporation and by-laws could be amended, with shareholder approval, to make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to or favored by our shareholders. For example, provisions of our certificate of incorporation could include:

         -  prohibiting cumulative voting in the election of directors;

         -  restricting business combinations with interested stockholders;

         -  issuance of preferred stock without stockholder approval;

         - the existence of a rights plan which would have the effect of providing some holders of our common stock with a premium of the market price of our stock;

         -  limiting the persons who may call special meetings of stockholders;
            and

         - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

         As a New Jersey corporation, we are also subject to the New Jersey Shareholders Protection Act contained in Section 14A:10A-1. In general, Section 14A:10A-1 prohibits a publicly-held New Jersey corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years following the date the person became an interested shareholder, unless, among other things:

         - the Board of Directors approved the transaction in which such shareholder became an interested shareholder prior to the date the interested shareholder attained such status; and

         - the business combination is approved by the affirmative vote of the holders of at least 66 2/3% of the corporation's voting stock not beneficially owned by the interested shareholder at a meeting called for such purpose.

         A "business combination" generally includes a merger, sale of assets or stock, or other transaction resulting in a financial benefit to the interested shareholder. In general, an interested shareholder is a person who, together with affiliates and associates, owns, or within five years prior to the determination of interested shareholder status, did own, 10% or more of the corporation's voting stock.

         Future sales by holders of our common stock, warrants and the selling stockholders may cause the market price of our stock to decline.

         Our stock price may decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock. A large volume of sales by the selling stockholders could have a significant adverse impact on the market price of our common stock.

                                 USE OF PROCEEDS

         The selling stockholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. However, we will receive approximately $19,217,935 if all of the warrants to purchase shares of common stock registered under this prospectus are exercised, which would be used for general working capital.

                           PRICE RANGE OF COMMON STOCK

         The primary market for our common stock is the OTC Bulletin Board, where it trades under the symbol "XDSL.OB". The following table sets forth the high and low closing bid prices for the shares for the periods indicated as provided by the National Quotation Bureau, Inc. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.



Year/Quarter                                   High                 Low
                                               ----                 ---

Fiscal year ended June 30, 1999
First Quarter                                  $4.25                $0.75
Second Quarter                                 3.65625              1.5625
Third Quarter                                  5.625                1.875
Fourth Quarter                                 8.75                 2.90625


Year/Quarter                                   High                 Low
                                               ----                 ---

Fiscal year ended June 30, 2000
First Quarter                                  $9.25                $2.96875
Second Quarter                                 6.1875               2.50
Third Quarter                                  19.125               6.50
Fourth Quarter                                 14.125               6.00

Fiscal year ended June 30, 2001
First Quarter                                  $9.25                $3.00
Second Quarter                                 5.9375               1.4688
Third Quarter                                  3.38                 1.22
Fourth Quarter                                 2.61                 1.03

Fiscal year ended June 30, 2002
First Quarter                                  $1.67                $.31
Second Quarter                                 .86                  .31
Third Quarter                                  .62                  .27
Fourth Quarter                                 .50                  .23


         As of June 25, 2002, we had approximately 57,949,508 shares of common stock outstanding and approximately 15,000 stockholders. The last reported sales price of our common stock on June 25, 2002 was $.25 per share.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors deems are relevant.

                             SELECTED FINANCIAL DATA

                  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus. The statement of operations data from October 2, 1996 (date of inception) to June 30, 1997 and for the year ended June 30, 1998, and the balance sheet data as of June 30, 1997 and 1998, are derived from financial statements that have been audited by Schuhalter, Coughlin & Suozzo, LLC, independent auditors, and are included in this prospectus. The statement of operations data for the years ended June 30, 1999, 2000 and 2001, and the balance sheet data as of June 30, 2000 and 2001, are derived from financial statements that have been audited by Arthur Anderson LLP, independent auditors, and are included in this prospectus. The statement of operations data for the nine months ended March 31, 2001 and March 31, 2002, and the balance sheet data as of March 31, 2002, are derived from unaudited financial statements reviewed by Arthur Andersen LLP, and Rosenberg Rich Baker Berman & Company, respectively, included in this prospectus and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements. The results for the nine months ended March 31, 2002 are not necessarily indicative of the operating results to be expected in the future.

                                                                                                              Nine Months Ended
                                                                                                              -----------------
                                     From Inception                                                                March 31,
                                      (October 2,                                                                 -----------
                                     1996) to June             Year-Ended June 30,                           2001             2002
                                     -------------             -------------------                           ----             ----
                                       30, 1997       1998         1999         2000           2001       (Unaudited)    (Unaudited)
                                      ---------       ----         ----         -----          ----

                                                 (in thousands, except share data)
                                                 ---------------------------------

STATEMENT OF OPERATIONS DATA:
Total revenues                            $ -          $ -          $ -          $ 279        $10,524         $10,055        $1,948
Costs and Expenses:
 Cost of sales                              -            -            -            132          5,805           5,340         1,712
 Research and Development                 192        2,297        3,563         10,157         10,780           8,700         2,907
 Licensing Fees                            37          450            -              -              -                             -
 General & administrative                 541        1,260        4,683         17,516         16,151           8,966         5,377
 Depreciation and                          11           29          410            471            660             459           538
  Amortization
 Non-cash compensation charge               -            -       13,003         10,343          1,171             950           480
Operating loss                          (78l)      (4,036)     (21,659)       (38,340)       (24,043)        (14,360)       (9,066)
Other income (expense), net                 -        (305)      (1,162)             20              -                           124
Interest income (expense)                   -            -         (18)            158             43              41          (17)

Net Loss                               $(781)     $(4,341)    $(22,839)      $(38,162)       (24,000)        (14,319)       (8,959)
Basic  and  diluted  net loss           (.10)        (.46)       (1.42)         (1.41)          (.72)           (.44)         (.19)
per share
Shares   used  in  basic  and       7,806,487    9,336,340   16,038,009     26,974,997     33,436,641      32,684,012    47,346,671
diluted  net loss  per  share
(1)

                                 From Inception                                                              Nine Months Ended
                               (October 2, 1996)                Year Ended June 30,                               March 31,
                                to June 30 1997     1998          1999          2000           2001         2001            2002
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (Unaudited) (Unaudited)
                                                            (in thousands, except share data)
BALANCE SHEET DATA:
Cash and cash equivalents                $162     $   -          $7,978        $6,432          $  31     $    255       $    311
Working capital (deficit)                (212)   (3,073)          4,936         3,557         (1,458)         274         (1,578)
Total assets                              369     2,175          10,624        11,184          8,997        9,672          8,062
Long-term obligations,                      -         -               -             -             90         -               460
  net of current portion
Total stockholders' equity (deficit)     $(23)    $(915)         $6,974        $7,329         $1,865     $  3,592       $    866

                        SELECTED QUARTERLY FINANCIAL DATA

         The statement of operations data as of the periods indicated below are derived from unaudited financial statements and include all adjustments (consisting of normal recurring items) that management considers necessary for a fair presentation of the financial statements.

                                                   Three months ended
                                       September 30    December 31      March 31
                                          (in thousands, except share amounts)

FISCAL 2002 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues                         $        537    $        545    $        866
Costs and Expenses:
 Cost of Sales                                  457             530             725
 Research and development                     1,111           1,257             539
 General and administrative                   2,644           1,471           1,262
 Depreciation and amortization                  193             209             136
 Non-cash compensation charge                   218             170              92
Operating loss                               (4,086)         (3,092)         (1,888)
Interest income (expense)                       (10)             (1)             (6)
Gain on Debt Extinguishment                      33               5              86
Net Loss                                     (4,063)         (3,088)         (1,808)
Basic and diluted net loss per share   $       (.10)   $       (.07)   $       (.03)
Shares used in basic and diluted net
  loss per share (1)                     42,037,506      44,645,458      55,606,168

                                                   Three months ended
                                       September 30    December 31       March 31      Year End Ended
                                           thousands, except share amounts)            June 30, 2001
FISCAL 2001 QUARTERLY
STATEMENT OF OPERATIONS DATA:
Total revenues                         $      1,865    $      5,231    $      2,959    $     10,524
Costs and Expenses: Cost of Sales               872           2,779           1,689           5,805
 Research and development                     3,162           3,318           2,220          10,780
 General and administrative                   3,125           2,968           2,873          16,151
 Depreciation and amortization                  123             136             200             660
 Non-cash compensation charge                   362             356             232           1,171
Operating loss                               (5,779)         (4,326)         (4,255)        (24,043)
Interest income                                  28               8               4              44

Net loss                               $     (5,751)   $     (4,318)   $     (4,251)   $    (23,999)

Basic and diluted net loss per share   $       (.18)   $       (.13)   $       (.12)   $       (.72)

Shares used in basic and diluted net
  loss per share                         31,562,727      32,324,964      34,205,000      33,436,641


                                                  Three months ended
                                       September 30      December 31      March 31     Year End Ended
                                           (in thousands, except share amounts)        June 30, 2001
FISCAL 2000 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues                         $         --    $         --    $         40    $        240

Costs and Expenses:
 Cost of sales                                   --              --              19             113
 Research and development                     1,491           1,904           2,858           3,904
 General and administrative                   1,164           1,184           7,542           7,626
 Depreciation and amortization                  114             116             118             123
 Non-cash compensation charge                    46              42           5,234           5,022

Operating loss                               (2,815)         (3,246)        (15,731)        (16,548)
Other income, net                                --              --              --              20
Interest income                                  18              41              57              42

Net loss                               $     (2,797)   $     (3,205)   $    (15,674)   $    (16,486)

Basic and diluted net loss per share   $       (.11)   $       (.12)   $       (.56)   $       (.55)

Shares used in basic and diluted net
  loss per share                         24,942,965      25,907,602      27,743,996      29,729,060


                                                                            Three months ended
                                              September 30         December 31            March 31            June 30
                                                                 (in thousands, except share amounts)
FISCAL 1999 QUARTERLY
STATEMENT OF
OPERATIONS DATA:
Total revenues                                    $       -            $        -          $        -          $        -

Costs and Expenses:
 Cost of sales                                             -                    -                   -                   -
 Research and development                              1,119                  768                 476               1,200
 General and administrative                              407                1,068                 558               2,650
 Depreciation and amortization                           101                  101                 101                 107
 Non-cash compensation charge                              -                    -               2,588              10,414
Operating loss                                        (1,627)              (1,937)             (3,723)            (14,371)
Other income (expense), net                                -                    -                   -              (1,162)
Interest income (expense)                                 (6)                  (8)                 (6)                  3

Net loss                                          $   (1,633)         $    (1,945)        $    (3,729)        $   (15,530)

Basic and diluted net loss per share                   $(.19)               $(.13)              $(.22)              $(.86)

Shares used in basic and diluted net
 loss per share                                    8,384,532           15,174,943          17,159,876          18,141,882

         The quarterly earnings per share data above are computed independently for each of the quarters presented. As such, the sum of the quarterly per common share information may not equal the full year amounts due to rounding differences resulting from changes in the weighted-average number of common shares outstanding.

/1/ Does not include shares on a pro forma basis for all periods presented for shares which may be issued pursuant to warrants issued in private placements during the nine months ended March 31, 2002 and included as shares registered by this prospectus. Common equivalent shares other than the warrants discussed above have also been excluded from the computation of diluted earnings per share since their effect is antidilutive.

                                                        Year ended June 30,                                   March 31, 2002
                                         1997         1998          1999            2000          2001          (unaudited)
                                         ----         ----          ----            ----          ----          -----------
BALANCE SHEET DATA:                                       (in thousands)
Cash and cash equivalents                $   162    $    --       $  7,978      $  6,432             31          $   311
Working capital (deficit)                   (212)     (3,073)        4,936         3,557         (1,458)          (1,578)
Total assets                                 369       2,175        10,624        11,184          8,997            8,062
Long-term obligations, net of current         --          --           --            --              90              460
portion
Total stockholders' equity (deficit)     $   (23)   $   (915)     $  6,974      $  7,329          1,865          $   866

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis along with selected financial data, financial statements and the related notes included elsewhere in this prospectus.

                                    OVERVIEW

         We are a development-stage company that has designed, patented and is currently engaged in the initial commercial deployment of our primary product, the Traverser(TM). We believe the Traverser(TM) provides a unique "turnkey" broadband equipment solution that enables telephone companies to deliver real-time digital video programming, high-speed Internet and voice services over existing copper telephone lines. We believe that the Traverser(TM) will, in many instances, provide the most cost effective, reliable and scaleable solution for telephone companies to provide a comprehensive suite of communications services utilizing Asymmetric Digital Subscriber Line, or ADSL technology. We believe our patented technology using a bus architecture overcomes the operational quality and cost issues historically associated with video over DSL solutions. We also manufacture and sell POTS Splitter Shelves and micro filters, which are necessary component products, which are currently being deployed by telephone companies both in the United States and abroad.

         mPhase Technologies, Inc was organized on October 2, 1996. On February 17, 1997, we acquired Tecma Laboratories, Inc., a public corporation in a reverse merger transaction. This resulted in our stock becoming publicly-traded on the Nasdaq Over-the-Counter Bulletin Board. On June 25, 1998, we acquired Microphase Telecommunications, Inc. in a stock-for-stock exchange, whose principal assets included patents and patent applications utilized in our Traverser(TM) product. On August 21, 1998, mPhaseTV, was organized as a wholly-owned subsidiary to market interactive television and e-commerce revenue opportunities. On March 2, 2000 we organized mPhaseTV, a joint venture to provide digital television programming content to video over DSL providers.

         From our inception, our operating activities have related primarily to research and development, establishing third-party manufacturing relationships and developing product brand recognition among telecommunications service providers. These activities included establishing trials and field tests of the Traverser(TM) product with Hart Telephone Company in Georgia, among others, and establishing a core administrative and sales organization.

         Revenues. To date, all material revenues have been generated from sales of POTS Splitters Shelves and other DSL component products to a small number of telecommunications companies. We believe that future revenues are difficult to predict for a number of reasons. One such reason is, the variability of the evaluation and investigation period a telephone company requires before purchasing a product such as the Traverser(TM). Since we believe that there may be a significant international market for the Traverser(TM), involving many different countries with different regulations, certifications and commercial practices than the United States, future revenues are highly subject to changing variables and uncertainties. Additionally, the recent instability of the telecommunications market evidenced by the reduction in capital spending across the whole telecom sector contributes to our difficulty in accurately predicting future revenues.

         Cost of revenues. The costs necessary to generate revenues from the sale of POTS Splitters Shelves and other DSL components include direct material, labor and manufacturing. We paid these costs to Janifast Ltd., which has facilities in the People's Republic of China and is owned by and managed by certain senior executives and affiliated parties of our company. The cost of revenues also includes certain royalties paid to Microphase Corporation, a privately-held corporation organized in 1955, which shares certain common management with us and is controlled by Ned Ergul, our Chairman. Costs for future production of the Traverser(TM) product will consist primarily of payments to contract manufacturers to acquire the necessary components and assemble the products, as well as future patent royalties payable to Georgia Tech Research Corporation, ("GTRC").

         Research and development. Research and development expenses consist principally of payments made to GTRC, and Microphase Corporation for development of the Traverser(TM) product. All research and development costs are expensed as incurred.

         General and administrative. Selling, general and administrative expenses consist primarily of salaries and related expenses for personnel engaged in direct marketing of the Traverser(TM) and the POTS Splitter Shelves and other DSL component products, as well as support functions including executive, legal and accounting personnel. Certain administrative activities are outsourced on a monthly fee basis to Microphase Corporation. Finally, we lease our principal office from Microphase Corporation.

         Non-Cash compensation charge. We incurred non-cash compensation charges of $950,070 and $480,727, respectively, for the periods commencing (i) July 1, 2000 and ended March 31, 2001 and (ii) July 1, 2001 and ended March 31, 2002. We make extensive use of stock options and warrants as a form of compensation to employees, directors and outside consultants.

               NINE MONTHS ENDED MARCH 31, 2002 VS. MARCH 31, 2001

         Revenue. Total revenues were $1,948,351 for the nine months ending March 31, 2002 compared to $10,055,006 for the nine months ending March 31, 2001. The decrease in revenue for the nine month period ended March 31, 2002 as compared to the nine month period ended March 31, 2001 was due to slowing sales of the Company's POTS Splitter product line, caused by the general downturn in the DSL equipment market, including customers that order component products from the Company. The Company continues to believe that its line of POTS Splitter products is positioned to be competitively priced with high reliability and connectivity, and as such has the potential to be a significant part of DSL deployment worldwide. The Company cannot predict when the current contraction of DSL deployments will subside.

         Cost of Revenues. Cost of sales was $1,711,811 for the nine months ending March 31, 2002 as compared to $5,339,634 in the prior period. Such cost of sales represent 88% and 53% for the nine month periods ended March 31, 2002 and 2001 respectively, of gross revenues. These margins have varied dramatically as the worldwide telecommunications markets have experienced volatility in DSL deployments, which utilize our component products. Additionally, the Company has offered discounts to certain customers in the period ended March 31, 2002 causing the margin to decrease.

         Research And Development. Research and development expenses were $2,907,256 for the nine months ending March 31, 2002 as compared to $8,699,948 during the comparable period in 2001. Such expenditures include $400,000 incurred with GTRC for the nine months ended March 31, 2002 as compared to $3,175,850 during the comparable period in 2001. In addition we incurred $2,507,256 primarily with Microphase and other strategic vendors for the nine months ending March 31, 2002 as compared to $5,524,098 during the comparable period in 2001.

         The decrease in research expenditures incurred with GTRC is due to the Company's nearing completion of the design and manufacture of prototypes of the set top box and the central office equipment associated with its Traverser(TM) product in 2001.

         Research expenditures incurred with Microphase were related to the continuing development of the Company's DSL component products, including the Company's line of POTS Splitters and Microfilters and the Company's newest product, the iPOTS(TM). We believe the mPhase iPOTS(TM) offers a much needed solution for the DSL industry; the iPOTS(TM) enables telcos to remotely and cost-effectively perform loop management and maintenance including line testing, qualification and troubleshooting. Prior to the introduction of the iPOTS(TM), loop management could not be remotely performed through a conventional POTS Splitter without the use of expensive cross connects or relay banks because of the mandatory DC blocking capacitors in traditional POTS splitters, as required by the ITU, ANSI and ETSI. The unique (patent pending) iPOTS(TM) circuit allows most test heads to perform both narrow and wideband testing of the local loop through the central office POTS Splitter without having to physically disconnect the POTS Splitter, thereby eliminating the need to dispatch personnel and a truckroll. The Company anticipates significant demand for this product, as it significantly reduces the cost of deploying and maintaining DSL services. Also recently developed is the DSL loop extender product called mPhaseStretch(TM). This product extends the service distance for the mPhase Traverser(TM) and can be used in conjunction with other DSL services. The Company anticipates significant demand for the Stretch loop extender product as it addresses a primary issue in DSL services.

         General and Administrative Expenses. Selling, general and administrative expenses were $5,376,709 for the nine months ending March 31, 2002 down from $8,966,355 for the comparable period in 2001. The decrease in the selling, general and administrative costs occurred despite a modest increase of non-cash charges relating to the issuance of common stock and options to consultants, which totaled $2,441,659 for the nine months ending March 31, 2002 as compared to $2,319,638 during the comparable period in 2001. The decrease occurred as a result of the reduction in workforce in Fiscal 2002 and the reduction in marketing expenses in Fiscal 2002 in response to the current contraction in the telecommunications equipment market.

         Net Loss. The Company recorded a net loss of $8,959,447 for the nine months ended March 31, 2002 as compared to a loss of $14,319,653 for the nine months ended March 31, 2001. This represents a loss per common share of $(.19) for the nine months ending March 31, 2002 as compared to a loss per common share of $(.44) for the nine months ending March 31, 2001.

               TWELVE MONTHS ENDED JUNE 30, 2001 VS. JUNE 30, 2000

         Revenues. Total revenues for the year ended June 30, 2001 increased to $10,524,134 from $279,476 for the year ended June 30, 2000. The increase was primarily attributable to sales of POTS Splitters and other DSL component products.

         Cost of revenues. Total cost of revenues increased to $5,804,673 for the year ended June 30, 2001 from $131,756 for the year ended June 30, 2000 due to the commencement of sale of POTS Splitter Shelves and other DSL component products. Operating margins for the period ended June 30, 2001 were 45% based on the limited number of sales achieved. During the year ended June 30, 2001 there was a general shortage of POTS Splitter Shelves and other DSL component products as telecommunication companies worldwide have been aggressively deploying products as technology. Such margins may be materially smaller in the future as a result of a greater market balance of supply and demand for such products.

         Research and Development. Research and development expenses increased from $10,156,936 in the year ended June 30, 2000 to $10,779,570 for the year ending June 30, 2001. Such amount includes $4,564,000 incurred with GTRC for such twelve-month period ended in 2000 as compared to $3,814,000 during the comparable period in 2001. Research and development expenses incurred primarily with respect to Microphase Corporation and Flextronics International, Inc., an outside contract manufacturer of the Traverser(TM), increased from $3,328,443 to $3,405,975 for the twelve-month period ended June 30, 2000 as compared to the twelve-month period ended June 30, 2001 respectively. Research expenditures incurred with Flextronics were due to our increased efforts in the deployment of the Traverser(TM), including the design and manufacture of prototypes of the set-top box and the Central Office POTS Splitter Shelf. mPhase terminated the manufacturing relationship with Flextronics as part of its own effort to reduce costs during the first quarter of fiscal 2002. Increased research and development expenditures incurred with Microphase Corporation and Janifast Corporation; results are related primarily to the POTS Splitter Shelves and other DSL component products.

         General and administrative expenses. General and administrative expenses were $16,150,711 for the twelve-month period ended on June 30, 2001 as compared to $17,516,216 for the same period ended June 30, 2000. The decrease in administrative costs is a result of the decrease of non-cash charges for the issuance of options to consultants which totaled $6,227,552 for the year ended June 30, 2001 as compared to $9,078,311 during the comparable period in 2000, offset by an increase in salaries and marketing expenses.

         Net Loss. We recorded a net loss of $23,998,734 for the twelve months ending June 30,2001 as compared to a net loss of $38,161,542 for the same period ended June 30, 2000. This represents a loss per common share of $(.72) for 2001 as compared to $(1.41) for the same period in 2000.

TWELVE MONTHS ENDED JUNE 30, 2000 VS. JUNE 30, 1999

         Revenues. Total revenues for the year ended June 30, 2000 increased to $279,476 from $0 for the year ended June 30, 1999. The increase was primarily attributable to the initial sales of Pots Splitters Shelves and other DSL component products.

         Research and development. Research and development expenses rose to $10,156,936 for the year ended June 30, 2000, including a $1,010,375 non-cash charge for options granted to Hart Telephone, increased expenditures with Flextronics in connection with their efforts in assisting in our completion of the Traverser(TM) Version 1.1 and increased expenditures with Microphase Corporation for the completion of the first generation of component products. This includes approximately $4,560,000 incurred with GTRC in 2000 compared to approximately $2,450,000 in 1999. This represents an increase of $6,594,035 from the fiscal 1999 balance of $3,562,901.

         General and administrative expenses. General and administrative expenses rose to $17,516,216 for the year ended on June 30, 2000 from $4,683,109 for the same period ended June 30, 1999. The increase in the administrative costs relate to several factors. We increased our marketing and public relation efforts in anticipation of the deployment of our initial sales of component products and services. We also incurred substantial non-cash charges for grants of options and common stock to consultants totaling $9,078,311 in 2000, including $2,633,400 to (Alphastar International Inc.), a minority co-venturers of mPhaseTV, $796,350 to a consultant for services with respect to strategic advisory services and a $1,808,086 charge recorded for the issuance of common stock in May to recent investors due to a market value adjustment, as compared to a total of $2,765,453 of such charges for 1999.

         Net Loss. We recorded a net loss of $38,161,542 for the twelve months ending June 30, 2000 as compared to a net loss of $ 22,838,344 for the same period ended June 30, 1999. This represents a loss per common share of $(1.41) for 2000 as compared to $(1.42) for the same period in 1999.



         Liquidity and Capital Resources. At March 31, 2002, mPhase had a working capital deficit of $1,577,550 as compared to a working capital deficit of $1,458,227 on June 30,2001.

         Through March 31,2002, the Company had incurred development stage losses totaling approximately $99,080,372 and was in a working capital deficit position of $1,577,550. At March 31,2002, the Company had approximately $310,643 of cash and cash equivalents and approximately $516,984 of trade receivables to fund short-term working capital requirements. The Company 's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to:(1)satisfy its current obligations,(2)continue its research and development efforts, and (3)fund the successful wide scale development, deployment and marketing of its products.

         Historically, the Company has funded its operations and capital expenditures primarily through private placements of common stock. Management expects that its ongoing financial needs will be provided by financing activities and believes that the sales of its line of POTS Splitter products and other related DSL component products will provide some offset to cash flows used in operations, although there can be no assurance as to the level and growth rate of such sales in future periods as seen with quarter to quarter fluctuations in components sales. At March 31,2002, the Company had cash and cash equivalents of $310,643, compared to $31,005 at June 30,2001, accounts receivable and inventory of approximately $516,984 and $4.04 million, compared to approximately $300,000 of accounts receivable and inventory of $4.3 million at June 30,2001.

         Cash used in operating activities was $2,565,517 during the nine months ending March 31,2002. The cash used by operating activities principally consists of the net loss, the net increase in accounts receivable offset by the increase in depreciation and amortization, the net decrease in inventory, and by non-cash charges for common stock options and warrants issued for services and increased accrued expenses. Cash used in investing activities for the nine month period ended March 31, 2002 was approximately $103,000.

         The Company has entered into various agreements with GTRC, pursuant to which the Company receives technical assistance in developing the Digital Video and Data Delivery System. The Company has incurred expenses in connection with technical assistance from GTRC totaling approximately $400,000 and $3,175,850 for the nine months ending March 31, 2002 and 2001 respectively and $13.4 million from the period from inception through March 31, 2002. If and when sales commence utilizing this technology, the Company will be obligated to pay GTRC a royalty of 5% of product sales.

         In September 2001, certain Board members and Officers subscribed to purchase up to 2,000,000 restricted shares of the Company's common stock for $1,000,000; the subscriptions were collected in full by December 31,2001.

         The Company plans to continue to invest in technology, hardware and software in connection with enhancing the functionality of the Traverser (TM), as well as in achieving wide scale, commercial deployment. The timing, nature and scope of such continued investment is dependent upon the Company 's ability to raise sufficient capital.

         During the nine months ending March 31, 2002, the Company issued 75,000 at $2.00 per share and 6,797,643 shares of its common stock at $.30 per share, together with a like amount of warrants with an exercise price of $3.00 and $.30 respectively, in private placements including generating gross proceeds of $1,943,754 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. In addition, certain strategic vendors converted $1,263,062 of accounts payable and accrued expenses into 1,342,996 shares of the Company 's common stock and 2,353,000 warrants. Such vendors included Microphase Corporation, Janifast Ltd and Piper Rudnick LLP, mPhase's outside counsel, whose shares and warrants are being registered as a part of the Selling Shareholder hereafter described.

         As of March 31, 2002, mPhase had no material commitments for capital expenditures.

         For the nine months ending March 31, 2002, cash used in operating activities was $2,565,517. The cash used by operating activities principally consists of the net loss, the net increase in inventory offset by a net increase in depreciation and amortization, and increased accounts payable. In the nine months ended March 31, 2002, net cash of approximately $102,595 used in investing activities consisted of purchases of property and equipment and costs associated with our licensing of the patents recently granted to GTRC. We have entered into various agreements with GTRC, pursuant to which we receive technical assistance in developing the commercialization of our digital video and data delivery system. We have incurred expenses in connection with technical assistance from GTRC totaling approximately $2,100,000, $2,450,253, $4,564,000 and $3,814,000, for the years ended June 30, 1998, 1999, 2000, and 2001 respectively, of which approximately $1,870,480 was included in accounts payable and accrued expenses as of June 30, 2001. Additionally, we incurred expenses in connection with technical assistance from GTRC totaling approximately $3,175,850, $400,000 and $13.4 million for the nine months ended March 31, 2001 and 2002, and from the period from inception through March 31, 2002, respectively. If and when sales commence utilizing this technology, we will be obligated to pay GTRC a royalty of 5% of product sales.

         We intend to continue to invest in technology and telecommunications hardware and software in connection with the full commercial production of the Traverser(TM). Since we have strategically determined that the cost to a prospective telco to build a master headend is substantially reduced owing to new developments in technology, we have decided that mPhaseTV no longer requires access to a satellite uplink facility. Thus the amount of capital necessary to fund mPhaseTV and mPhase has been substantially reduced. Through the nine month period ended March 31, 2002, in a private placement, we sold 6,229,174 shares of our common stock at $.30 per share and a like amount of warrants each to purchase one share of our common stock at an exercise price of $.30 per share generating gross proceeds of $1,868,751. We issued 568,469 shares of our common stock and warrants each, to purchase one share of our common stock at $.30 per share to finders, consultants and investment banking firms in connection with these private placements. We continue our efforts to raise additional funds through private placements of our common stock and strategic alliances, the proceeds of which are required to fund continuing development stage expenditures and the controlled introductory roll-out of our Traverser(TM) Digital Video and Delivery System. However, there can be no assurances that we will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available when needed or at terms that we deem to be reasonable.

         We have evaluated our cash requirements for fiscal year 2002 based upon certain assumptions, including our ability to raise additional financing and increased sales of our POTS splitter. The Company anticipates that it will need to raise additional monies primarily in private placements of its common stock with accredited investors during the fiscal year which will end June 30, 2002, or alternatively we will need to curtail certain expenses as incurred at the present levels including marketing and research and development expenses. At a minimum, $1.4 million in additional investment in technology design to reduce the cost of the Traverser(TM) in connection with the full commercial production of the Traverser(TM) is necessary over the next 12 months. In the long term, the Company may invest in excess of one million annually on research and development of the Traverser(TM) product line based upon sales levels, changes to technology and the overall success of the Company attaining sufficient financing until such time as it achieves profitable operations.

         Should these cash flows not be available to us, we believe we would have the ability to revise our operating plan and make certain further reductions in expenses, so that our resources available at June 30, 2002, plus financing to be secured during fiscal year 2003, and expected POTS splitter revenues, will be sufficient to meet our obligations until the end of fiscal year 2003. We have continued to experience operating losses and negative cash flows. To date, we have funded our operations with a combination of component sales and private equity offerings. Management believes that we will be able to secure the necessary financing in the short term to fund our operations into our next fiscal year. However, failure to raise additional funds, or generate significant cash flows through revenues, could have a material adverse effect on our ability to achieve our intended business objectives.


                                    BUSINESS

                                    Overview

         We are a developer of broadband communications equipment and digital video content designed to allow telephone companies and other emerging telecommunications equipment service providers to deliver up to 384 channels of digital television, high-speed Internet and telephone services simultaneously over the existing copper wire. The Traverser(TM) Digital Video and Data Delivery System utilizes Asymetric Digital Subscriber Line technology, (ADSL), specifically Rate Adaptive Digital Subscriber Line (RADSL), to enable cost-effective and reliable delivery of a full suite of communication services over the existing telephone infrastructure.

         We believe the Traverser(TM) provides telephone companies with a high quality and reliable means of converging communications services. To our knowledge, the Traverser(TM) is the only platform that does not utilize Internet Protocol (IP) transmission in any format for the delivery of television services over telephone wires. By utilizing a non-IP transport, (NIP) we believe certain quality of service issues that are often associated with IP-based television delivery systems are negated. The patented bus architecture of our system is such that all television channels are available to all users all of the time as opposed to channel availability being based on ratios. Hence, we feel that our solution is uniquely reliable. Furthermore, because we do not utilize IP transport for the delivery of video, we do not require the use of potentially costly servers or routers.

         We believe that the Traverser(TM) is the only system that is capable of providing voice, data and video services to subscribers up to 12,000 feet (up to 20,000 feet with the use of the mPhaseStretch(TM)) from the telephone company's central office through an end-to-end system over the existing telephone infrastructure, without requiring telephone companies to upgrade their existing copper wire networks to fiber optics. Our products do not require fiber upgrades, therefore we believe that the Traverser(TM) is uniquely positioned to enable small and mid-sized domestic and international communications service providers to compete in the market for integrated voice, data and video services in the most cost effective manner.

                               Industry Background

         In the United States, the telecommunications, cable and satellite industries are currently undergoing significant technological and regulatory changes leading to the convergence of voice, Internet and television services. Many domestic cable companies have upgraded their networks to support the delivery of high-speed Internet and telephony services to their cable television subscribers. In order to compete effectively with cable companies that are infringing upon traditional telephony revenue sources, some telephone companies are seeking to upgrade their networks to provide their customers with fast and reliable Internet access, as well as multi-channel television.

         Further incentivizing telecommunications providers in the United States and abroad to offer advanced communications services is the fact that local and long distance calling revenues are declining. The proliferation of wireless telephony coupled with the advent of new technology such as Voice over DSL or Voice over IP has negatively affected telephone companies' traditional revenue source, i.e., plain old telephone services. Despite all of these pressures, however, it is unclear how quickly telephone companies will move toward deploying full service communications networks such as the Traverser(TM) given the recent significant reduction of capital expenditures and market capitalization of companies in the telecommunications sector.

         Over the past several years, telephone companies around the world have made significant upgrades to their infrastructure and network equipment. However, the primary means of connecting a telephone subscriber, either residential or commercial, to a telephone company's central office is via a twisted copper pair connection. This connection is commonly referred to as the "last mile." The last mile of copper wire networking represents the slowest portion of the communications infrastructure and often acts as a bottleneck in the delivery of higher bandwidth data and video traffic. We estimate that over 140 million businesses and homes in the United States are served by the copper infrastructure in the last mile, and the worldwide installed base of copper lines exceeds one billion.

         One of the technologies deployed by telephone companies in the last mile today to enable high-speed access is Digital Subscriber Line, or DSL. A growing number of local exchange carriers are deploying DSL to offer high-speed Internet access services on existing copper lines. DSL allows telephone service providers to leverage the underutilized capacity of the telephone line, offer multiple services on the same line and deliver high-speed data as a dedicated, "always-on" service. According to telecommunications research firm Point-Topic, at the end of 2001, there were approximately 18.7 million DSL connections in service, representing a 188% growth from the previous year. According to Point-Topic, DSL service now exceeds cable modems 5 to 1.

         There are multiple "flavors" of DSL that are deployed around the world today. The most common flavor is ADSL with other flavors such as SH.DSL and VDSL gaining in popularity. Each flavor of DSL operates slightly differently and enables different up and downstream bitrates, with VDSL being the most robust of all the flavors. While VDSL may enable greater bandwidth as compared to other flavors, it requires service providers to deploy fiber-to-the-neighborhood because VDSL can only travel over copper out to 3,000 to 4,000 feet.

         The United States is lagging other parts of the world in terms of deploying DSL services. However, at the time this document is being written new U.S. legislation is being posed in Congress that could spur deployments along. For instance, the proposed Tauzin-Dingel bill would eliminate the treatment of data services in the same manner as long distances services from a regulatory standpoint. If this bill were to be passed, the larger regional bell operating companies (RBOCs) will have greater freedom with regard to offering data services. The industry speculates that the passing of a bill such as this could result in a nationwide increase in the deployment of DSL networks by the larger incumbent carriers.

         Even though competitive pressures and incentives exist in the United States for telephone service providers to rollout a complete suite of communications services, including television, it is unclear at what rate this deployment will progress. The most recent economic downturn has resulted in an industry-wide slowing of the telecommunications equipment sector. The pullback in telecommunications-related spending is particularly apparent among US-based telephone companies. However, we do believe that the international community will continue to progress, albeit at a slower rate than previously thought and that our most immediate sales opportunities exist abroad.

                                  Our Solution

         By combining the benefits of DSL technology with digital video transmission capability, the Traverser(TM) is designed to alleviate the last mile data bottleneck and provide a cost-effective solution for integrated voice, video and data services to the end user. By using the existing installed public telephone infrastructure in the local loop, the Traverser(TM) supports high-speed communications without requiring costly infrastructure such as fiber optics.

         The mPhase Traverser(TM) DVDDS is a complete end-to-end system. mPhase Technologies, designs, develops and manufactures all of the elements required for its customers to enhance their service platform. Specifically, the mPhase Traverser(TM) System consists of Central Office Equipment (CO), Management Software and Customer Premises Equipment (CPE). Service providers wishing to deploy the mPhase Traverser(TM) System need to build a digital video headend to receive television content. This includes installing a satellite receiving dish, as well as video grooming equipment and software to manage the video content. At the digital headend local off-air channels are received and digitized and then combined with the signals received via satellite. The headend can be co-located with a single central office or remotely located and connected to each Central Office via dark fiber. mPhase does not manufacture headend equipment. However, it has established preferred vendor relationships with a number of headend equipment manufacturers.

         The mPhase Traverser(TM) System includes Central Office equipment, known as the mPhase Universal Access Shelf. The Access Shelf integrates the video signals from the headend with the Internet and voice signals. The outputs of the Access Shelf are DSL lines capable of carrying a single video stream, high-speed data and plain old telephone service (POTS).

         Upon reaching the home or business, the DSL line is fed into the mPhase Intelligent Network Interface (INI), which functions as a digital set-top box. The INI separates the three signals and routes them to their respective devices -- the video signal to the television, the data signal to the computer and the voice signal to the telephone.

         The mPhase Traverser(TM) was designed to function over the installed copper infrastructure. Unlike other technologies based on VDSL (very fast digital subscriber line) technology, the Traverser(TM) does not require that a telco build out a fiber network. Instead, the Traverser(TM) transmits voice, broadcast television and data entirely over copper, up to 12,000 feet (2.2 miles), by adding mPhase's newly developed product, the mPhaseStretch(TM), voice video and data can be delivered to subscribers as far as 20,00 feet from a central office. This unique advantage makes the Traverser(TM) significantly more compelling relative to VDSL-based solutions by enabling telcos to serve almost 100% of its customers without having to upgrade its existing infrastructure in any way thereby saving telcos time and costs.

         Another unique benefit the mPhase Traverser(TM) System offers relative to competition is the fact that digital television signals are transmitted in native MPEG-2 format over the DSL spectrum. At no point does the Traverser(TM) System deliver television signals in an IP or MIP encapsulated in ATM format. By delivering television via a point-to-point connection, we believe the Traverser(TM) ensures reliable picture quality and avoids operational and quality of service problems typically associated with IP-based video delivery platforms. Importantly, the Traverser(TM) utilizes a patented bus architecture. This unique design makes all of the television channels available to all users all of the time as opposed to making availability of channels based on ratios.

         We believe that none of the other broadband alternatives that utilize the existing copper infrastructure for the local loop have the cost and coverage advantages as our product does. We believe that communications service providers will seek to build upon their investment in copper wire by utilizing their infrastructure for transmission of digital services rather than pursuing costly fiber or hybrid fiber coaxial cable upgrades. Our equipment is engineered to provide flexibility to enable telephone companies to cost-effectively deploy multiple services to a large numbers of subscribers. It is for these reasons that we believe that our equipment enables communications service providers to generate incremental revenues from their existing subscribers and respond to increased competition without significant capital expenditures.

         We believe the demand for high-speed broadband access solutions, such as the one provided by the Traverser(TM), is significant and will continue to grow with the increase in demand for high-quality, digital television programming, the proliferation of widespread Internet usage and the increase in congestion caused by data intensive applications and transmissions over the installed copper wire infrastructure.

         In addition to selling the Traverser(TM), mPhase also has established affiliation agreements with most of the major television networks in the U.S. Through its subsidiary company, mPhaseTV, mPhase can resell certain television content to telcos interested in becoming television providers. This product helps to facilitate the sale of the Traverser by reducing the amount of time and resources needed for a telco to acquire all of the necessary contracts on its own.

         mPhase also has developed a line of DSL component products that help to reduce DSL installation, deployment and maintenance costs for telcos. These products include a POTS Splitter Shelf that offers one of the highest density solutions on the market, as well as a line of DSL in-line micofilters and customer premises splitters. These before mentioned products enable voice and data to travel over the same DSL line without interference and are critical to any DSL deployment. In addition, mPhase has recently introduced the Intelligent POTS Splitter (iPOTS). This product functions the same as a traditional POTS Splitter but includes what we describe as "intelligent functionality". Intelligent functionality gives the telco operator the ability to automatically and remotely qualify the loop for DSL service by temporarily bypassing the Splitter. Bypassing the splitter gives the operator a clear view of the line and reduces the cost of DSL deployment and maintenance by eliminating the need for an operator to have to physically disconnect the line from the splitter for testing purposes. Finally, mPhase introduced a new product, the mPhaseStretch(TM) or loop extender, in May 2002. The loop extender works in conjunction with the Traverser(TM) essentially doubling the service radius and allowing the delivery of voice, video and data out to at least 20,000 feet.

         Business Development, Organization, and Acquisition Activities

         We were incorporated in New Jersey in 1979 under the name Tecma Laboratory, Inc. In 1987, we changed our name to Tecma Laboratories, Inc. As Tecma Laboratories, Inc., the Company has primarily engaged in the research, development and exploitation of products in the skin care field. On February 17, 1997, we acquired Lightpaths, Inc., a Delaware corporation, which was engaged in the development of telecommunications products incorporating DSL technology, and we changed our name to Lightpaths TP Technologies, Inc.

         On January 29, 1997, we formed another wholly-owned subsidiary called TLI Industries, Inc. The shares of TLI were spun off to our stockholders on March 31,1997 after we transferred the assets and liabilities, including primarily fixed assets, patents and shareholder loans related to the prior business of Tecma Laboratories. As a consequence of these transactions, we became the holding company of our wholly owned subsidiary, Lightpaths, Inc. on February 17, 1997.

         On June 2, 1997, we completed a reverse merger with Lightpaths TP Technologies, Inc. and changed our name to mPhase Technologies, Inc.

         On June 25, 1998, we acquired Microphase Telecommunications, Inc., a Delaware corporation, by issuing 2,500,000 shares of our common stock. Microphase Telecommunications' principal assets were patents and patent applications utilized in the development of our proprietary Traverser(TM) technology.

         In March 2000, we entered into a joint venture with Alphastar International, Inc. to form a company called mPhase Television.net, Inc., ("mPhaseTV") in which we held a 50% interest. On May 1, 2000, we acquired an additional 6.5% interest in mPhaseTV, and made it one of our consolidated subsidiaries.

         On March 14, 2000, we entered into an agreement with BMW Manufacturing Corp., located in South Carolina. Under the agreement, we installed version 1.0 of the Traverser(TM) for BMW's telephone transmission network. BMW has agreed that, upon its notice and consent, we will be able to demonstrate to potential customers the functioning system at BMW's facilities. BMW has made two (2) subsequent purchases increasing the size of its deployment to 44 unique units.

         Our flagship installation, Hart Telephone, has completed the build and development of its digital headend during fourth quarter of 2001. The completion of their digital headend marks the move from beta to commercial deployment of the Traverser(TM) platform. Hart currently has approximately 100 customers receiving about 90 channels of television services. Currently, we do not have sufficient quantities of Version 1.0 of the Traverser(TM) in inventory to support large scale deployment in Hartwell. As further discussed below, we anticipate being able to meet product demand toward the end of this calendar year.

         mPhase has initiated development of Version 2.0 of the Traverser(TM) with a major, experienced research and development organization. Version 2.0 will be a cost-reduced version of Version 1.0, offering the same functionality for with substantial reduction in cost. We expect Version 2.0 to be commercially available for deployment in Hartwell, as well as other locations, in Winter 2002. We believe such cost reduced product will increase the competiveness of the Traverser(TM) against other competing technologies in the global marketplace.

         Our revenue, historically, has been derived from sales of component telephone equipment parts, the majority of which has come from our sales of POTS Splitter Shelves. In our fiscal year ended June 30, 2001, and through the third quarter of our fiscal year 2001 ended March 31, 2002 we generated approximately $10.5 million and $1.95 million in revenue, respectively, from the commercial sale of our component products. Our other component products, including Filters and Central Office POTS Filter Shelves, are marketed to other DSL equipment vendors. We do not believe that the sales of our Traverser(TM) will be materially impaired by the sale of these component products to these potential competitors.

         mPhase is in the process of evaluating a full range of contract manufacturers, including manufacturers outside of the U.S. We believe that there are many qualified manufacturers around the world. mPhase is likely to contract with multiple companies depending on which countries the Traverser(TM) is deployed and depending upon cost-competitiveness.

                             Our Products & Services

         Our principle product is the Traverser(TM) Digital Video and Data Delivery System. Since our inception in 1996, our operating activities have centered on developing, building, and testing the Traverser(TM); establishing relationships with third party developers and manufacturers, and commencing sales and marketing. To date we derived revenue from our initial commercial deployment with Hart Telephone as well as from the sale of our first industrial application with BMW Manufacturing.

         The Traverser(TM) consists of network elements located at a programming and control center owned by the telephone company, the central office and at the subscriber's residence or business. The key elements of the Traverser(TM) are the System Management Workstation, the POTS Splitter Shelves, the Access Shelves, and the Intelligent Network Interfaces.


                                  [FLOW CHART]


         Digital television content is received via satellite at the programming control center. At the programming control center, local broadcast channels are also integrated into the programming received by satellite. Digital television content is then transmitted over fiber to the central office(s). At each central office, digital television, Internet and traditional telephone services are combined by the Traverser(TM) for delivery to subscribers over existing telephone wires. Once received at the home or office, the Intelligent Network Interface distributes the digital television content, Internet and telephone signals to their respective devices.

         The unique, patented bus architecture utilized by the Traverser(TM) allows a plurality of channels to be delivered to a plurality of users all of the time. Unlike other IP based video transport systems, the Traverser(TM) does not require video storage or video multicasting servers; all digital television content is transported to all users in real time, native MPEG-2 format.

         The Traverser(TM) enables communications service providers to send reliable, MPEG-2 digital-quality television over the installed copper wires, in addition to high-speed Internet transmission and voice services, allowing them to compete effectively with cable operators and satellite services for subscribers in the last mile. The Traverser(TM) technology provides 4 Mbps of bandwidth for digital video delivery with an additional 2Mbps for Internet services, which is up to 40 times faster than regular 56k dial-up Internet services. The Traverser(TM) utilizes technology we license exclusively from Georgia Tech and DSL technology which we license non-exclusively from Globespan Semiconductor, Inc. Georgia Tech provided a significant portion of the engineering research and design to develop the Traverser(TM). The Traverser(TM) also utilizes an advanced filter technology developed by Microphase Corporation, a company with which we share common management.

         The Traverser(TM) is utilized in conjunction with popular telecommunications transport protocols such as Dense Wave Division Multiplexing, Digital Signal-Level 3, Synchronous Optical Network, Synchronous Digital Hierarchy, Asynchronous Transfer Mode or frame relay and is highly adaptable. In addition, it is transparent to the Telco's voice switch and digital loop carrier and supports emergency service operation and relieves dial-up Internet switch congestion.

                                 Component Parts

                              POTS Splitter Shelves

         A Plain Old Telephone Service (POTS) Splitter Shelf is a low pass/high pass filter that separates voice and data transmissions. POTS Splitter Shelves, are necessary to permit simultaneous voice and data transmissions over the same twisted copper wire pair. POTS Splitter Shelves and the individual cards that populate the shelf (one card for each subscriber) separate and re-combine traffic traveling along each copper wire into the analog voice portion of a transmission and the digital data portion, so that each component can travel independent of the other. This product allows for increased clarity of both voice and data information and decreased "cross talk", or interference.

                        Intelligent POTS Splitter (iPOTS)

         mPhase has also developed an innovative line of "intelligent" products. Included in this product line are the iPOTS, or Intelligent POTS Splitter and the UniversalBypass. These products facilitate automated and remote testing of lines for DSL services through the use of its "intelligent functionality". Intelligent functionality is the ability to temporarily bypass the POTS Splitter so that full metallic testing can be performed without having to physically disconnect a traditional POTS Splitter. These products reduce the operational costs of provisioning and maintaining DSL services.

         The iPOTS is a complete solution which includes a POTS Splitter as well as the bypass or "intelligent" functionality and the UniversalBypass is a module containing the intelligent functionality which can be used with any vendor's POTS Splitter.

                                mPhaseStretch(TM)

         mPhase has recently introduced a new product known as the mPhaseStretch(TM). This product is a loop extender that enhances the performance of the Traverser(TM) System my extending its transmission distance for the delivery of voice, video and data up to 20,000 feet. The mPhaseStretch(TM) is a powered device that is placed on the line at approximately 9,000 feet or before the signal degrades. The addition of the Stretch gives mPhase, what the Company believes to be the greatest serviceable distance radius for the delivery of converged services. A universal version of the Stretch(TM), or a version interoperable with other vendor's DSLAM equipment is scheduled to be released later this year.

                                  Microfilters

         We have developed a complete line of microfilters, including a 2 and 4 pole filter for use in single and multi-phone households, as well as a NID Splitter.

                           mPhase Television.Net, Inc.

         mPhaseTV provides contracts, licensing agreements, marketing and legal support to service providers interested in deploying television over DSL. mPhaseTV has established licensing agreements and partnerships with content originators thus allowing service providers to offer its subscribers a full complement of television programming. It is important to note that the role of mPhaseTV has changed since its inception. Originally, mPhaseTV was to act as a content aggregator, downlinking a complete lineup of channels, digitizing those channels and uplinking them via satellite for further delivery to each telco site. The benefit of mPhaseTV acting as a content aggregator was that service providers would not have to build a full-scale headend that included encoders, and other equipment. However, recent advances in technology have significantly reduced the costs for a telephone company to build a full scale headend. Therefore the role of mPhaseTV is now limited to providing the appropriate licenses and relationships as opposed to offering a content aggregation solution. Telephone companies purchasing content through mPhaseTV are still required to build a full-scale digital headend.

         We contributed the initial funding for the mPhaseTV, by lending it $1,000,000 at 8% per annum interest. The loan is repayable to us in common stock at the time that mPhase Television qualifies for listing in the NASDAQ Small Cap Market. We also contributed $20,000 in cash to the joint venture and granted options to Alphastar to purchase 200,000 shares of our stock for $4.00 per share. The agreement requires Alphastar to provide mPhase Television the right to transmit television broadcasts over Alphastar's digital satellite network. On May 1, 2000, we acquired an additional 6.5% interest in mPhase Television for an additional $1,500,000 in cash. We report mPhaseTV as a consolidated subsidiary.

         As part of its cost reduction efforts, mPhase is currently renegotiating its joint venture relationship with Alphastar International, Inc. that established mPhaseTV. Under such arrangement, mPhaseTV leased the rights to use Alphastar's earth station satellite uplink and downlink facility in Oxford, CT. Such facilities enables mPhaseTV to aggregate television content from the multiple networks and content providers eliminating the need for telco's in the United States from building a master headend as an additional cost to the Traverser(TM). Recent developments in technology have significantly reduced the cost of such master headend facilities which eliminates the need for mPhase to aggregate television content. mPhaseTV continues to serve as a strategic asset for selling the Traverser(TM) by having secured the rights to transmit over DSL over 90 television channels directly from the content providers eliminating the need for a U.S. telco purchasing the Traverser(TM) from having to assemble such rights itself from each of the content providers. mPhase currently owns a 56% controlling interest in mPhaseTV.

                       Research and Development Activities

         We have designed the Traverser(TM) and its ancillary component parts in conjunction with Georgia Tech Research Institute which conducts a majority of our digital research and development for the Traverser(TM) line of products. Microphase Corporation contributed the analog technology incorporated in the design of the Traverser(TM), as well as providing ongoing development of analog components for the Traverser(TM). mPhase has initiated negotiations for the development of Version 2.0 with a major, well established research and development organization to compliment Georgia Tech. Version 2.0 will be a cost-reduced version of Version 1.0, offering the same functionality at a significantly reduced cost. We anticipate that Georgia Tech will be involved in a reduced role with the development efforts of Version 2.0.

         As of June 30, 2001, we had been billed approximately $13,400,000 for research and development conducted by Georgia Tech, of which approximately $1,870,480 remained outstanding. On March 26, 1998, we entered into a license agreement with Georgia Tech which owns the Digital Video and Data System technology. Georgia Tech has granted us the exclusive license to use and re-sell this technology in the Traverser(TM). We pay Georgia Tech royalties between 3% to 5% on the sales of the Traverser(TM). The agreement expires automatically when the patents covering the invention expire. As previously indicated, we are negotiating with Georgia Tech to amend certain provisions of the agreement.

                                     Market

         Our primary business is to develop and market the Traverser(TM) to domestic and international telephone companies and other communications service providers. We position the Traverser to be the most cost-effective, reliable, scaleable and easy to operate video over ADSL solution on the market.

         From a competitive standpoint, the Traverser(TM) offers a number of unique features. The key point of difference between the Traverser(TM) and other systems is our unique, patented video delivery method. The Traverser(TM), unlike any other system on the market, delivers video over copper in a non-Internet Protocol (or NIP) based format. As a result, we believe that the Traverser avoids many of the operational challenges and quality of service issues typically associated with IP-based video delivery.

         Beyond that, we believe our product to be extremely cost effective. mPhase is in the process of conducting cost reduction measures, and intends to release an even more cost-effective solution toward the end of this calendar year.

         mPhase has developed a number of effective sales tools it uses with its sales team and distributor partners. These tools include a highly customizable return on investment model. This tool allows our potential customers to appreciate the financial value the Traverser System adds. We also have a number of technical white papers that discuss our system overall, as well as comparing it to IP-based video delivery systems. Finally, mPhase has the Hart and BMW installations in the US where it encourages potential customers to visit, and see the Traverser System operational first-hand. Trial and deployment sites such as Hart Telephone and BMW both host potential customers interested in visiting an installation.

         mPhase markets its products in the US to small, independent telephone companies. We believe our product is ideal in markets where the population is dispersed with relatively long loop lengths. We further encourage telephone companies to work together and share a common head end to reduce their capital expenditures. In fact, mPhase has established several co-marketing relationships with manufacturers of digital head end equipment whereby each company references potential sales leads to the other. Relationships such as these allow mPhase greater reach in terms of contact with potential customers, as well as help to streamline the sales process for the Traverser(TM).

         mPhase also markets the Traverser(TM) System to international telephone companies. Telephone companies around the world are experiencing negative pressures on their calling revenues, encroaching competition from technologies which were at one time complimentary (e.g., cable) and a need to increase their per subscriber revenue. Outside of the United States, telcos are particularly reliant on their copper infrastructure, as few countries have upgrades their infrastructure to optics. Beyond that, the options for pay-tv services outside the U.S. are, for the most part, limited. Consumers living abroad have less access to digital television, leaving international telcos well-positioned to capture a large percentage of the market. Hence, we believe the market conditions that exist abroad are stronger for our product than those that exist domestically.

         While mPhase believes it will experience some success in the U.S., in anticipates greater success in the international community. mPhase is focused over the next several quarters on securing 1 to 2 large international telephone companies as customers. To that end, it has several trials scheduled with major international incumbent telcos.

         mPhase is in the process of building reliable, reputable and productive distributors and resellers. It is in the process of finalizing its official certification process of distributors and resellers. The company then intends to aggressively pursue relationships with distributors and resellers abroad that have telecommunications experience and existing telephone company customers. We believe that by capitalizing upon these kinds of relationships, mPhase will be able to reach a greater international audience faster.

                              Patents and Licenses

         We have filed and intend to file United States patent and/or copyright applications relating to some of our proposed products and technologies, either with our collaborators, strategic partners or on our own. There can be no assurance, however, that any of the patents obtained will be adequate to protect our technologies or that we will have sufficient resources to enforce our patents.

         Because we may license our technology and products in foreign markets, we may also seek foreign patent protection. With respect to foreign patents, the patent laws of other countries may differ significantly from those of the United States as to the patentability of our products or technology. In addition, it is possible that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for, or may in the future apply for and obtain, patents which will have an adverse impact on our ability to make and sell our products. There can also be no assurance that competitors will not infringe our patents or will not claim that we are infringing on their patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease our operations.

         The intellectual property owned and licensed by us falls into two general categories, analog and digital intellectual property. We have a pending patent application which was filed in June 1999 claiming priority to three provisional patent applications for the analog portion of our technology used in relation to the Traverser(TM) product.

         Our DSL filter technology enables increased video clarity over copper wire, longer transmission distances and decreased signal error rate. The intellectual property related to the DSL filters includes:

         - low pass filter shelves and POTS Splitters, which combine the Traverser(TM)DSL spectrum from the traditional voice service; and;

         - ADSL filters, which are filters that conform to the worldwide DSL standard and are utilized in the transmission of data and voice service at up to 8 Mbps. We believe that both of these components are key to providing a DSL signal at sufficient quality and service distances for combined video and data delivery.

         We license our digital intellectual property. We also have an exclusive, worldwide license to manufacture and market products using the technology developed by Georgia Tech under our contract with them. The exclusive license with Georgia Tech is applicable for the duration of their patent protecting the system design and other technology related to the Traverser(TM).

         The licensed patented and patent-pending technology developed at Georgia Tech covers the capabilities of the Traverser(TM).

         A patent for the System and Method for the Delivery of Digital Video and Data over a Communications Channel was issued on November 28, 2000 to the Georgia Tech Research Corporation.

         The digital intellectual property that we license provides several unique aspects of the Traverser(TM). Among these is the backplane design, which provides every subscriber the ability to view any channel available. All subscribers in a given system could be watching the same channel, or could be watching different channels with no degradation of service. The proprietary design, which does not incorporate a Digital Subscriber Line Access Multiplexer architecture, makes the Traverser(TM) a true broadcast system rather than a mere video delivery system.

         The patent issued on March 27, 2001 to the Georgia Tech Research Corporation for the System and Method for Maintaining Timing Synchronization in a Digital Video Network covers the development of the Framer and the Framer chip. The Framer is an Integrated Circuit which gives the Traverser(TM) the capability of allocating both the downstream and upstream bandwidth into virtually any application required. This feature allows the Traverser(TM) to deliver both MPEG-2 Digital Video and Internet data simultaneously and also allows for future applications of the Traverser(TM). This technology is exclusively licensed worldwide to mPhase Technologies, Inc.

         The patent issued on November 27, 2001 to the Georgia Tech Research Corporation for the Method and Apparatus for Combining a Plurality of 8B/10B Encoded Data Streams addresses video data transport between digital headends and the access network serving subscribers. A further patent is pending covering other methods of video program transport.

         We also have patents pending that protect:

         - the software management and control of the individual Traverser(TM) links, the DVDDS, and the channel changing methodology and interface to the electronic program guide at the customer site through the Intelligent Network Interface;

         - apparatus and methods of remote control of the Intelligent Network Interface; and,

         - systems and methods to provide subscribers means to playback previously recorded video content.

         We purchase from GlobeSpan telecommunication rate adaptive DSL chipsets used in the Traverser(TM).

         We also rely on unpatented proprietary technology, and we can make no assurance that others may not independently develop the same or similar technology to ours or otherwise obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of the Traverser(TM) technology, our future operations would likely be adversely affected.

                                   Regulation

         The Federal Communication Commission, or FCC, and various state public utility and service commissions, regulate most of our potential domestic customers. Changes to FCC regulatory policies may affect the accessibility of communications services, and otherwise affect how telecommunications providers conduct their business. These regulations may adversely affect our potential penetration into certain markets. In addition, our business and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components which we obtain from non-domestic component suppliers. Changes in current or future laws or regulations, in the U.S. or elsewhere, could materially adversely affect our business.

                                   Competition

         The telecommunications equipment market is characterized by swift technological change. Currently, communications service providers have the option to offer several broadband solutions in the last mile, including the existing ISDN or T-1 technologies offered by telephone companies, fiber optic cable or hybrid coaxial cable upgrades and wireless and satellite delivery methods. Communications service providers may use these other technologies instead of DSL to offer their subscribers broadband access.

         There is currently a bill in Congress that, if passed, could have positive effects on the telecommunications industry overall and mPhase in particular. The Tauzin-Dingle bill basically reduces the regulatory pressures on the larger incumbent telephone companies in the U.S. It is speculated that this reduced pressure on the RBOCs could result in greater spending among these companies and potentially more funding available for Traverser(TM)-like products.

         Based upon current telecommunications industry standards and domestic deployment methodologies, we believe that DSL can compete favorably with these other technologies. In particular, telephone companies and other copper-wire based service providers, which are interested in maximizing the installed copper wire infrastructure from the standpoint of cost effectiveness and ease of development, will favor DSL or other copper-based broadband technologies.

         Our competitors that sell DSL systems like the Traverser(TM) or other technologies which incorporate broadband solutions over copper wire include:
Next Level Communications, 2Wire, ADC telecom, Advanced Fiber Communications, Alcatel, Fujitsu, Lucent, Copper Mountain, Innovia, Ericson, Minerva, Turnstone, Westell, Teradyne, TuT Systems, Motorola, Marconi Communications, NEC, Nokia, Paradyne, Samsung, Siemens, DVTel, Inc., Pace Micro Tech. In addition, we compete with Myrio Corporation and ImagicTV, Inc. who provide infrastructure software products to deliver multi-channel digital television over telephone networks by using Internet Protocol.

         Relative to other platforms that converge voice, video and data - mPhase is the only non-Internet-Protocol platform that we are aware of on the market. However, there are other platforms that enable the same suite of services to be delivered using IP based TV service over DSL.

         Next Level Communications offers a VDSL platform enabling the delivery of voice, video and data over copper telephone wires. However, because its platform is based on VDSL, it requires telcos to have a fiber to the neighborhood infrastructure. For some telcos the cost of this type of infrastructure upgrade is prohibitive. Alcatel also offers a similar platform, however, their platform utilizes an IP-transport.

                                    Employees

         We presently have ten (10) full employees, two (2) of whom are also employed by Microphase Corporation. See the description in the section entitled "Certain Relationships and Related Transactions." Properties.

         - We maintain our corporate headquarters at 587 Connecticut Avenue, Norwalk, Connecticut 06854, under a facilities agreement with Microphase. The agreement with Microphase provides that we lease office space, lab facilities and administrative staff on a month-to-month basis for $51,340 per month.

         - We also maintain an office and research facility at Georgia Tech in Atlanta, Georgia as part of our basic ordering agreement with Georgia Tech.

                                LEGAL PROCEEDINGS

         The Company has recently been advised that, following an investigation by the staff of the Securities and Exchange Commission, the staff intends to recommend that the Commission file a civil injunctive action against Packetport and its Officers and Directors. Such recommendation relates to alleged civil violations by Packetport and such Officers and Directors of various sections of the Federal Securities Laws. The staff has alleged civil violations of Sections 5 and 17(a)of the Securities Act of 1933 and Sections 10(b)and 13(d)of the Securities Exchanges Act of 1934. As noted in other public filings of mPhase, the CEO and COO of mPhase also serve as Directors and Officers of Packetport. Such persons have advised mPhase that they deny any violation of law on their part and intend to vigorously contest such recommendation.

         From time to time we may be involved in various legal proceedings and other matters arising in the normal course of business.

                                 OUR MANAGEMENT

Executive Officers and Directors

         Our officers and directors, and their ages, as of May 20, 2002, are as follows:


         Name                               Age           Position(s)
         ------                             ---           ---------------
     Necdet F. Ergul                        78     Chairman of the Board and Director
     Ronald A. Durando                      45     President, Chief Executive Officer and Director
     Gustave T. Dotoli (2)                  66     Chief Operating Officer and Director
     Martin S. Smiley                       54     Executive Vice President, Chief Financial Officer & General Counsel
     David L. Klimek                        48     Chief Technology Officer and Director
     Anthony H. Guerino, Esq. (1)(2)        55     Director
     Abraham Biderman (1)(2)                52     Director
     Michael P. McInerney                   46     Director

(1)      Member of Audit Committee.
(2)      Member of Compensation Committee.


         The following is biographical information about each of our Officers and Directors.

         NECDET F. ERGUL has served as our Chairman of the Board since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. He is also a Director of Janifast Ltd. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

         RONALD A. DURANDO is a co-founder of mPhase Technologies, Inc. and has served as our President, Chief Executive Officer and a Director since its inception in October 1996. In addition, Mr. Durando has been the Chief Operating Officer of Microphase Corporation since 1994. From 1986 to 1994, he was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. He is also Chairman of the Board of Janifast Ltd., a Hong Kong corporation for operational and manufacturing companies in China. Mr. Durando is also President and Chief Executive Officer and Director of PacketPort.com, Inc.

         GUSTAVE T. DOTOLI has served as our Chief Operating Officer and a Director since our inception in October 1996. In addition, Mr. Dotoli has been the Vice President of Corporate Development of Microphase Corporation since December of 1996. Mr. Dotoli is also a Director and Vice President Corporate Secretary of PacketPort.com, Inc. He formerly was the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli received a B.S. in Industrial Engineering from Fairleigh Dickinson University in 1959.

         DAVID KLIMEK is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. Mr. Klimek joined our Board of Directors in October 1996. >From 1990-1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

         MICHAEL P. MCINERNEY is President of Lintel, Inc. subsidiaries; Hart Telephone Company, a 10,000-line local exchange carrier in Northeast Georgia, Hart Communications, a telecommunication company, Hart Cable, a cable television company and Diversified Golf. Mr. McInerney was Vice President of Lintel, Inc. from 1994 until he became President in 2001. From 1991 to 1994, Mr. McInerney was Executive Director of Standard Telephone Company. In the period from 1980-1991, Mr. McInerney was a regional manager, state manager and an account executive with AT&T. Mr. McInerney earned a Masters of Business Administration degree at Winthrop College and a B.S. degree at the University of Vermont.

         ANTHONY H. GUERINO has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law's Trial Moot Court Program.

         ABRAHAM BIDERMAN has been a member of our board since August 3, 2000. Mr. Biderman is Executive Vice President of Lipper & Company; Executive Vice President, Secretary and Treasurer of The Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Company in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr. Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

         MARTIN SMILEY joined us as Executive Vice President, Chief Financial Officer and General Counsel on August 20, 2000. With over twenty years experience as a corporate finance and securities attorney and as an investment banker, Mr. Smiley serves as mPhase's strategic financial leader. Prior to joining the company, Mr. Smiley served as a Principal at Morrison & Kibbey, Ltd., a mergers and acquisitions and investment banking firm from 1998 to 2000, and as a Managing Director for CIBC Oppenheimer Securities from 1994 to 1998. He served as a Vice President of Investment Banking at Chase Manhattan Bank from 1989 to 1994, and as a Vice President and Associate General Counsel for Chrysler Capital Corporation from 1984 to 1989. Mr. Smiley graduated with a B.A. in Mathematics from the University of Pennsylvania and earned his law degree from the University of Virginia School of Law.

                                Board Committees

         Our Board of Directors has an audit committee and a compensation committee. The audit committee approves of our independent accountants and determines the appropriateness of their fees, reviews the scope and results of the audit plans of the independent accountants, oversees the scope and adequacy of our internal accounting control and record-keeping systems and confers independently with the independent accountants. The audit committee consists of Messrs. Biderman, and Guerino. Consistent with NASD regulations, an audit charter was developed and adopted by the Board and the audit committee on August 2, 2000. Certain provisions of the Audit Committee Charter have been temporarily suspended by the Board of Directors due to resignations of three (3) outside directors.

         The compensation committee makes recommendations to our Board of Directors regarding our stock incentive plans and all matters of compensation. The compensation committee consists of three (3) Directors, Messrs. Biderman, Dotoli and Guerino.

                              Director Compensation

         For their attendance of Board and Committee meetings, we compensate the Directors in cash as well as in the form of stock options granted under our Stock Incentive Plan, which grants are included in the table "Security Ownership of Certain Beneficial Owners and Management" and the notes thereto.

                             Executive Compensation

The following table sets forth, for the fiscal year ended June 30, 2001 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by,

         -  our Chief Executive Officer; and

         - our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2001 was greater than $100,000 for services rendered to us in all capacities during such year.


                           SUMMARY COMPENSATION TABLE



                                                  Annual Compensation                  Long-Term Compensation
                                           -------------------------------             ----------------------
                                                                                                          Securities
                                                                                                          Underlying
  Name And                                                                    Restricted Stock           Options/Sars
  Principal Position                       Year       Salary        Bonus     Award(S) (Shares)            (Shares)
  ------------------                       ----       ------        -----     -----------------            ----------
Ronald A. Durando(1)(2)                    2001       395,004            --            --                1,225,000
  Chief Executive Officer                  2000       312,920     2,398,032       157,500                  250,000
  and President                            1999       250,000       275,000       400,000                  562,500

Gustave T. Dotoli (1)                      2001       342,917            --            --                  860,000
  Chief Operating Officer                  2000       231,670       362,000       232,500                  175,000
                                           1999       175,000       100,000       175,000                  300,000

                                           2001       175,577            --            --                  110,000
David L. Klimek(1)                         2000       106,500        30,000            --                   50,000
  Chief Technology Officer                 1999        77,138        35,000       275,000                  150,000

Martin S. Smiley (3)                       2001       l63,435            --            --                  670,000
 Executive VP, Chief Financial Officer
 & General Counsel


         (1) Includes management fees of $30,000 and a Director's stipend of $15,000.

         (2) Does not include a $15,000 stipend as a director in year 2000. Bonus compensation includes contractual stock bonus award of 226,715 shares in year 2000 having a value of $1,714,532 as of June 30, 2000. For a description of the bonus formula, see the description of Mr. Durando's Employment Agreement below.

         (3)  Martin Smiley joined the Company on August 20, 2000.

         No individual named above received prerequisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person's salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.


                                  STOCK OPTIONS

         The following table sets forth certain information concerning individual issues of options made during the year ended June 30, 2001 to our executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2001, we granted options to acquire up to an aggregate of 2,710,000 shares to employees, directors and consultants.

                        OPTION GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

-------------------------------------------------------------------------------------------------------------------------------
                                   % of Total
                                   Options        Weighted      Weighted
                                   Granted to     Average    Market Exercise Price       Potential Realizable Value at Assumed
                         Options   Employees      or Base     on                      Annual Rates of Stock Price Appreciation
                         Granted   in Fiscal        Price     Grant     Expiration              for 5 year Option Term
Name                       (#)        2001        ($/Share)   Date         Date           0%            5%          10%
-------------------------------------------------------------------------------------------------------------------------------
Ronald A. Durando       1,225,000       21.8          $1.00     $1.04        2006       $52,350     $406,042       $834,555
Gustave T. Dotoli         860,000       15.3           1.01      1.05        2006       $34,500     $284,413       $586,697
Martin Smiley             670,000       11.9           2.56      2.59        2006       $17,100     $424,946       $918,259
David Klimek              110,000        2.7           1.57      1.68        2006       $11,700     $ 62,650       $124,276
--------------------------------------------------------------------------------------------------------------------------------


         The following table sets forth information with respect to the number and value of outstanding options held by our executive officers named in the Summary Compensation Table above at June 30, 2001. During the fiscal year ended June 30, 2001, 320,000 options were exercised. The value of unexercised in-the-money options is based upon the difference between closing price of our shares on June 30, 2001 and the exercise price of the options.


                          FISCAL YEAR-END OPTION VALUES


------------------------------------------------------------------------------------------------------------------------
                           Shares                                                        Value of Unexercised
                          Acquired                       Number of at Fiscal         In-the-Money Options At Fiscal
                             On          Value              Year-End (#)                      Year-End ($)
                          Exercise      Realized     -------------- ----------------- ---------------- -----------------
Name                         (#)           $         Exercisable    Unexercisable      Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------------
Ronald A. Durando               0              0       2,975,000     3,000,000          $604,900       $1,800,000
Gustave T. Dotoli         140,000        857,500       1,810,000     1,500,000           508,500          900,000
David Klimek                    0              0         497,500       150,000           508,500           90,000
Martin Smiley                   0              0         599,687        70,313                 0                0

                              Employment Agreements

         We have an employment agreement with Ronald A. Durando, our President, Chief Executive Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring on June 30, 2002. Under the terms of the agreement, Mr. Durando initially received a base annual salary of $275,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In consideration of devoting such time as would be required of our Chief Executive Officer to our business and specifically to his duties under the agreement to provide investor relations, Mr. Durando is entitled to a bonus at the end of each year equal to five percent (5%) of the increase in the market value of the issued and outstanding shares of our shares, of which bonus twenty-five percent (25%) shall be payable in cash and the remaining balance in shares. Mr. Durando has voluntarily agreed to defer his salary for the period commencing January 1, 2002 through June 30, 2002 as part of the Company's current cost-reduction effort.

         Such agreement is terminable upon Mr. Durando's death, permanent disability, or for "just cause" (defined below) and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Durando and us. Mr. Durando shall be deemed "permanently disabled" under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. "Just cause" is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board's discretion, it adversely affects his ability to perform his executive duties.

         The agreement also contains work-for-hire, confidentiality and non-disclosure provisions. In the event that Mr. Durando breaches such provisions, we are is entitled to injunctive relief restraining him from any further breach, in addition to any other remedies that we may have arising out of such breach.

         Additionally, in the event of a change in control that is not approved by Mr. Durando as one of our Directors or shareholders, he is entitled to exercise an option to purchase 3,000,000 shares at a price of $1.00 per share.

         We also have an employment agreement with Gustave T. Dotoli, our Chief Operating Officer and Director. The agreement, executed June 24, 1999, is for a term of thirty-six months expiring June 30, 2002, and Mr. Dotoli initially received a base annual salary of $200,000, a bonus and a salary increase based upon performance review every six months, beginning six months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management.

         The employment agreement is terminable upon Mr. Dotoli's death, permanent disability, or for "just cause"(defined below), and is renewable within two months of the expiration date of the agreement upon the mutual terms agreed to by Mr. Dotoli and us. Mr. Dotoli shall be deemed "permanently disabled" under the agreement if he shall fail to render and perform the executive services required under the agreement for a continuous period of three consecutive months. "Just cause" is defined under the agreement as the commission of acts constituting theft, embezzlement, the receipt of funds or property under false pretenses or similar acts of gross misconduct with respect to our property, or the conviction of a felony involving matters not directly related to our business if, in the Board's discretion, it adversely affects his ability to perform his executive duties. The agreement also contains work-for-hire, confidentiality and non-disclosure provisions. Mr. Dotoli has voluntarily agreed to defer his salary for the period commencing January 1, 2002 through June 30, 2002 as part of the Company's current cost-reduction effort.

         We also have an employment agreement with Martin Smiley, our Executive Vice President, Chief Financial Officer and General Counsel. The agreement executed August 21, 2000, is for a term of twenty-four months expiring on August 20, 2002. Mr. Smiley initially received a base annual salary of $175,000, a bonus and a salary increase based upon performance review every twelve months, beginning twelve months from the effective date of the agreement, as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In September of 2001 Mr. Smiley voluntarily reduced his annual salary to $155,000 as part of the Company's cost-reduction effort.

         We also have an employment agreement with David Klimek, our Chief Technical Officer and a Director. The Agreement dated as of April 1, 2001 is for a term of twelve months and provides that Mr. Klimek receive an annual salary of $170,000 per annum and a bonus based upon performance as well as health benefits, vacation and such other fringe benefits as would be paid to our similarly situated senior management. In addition, in the event of a change of control that is not approved by Mr. Klimek as one or our directors or shareholders, he is entitled to exercise an option to purchase 150,000 shares at $1.00 per share. In September of 2001, Mr. Klimek voluntarily reduced his annual salary to $95,000 as part of our cost-reduction effort.

         Both Mr. Smiley's and Mr. Klimek's agreements are terminable upon death, significant disability, or for good cause, and are renewable within one month of the expiration date of such agreements upon the mutual terms agreed to by such employees and us. Such employees shall be deemed "significantly disabled" under their respective agreements for a continuous period of six months. "Good cause" is defined under each of the agreements as the commission of acts constituting a felony or crime; fraud or misappropriation of funds; personal dishonesty, incompetence or, gross negligence; willful misconduct; repeated use of drugs, alcohol or similar substance; or breach by such employee of his agreement. Such agreements also contain confidentiality and non-disclosure provisions.

         In January 1999, we entered into a two-year employment agreement with Susan E. Cifelli. Under this agreement, Ms. Cifelli initially received an initial base salary of $123,000. In addition, we granted Ms. Cifelli stock options for 255,000 shares, at exercise prices of $1.50 to $4.00 per share. Ms. Cifelli left the Company in November 2000.

                         Long-Term Stock Incentive Plan

         We have a Long-Term Stock Incentive Plan, under which we have reserved for issuance 15,000,000 shares of common stock. Our shareholders approved our 2001 Stock Incentive Plan at our annual meeting of shareholders on May 30, 2001. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and consultants and those key employees and consultants of our subsidiaries.

         With respect to our current plan, the compensation committee of the Board of Directors administers and interprets our current plan. The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted. The maximum term of an option is five years from the date of grant. In the event of a dissolution, liquidation or change in control transaction, we may require option holders to either exercise their options within 30 days or surrender such options (or unexercised portion thereof).

         Upon stockholder approval, the Board of Directors merged our prior Long-Term Stock Incentive Plan into the 2001 Plan.

         The purpose of the 2001 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best available people.

         The maximum number of shares of common stock that we may issue with respect to awards under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under our Company plan, but which are not issued before our current plan is merged into the 2001 Plan.

         The maximum number of shares of common stock subject to awards of any combination that may be granted under the 2001 Plan during any fiscal year to any one individual is limited to 2,500,000 subject to the exceptions made by the Board of Directors. These limits will be adjusted to reflect any stock dividends, split-ups and reverse stock split, unless the Board determines otherwise. If any award, or portion of an award, under the 2001 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if any shares are withheld by us, the shares subject to such award and the surrendered or withheld shares will thereafter be available for further awards under the 2001 Plan. Those shares that are surrendered to or withheld by us, or that are forfeited after issuance, however, will not be available for incentive stock options.

         The 2001 Plan is administered by our Board of Directors or by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the 2001 Plan, including, but not limited to, the authority to: (i) determine who is eligible for awards, and the time or times at which such awards will be granted; (ii) determine the types of awards to be granted; (iii) determine the number of shares covered by or used for reference purposes for each award; (iv) impose such terms, limitations, restrictions and conditions upon any such award as the administrator deems appropriate; (v) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder);
(vi) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment or consulting relationship; and (vii) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

         In the event of changes in our common stock by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the administrator may make adjustments to the number and kind of shares reserved for issuance or with respect to which awards may be granted under the 2001 Plan, in the aggregate or per individual per year, and to the number, kind and price of shares covered by outstanding award.

         Without the consent of holders of awards, the administrator in its discretion is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us, or our financial statements or those of any of our affiliates, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan.

         Participation in the 2001 Plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. All three (3) non-employee directors and approximately ten (10) employees will be eligible to participate in the 2001 Plan.

         The 2001 Plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

         Because participation and the types of awards available for grant under the 2001 Plan are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the 2001 Plan is approved are not currently determinable. For this purpose, the benefits or amounts that participants may receive if the 2001 Plan is approved do not include awards granted under the Prior Plan that are amended and restated to become awards covering the same number of shares under the terms of the 2001 Plan. These amended and restated awards are not contingent on stockholder approval since the Prior Plan was previously approved by the stockholders.

         Our Board of Directors may terminate, amend or modify all or any provision of the 2001 Plan at any time.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during fiscal 2001 were Messrs. Dotoli, Vickers and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs. Vickers nor Guerino has been one of our officers or employees. Mr. Vickers resigned as a member of the Board of Directors and the Compensation Committee in September 2001 and has been replaced by Mr. Biderman who is neither an employee or officer of mPhase. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during fiscal 2001 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer. Mr. Ergul, Mr. Dotoli, together with Mr. Durando, are controlling shareholders of Janifast Ltd. and are also directors. Janifast Ltd. has produced components for the Traverser(TM), and may produce such components for us in the future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of February 14, 2002, certain information regarding the beneficial ownership of our shares:

         - by each person who is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

         -  each of our directors;

         -  by each executive officer named in the Summary Compensation Table;
            and,

         -  by all of our directors and executive officers as a group.

                                                       Number of "Shares" of Common
                                                                   Stock
 Name and Address of Beneficial Owner (1)                    Beneficially             Percentage Ownership of Common
 ----------------------------------------                    -------------            ------------------------------
                                                                 Owned                     Stock Outstanding (2)
                                                                 -----                     ---------------------
Necdet F. Ergul (7) (10)                                          8,545,368                          14.5%
Ronald A. Durando (3) (7) (8)                                    11,230,814                          18.4%
Gustave T. Dotoli (7) (8)                                         3,751,366                          6.4%%
J. Lee Barton (4) (7)                                             3,539,000                           6.3%
David Klimek (7) (8)                                              1,262,500                           2.2%
Lintel, Inc. (6)                                                  3,095,000                           5.6%
Abraham Biderman (5) (7)                                            200,233                             --
J. Allen Layman (7) (9)                                             140,000                             --
Anthony Guerino (7)                                                 190,000                             --
Martin Smiley                                                     2,202,048                           3.9%
All executive officers & Directors as a
group (ten people) (11)                                          31,222,329                          58.3%
--       Less than 1%

1. Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.

2. Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 55,576,440 shares outstanding on February 14, 2002, and, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after February 14, 2002, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person's percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares of common stock beneficially owned indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

         Necdet F. Ergul                        972,500
         Ronald A. Durando                    4,350,000
         Gustave Dotoli                       2,735,000
         J. Lee Barton                          245,000
         David Klimek                           870,000
         Martin Smiley                        1,200,000
         J. Allen Layman                        140,000
         Craig Vickers                          159,000
         Abraham Biderman                       195,000
         Anthony Guerino                        190,000

3. Includes 1,672,863 shares held by Durando Investment LLC, which Mr. Durando controls and 3,600,000 shares and 1,200,000 warrants held by Janifast.

4. Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his daughter. Mr. Barton resigned in March 2002.

5. Includes 5,233 shares of common stock, options and warrants for 195,000 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co, where Mr. Biderman is a director.

6. The address for Lintel, Inc. and J. Lee Barton, who is Chief Executive Officer of Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.

7. Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.

8. Does not include contingent options exercisable only upon a change in control of our Company, not voted for by such person as a stockholder or director, Ronald Durando--3,000,000; Gustave Dotoli--1,500,000; David Klimek--150,000.

9. Messrs. Craig Vickers resigned as a Director in September 2001. Messrs. J. Allen Layman and J. Lee Barton also resigned as Directors in 2002. Mr. Michael P. McInerney, President of Lintel, Inc. was appointed to the Board at the Annual Shareholders Meeting.

10. Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,000 owned by Eda Peterson, his daughter. Also includes 3,706,200 shares and 2,200,000 options owned by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

11. Includes Mr. Vickers and Mr. Layman, who resigned in September 2001 and March 2002, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         mPhase's President and Chairman of the Board of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 1999, 2000 and 2001 and for the period from inception (October 2, 1996) to June 30, 2001, $600,000, $2,547,847, $2,128,983 and $5,363,830, and during the nine months ended March 31, 2001 and 2002, $1,794,817 and $1,010,909 respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

         Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser(TM) Digital Video and Data Delivery System and DSL component products. During the year ended June 30, 2001, and the nine month period ended March 31, 2002 mPhase recorded royalties to Microphase totaling $297,793 and $59,613, respectively. As of June 30, 2000, amounts due from Microphase were immaterial. As of June 30, 2001, the Company converted $639,000 of amounts payable to Microphase into 1,278,000 shares of mPhase common stock and had $70,799 payable to Microphase, which is included in amounts due to related parties in the accompanying consolidated balance sheet. At March 31, 2002 the Company had $6,410 payable to Microphase.

         During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2001 and March 31, 2002.

         For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

         Due to related parties as of June 30, 2000 included $36,120 due to Nutley Securities, a company owned by mPhase's president and $49,180 due to affiliates of the Company's joint venture partner, Alphastar International, Inc. both amounts are for various services performed.

         In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. A member of mPhase's Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser(TM). As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

         Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

         During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements.

         Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

         Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), PacketPort, Inc. and PacketPort.com and Janifast Ltd., which may record material transactions with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.

         Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers and shareholders of Microphase and Ronald Durando and Gustave T. Dotoli are president and vice-president of PacketPort.com., respectively.

         We reimburse Microphase $51,340 per month for research and development services and administrative expenses incurred for the use of Microphase's office space, lab facilities and administrative staff.

         Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a former registered broker-dealer, which is not a private investment company under the Investment Advisors Act of 1940.

         One of our former directors, J. Lee Barton, Chairman of the Board of Lintel, Inc. Lintel is the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416. In fiscal year 1999, we awarded J. Lee Barton 75,000 shares and an option for 100,000 shares. In fiscal year 2000, we awarded J. Lee Barton a $285,000 bonus, a stock award of 140,000 shares and options for 225,000 shares, which includes options to Hart Telephone. In fiscal year 2001 we awarded Mr. Barton options for 120,000 shares of common stock. Michael McInerney, one of our directors, is the president of Lintel, Inc. Mr. McInerney has been awarded 5,000 shares and options for 53,000 shares.

         Janifast Ltd., a Hong Kong corporation manufacturer, which has produced components for our prototype Traverser(TM) DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave
T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast.

         On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

         Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July, 2001 and November, 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholders as of the date of this prospectus, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

         The number of shares of common stock that may be actually purchased by certain selling stockholders under the warrants and the number of shares of common stock that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because certain selling stockholder may purchase all, some or none of the shares of common stock which can be purchased under the warrants and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the basis that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants owned by the selling stockholder and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.



                                                                  NUMBER OF SHARES                   MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                      BENEFICIALLY OWNED                  SHARES BEING OFFERED
---------------------------                              -----------------------------------   --------------------------------
Ace Foundation                                                         750,000(1)                           750,000
Advisor Associates                                                   1,000,000(2)                         1,000,000
Alexander Hasenfeld, Inc.                                              133,334(3)                           133,334
Alpha Capital Aktiengesellschaft                                       400,000(4)                           400,000
Artman, Gay Lee                                                         50,000(5)                            50,000
Ashford, Alexander Woodson, MD                                          10,000(6)                            10,000
Ashford, Clinton B.                                                     30,000(7)                            30,000
Assured Mortgage Lenders, Inc.                                         166,668(8)                           166,668
Balmore S.A.                                                            75,000(9)                            75,000
Ben Joseph Partners                                                     50,000(10)                           50,000
Beth Mayer Associates                                                  664,000(11)                          664,000
Biderman, Abraham(*)                                                   225,233(12)                           10,000
Bogart, Steven & Francine (JT w/ROS)                                    25,000(13)                           25,000
Camealjon Family LTD Partnership                                       140,000(14)                          140,000
Chaim, Sharei                                                          120,000(15)                          120,000
Chaim, Sharei (Babad)                                                  200,000(16)                          200,000
Chaim Sholom & Sarah R. Babad                                           26,000(17)                           26,000
Charitable Contribution                                                 25,000(18)                           25,000
Chaya Shafran & Sally Frenkel                                           40,000(19)                           40,000
Chitrik, Joseph                                                         20,000(20)                           20,000
Congregation Khal Brezna, Inc.                                          84,000(21)                           84,000
Congregation Sharit Hapleta                                            150,000(22)                          150,000
Congregation Sharei Chaim                                              136,500(23)                          136,500
Cranshire Capital, LP                                                  162,500(24)                          162,500
Crescent International Ltd.                                            300,000(25)                          300,000
Davis, Jr., Paul L.                                                     10,000(26)                           10,000
EDJ Limited                                                            100,000(27)                          100,000
Esquire Trade & Finance                                                666,668(28)                          666,668
Euram Cap Strat "A" Fund, Ltd.                                          37,500(29)                           37,500
F&N Associates                                                         190,000(30)                          190,000
Friedman, Morris                                                       300,000(31)                          300,000
Gavrity, Camille                                                        40,000(32)                           40,000
Gemilas Chesed Ach Tov                                                 300,000(33)                          300,000


                                                                  NUMBER OF SHARES                   MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                      BENEFICIALLY OWNED                  SHARES BEING OFFERED
---------------------------                              -----------------------------------   --------------------------------


Generation Capital Associates                                          175,000(34)                          175,000
Golden, Bruce & Maria                                                   50,000(35)                           50,000
Golden, Hyman & Mildred                                                 50,000(36)                           50,000
Greenberg Family Fund, The                                             125,000(37)                          125,000
Grenville Finance LTD.                                               1,000,000(38)                        1,000,000
HAA, Inc.                                                              666,668(39)                          666,668
Hasenfeld Inc., Alexander Profit Sharing &
  Retirement Plan                                                       39,125(40)                           39,125
Hasenfeld Stein, Inc., Pension Trust                                    28,000(41)                           28,000
Hasenfeld Stein, Inc.                                                  103,125(42)                          103,125
Herbert Place LLC                                                      500,000(43)                          500,000
HSI Partnership                                                         79,166(44)                           79,166
Investec Ernst                                                         150,000(45)                          150,000
Inzlicht, Mike                                                          22,000(46)                           20,000
Irgun Shiurai Torah                                                    910,000(47)                          910,000
Janifast Ltd.***                                                     4,800,000(48)                        4,800,000
Kaufman Brothers                                                       250,000(49)                          250,000
Kentucky National Insurance                                            112,500(50)                          112,500
Keshet Fund, L.P., The                                                  15,625(51)                           15,625
Keshet, LP                                                              21,875(52)                           21,875
Klein, Mervyn                                                        1,266,668(53)                        1,266,668
Kovacs, Oliver R.                                                      100,000(54)                          100,000
Leval Trading                                                           50,000(55)                           50,000
Levitansky, Moshe & Chaya                                               15,000(56)                           15,000
Lipper & Co.                                                           516,775(57)                          516,775
M-Com                                                                   24,500(58)                           24,500
Mary Park Properties                                                 1,334,668(59)                        1,334,668
McCarthy, Timothy                                                      400,000(60)                          400,000
Microphase Corporation****                                           5,878,000(61)                        5,878,000
Miller, Phyllis                                                        140,000(62)                          140,000
Mitro, Loretta                                                         108,000(63)                          108,000
MJN Enterprise, Inc.                                                    83,334(64)                           83,334
Moshel, Avroham                                                        966,668(65)                          966,668
Nesher Limited                                                         125,000(66)                          125,000
Ostrander, Jan                                                          90,002(67)                           90,002
Pensack, Harvey                                                        100,000(68)                          100,000
Peterson, Louis                                                        150,000                              150,000
Piper Rudnick LLP                                                    2,233,490(69)                        2,233,490
Porter Partners, L.P.                                                  100,000(70)                          100,000
Property Tax Appeals II, LLC                                            83,334(71)                           83,334
Pscherahofer, George                                                    84,000(72)                           84,000
Putnam, Walter F.                                                       40,000(73)                           40,000
Raab, Samuel                                                           250,000(74)                          250,000
RAM Trading Ltd.                                                        125,000(75)                         125,000
Reb Ephraim Chaim & Miriam Rachel Klein
  Charitable Foundation                                                 50,000(76)                           50,000
Romano, Regina                                                          83,334(77)                           83,334
Rosenberg, David                                                       360,000(78)                          360,000
Rudder, Richard & Cynthia                                               83,334(79)                           83,334
Rutgers Casualty Insurance Company                                     112,500(80)                          112,500
Scari, Steven                                                          400,000(81)                          400,000


                                                                  NUMBER OF SHARES                   MAXIMUM NUMBER OF
NAME OF SELLING STOCKHOLDER                                      BENEFICIALLY OWNED                  SHARES BEING OFFERED
---------------------------                              -----------------------------------   --------------------------------
Scheiner, Chaim & Chummie                                               10,000(82)                           10,000
Schon, Shlomo & Bella                                                   10,000(83)                           10,000
Schottenstein, Jay L., Trustee                                           62,500(84)                          62,500
Schuhalter, Coughlin & Suozzo                                          441,600(85)                          441,600
Silcott, Jennifer                                                       13,336(86)                           13,336
Silcott, T. George                                                      83,334(87)                           83,334
Slomovics, Abraham                                                      92,000(88)                           92,000
Smiley, Martin(**)                                                   2,202,048(89)                          736,668
Smith, David Revocable Living Trust                                     93,334(90)                           93,334
Smith, David Revocable Living Trust                                    833,334(91)                          833,334
Spitzer, Michael                                                        84,000(92)                           84,000
Stefansky, Chaim & Freida Leah                                          10,000(93)                           10,000
Stein, Nachum                                                          153,125(94)                          150,125
Stein, Nachum & Feige                                                   60,000(95)                           60,000
Sternfeld, Murray                                                    2,492,500(96)                        2,492,500
Talbiya B. Investments Ltd.                                              3,125(97)                            3,125
Thorne, Daniel K.                                                      250,000(98)                          250,000
Vertical Ventures, Inc.                                                138,100(99)                          138,100
Weinberger, George                                                     325,000(100)                         325,000
Weinberger, Mendy & Baila                                               10,000(101)                          10,000
Weiss, Henry                                                            20,000(102)                          20,000
Werdiger Family Foundation, The                                         62,500(103)                          62,500
Werdiger, Sol                                                          160,000(104)                         160,000
Wesco, Inc.                                                            666,668(105)                         666,668
Whitworth, John                                                         83,334(106)                          83,334
Willis, Hal                                                             70,000                               70,000
Wolf, Hirsch                                                            12,500(107)                          12,500
Wolkow, Allen & Sheila                                                  40,000(108)                          40,000
YMSF Family Partnership                                                108,000(109)                         108,000
ZLP Master Fund, Ltd.                                                  250,000(110)                         250,000
Exhibit Crafts                                                         240,000(111)                         240,000

         TOTAL                                                      40,154,432                           38,473,819
                                                                    ==========                           ==========

*        Mr. Biderman is a director of our Company.
** Mr. Smiley is Executive Vice President, Chief Financial Officer and General Counsel of our Company.
*** Mr. Durando, CEO of the Company, and Mr. Dotoli, COO of the Company, are controlling shareholders of Janifast Ltd. with aggregate ownership interest of greater than 75% of Janifast Ltd. Mr Ergul, Chairman of the Board of the Company, is a director of Janifast Ltd.
**** Mr. Ergul, Chairman of the Board of the Company, is a majority shareholder of Microphase Corporation.

(1)Includes warrants to purchase up to 500,000 shares of common stock.
(2)Includes warrants to purchase up to 1,000,000 shares of common stock.
(3)Includes warrants to purchase up to 66,667 shares of common stock.
(4)Includes warrants to purchase up to 400,000 shares of common stock.
(5)Includes warrants to purchase up to 25,000 shares of common stock.
(6)Includes warrants to purchase up to 5,000 shares of common stock.
(7)Includes warrants to purchase up to 15,000 shares of common stock.
(8)Includes warrants to purchase up to 83,334 shares of common stock.
(9)Includes warrants to purchase up to 75,000 shares of common stock.
(10)Includes warrants to purchase up to 50,000 shares of common stock.
(11)Includes warrants to purchase up to 482,000 shares of common stock.
(12)Includes options and warrants to purchase up to 220,000 shares of common stock.
(13)Includes warrants to purchase up to 25,000 shares of common stock.
(14)Includes warrants to purchase up to 70,000 shares of common stock.
(15)Includes warrants to purchase up to 60,000 shares of common stock.
(16)Includes warrants to purchase up to 100,000 shares of common stock.
(17)Includes warrants to purchase up to 13,000 shares of common stock.

(18)Includes warrants to purchase up to 25,000 shares of common stock.
(19)Includes warrants to purchase up to 20,000 shares of common stock.
(20)Includes warrants to purchase up to 10,000 shares of common stock.
(21)Includes warrants to purchase up to 42,000 shares of common stock.
(22)Includes warrants to purchase up to 75,000 shares of common stock.
(23)Includes warrants to purchase up to 99,500 shares of common stock.
(24)Includes warrants to purchase up to 162,500 shares of common stock.
(25)Includes warrants to purchase up to 300,000 shares of common stock.
(26)Includes warrants to purchase up to 5,000 shares of common stock.
(27)Includes warrants to purchase up to 100,000 shares of common stock.
(28)Includes warrants to purchase up to 333,334 shares of common stock.
(29)Includes warrants to purchase up to 37,500 shares of common stock.
(30)Includes warrants to purchase up to 95,000 shares of common stock.
(31)Includes warrants to purchase up to 300,000 shares of common stock.
(32)Includes warrants to purchase up to 20,000 shares of common stock.
(33)Includes warrants to purchase up to 150,000 shares of common stock.
(34)Includes warrants to purchase up to 175,000 shares of common stock.
(35)Includes warrants to purchase up to 50,000 shares of common stock.
(36)Includes warrants to purchase up to 50,000 shares of common stock.
(37)Includes warrants to purchase up to 125,000 shares of common stock.
(38)Includes warrants to purchase up to 500,000 shares of common stock.
(39)Includes warrants to purchase up to 333,334 shares of common stock.
(40)Includes warrants to purchase up to 39,125 shares of common stock.
(41)Includes warrants to purchase up to 14,000 shares of common stock.
(42)Includes warrants to purchase up to 52,125 shares of common stock.
(43)Includes warrants to purchase up to 250,000 shares of common stock.
(44)Includes warrants to purchase up to 45,833 shares of common stock.
(45)Includes warrants to purchase up to 150,000 shares of common stock.
(46)Includes warrants to purchase up to 10,000 shares of common stock.
(47)Includes warrants to purchase up to 410,000 shares of common stock.
(48)Includes warrants to purchase up to 1,200,000 shares of common stock.
(49)Includes warrants to purchase up to 250,000 shares of common stock.
(50)Includes warrants to purchase up to 62,500 shares of common stock.
(51)Includes warrants to purchase up to 15,625 shares of common stock.
(52)Includes warrants to purchase up to 21,875 shares of common stock.
(53)Includes warrants to purchase up to 433,334 shares of common stock.
(54)Includes warrants to purchase up to 50,000 shares of common stock.
(55)Includes warrants to purchase up to 50,000 shares of common stock.
(56)Includes warrants to purchase up to 7,500 shares of common stock.
(57)Includes warrants to purchase up to 20,000 shares of common stock.
(58)Includes warrants to purchase up to 24,500 shares of common stock.
(59)Includes warrants to purchase up to 667,334 shares of common stock.
(60)Includes warrants to purchase up to 200,000 shares of common stock.
(61)Includes warrants to purchase up to 2,200,000 shares of common stock.
(62)Includes warrants to purchase up to 70,000 shares of common stock.
(63)Includes warrants to purchase up to 54,000 shares of common stock.
(64)Includes warrants to purchase up to 41,667 shares of common stock.
(65)Includes warrants to purchase up to 133,334 shares of common stock.
(66)Includes warrants to purchase up to 125,000 shares of common stock.
(67)Includes warrants to purchase up to 45,001 shares of common stock.
(68)Includes warrants to purchase up to 50,000 shares of common stock.
(69)Includes warrants to purchase up to 2,233,490 shares of common stock.
(70)Includes warrants to purchase up to 100,000 shares of common stock.
(71)Includes warrants to purchase up to 41,667 shares of common stock.
(72)Includes warrants to purchase up to 42,000 shares of common stock.
(73)Includes warrants to purchase up to 20,000 shares of common stock.
(74)Includes warrants to purchase up to 125,000 shares of common stock.
(75)Includes warrants to purchase up to 125,000 shares of common stock.
(76)Includes warrants to purchase up to 25,000 shares of common stock.
(77)Includes warrants to purchase up to 41,667 shares of common stock.
(78)Includes warrants to purchase up to 180,000 shares of common stock.
(79)Includes warrants to purchase up to 41,667 shares of common stock.
(80)Includes warrants to purchase up to 62,500 shares of common stock.
(81)Includes warrants to purchase up to 200,000 shares of common stock.
(82)Includes warrants to purchase up to 5,000 shares of common stock.
(83)Includes warrants to purchase up to 5,000 shares of common stock.
(84)Includes warrants to purchase up to 62,500 shares of common stock.
(85)Includes warrants to purchase up to 220,800 shares of common stock.
(86)Includes warrants to purchase up to 6,668 shares of common stock.

(87)Includes warrants to purchase up to 41,667 shares of common stock.
(88)Includes warrants to purchase up to 46,000 shares of common stock.
(89)Includes warrants to purchase up to 1,200,000 shares of common stock.
(90)Includes warrants to purchase up to 46,667 shares of common stock.
(91)Includes warrants to purchase up to 416,667 shares of common stock.
(92)Includes warrants to purchase up to 42,000 shares of common stock.
(93)Includes warrants to purchase up to 5,000 shares of common stock.
(94)Includes warrants to purchase up to 78,125 shares of common stock.
(95)Includes warrants to purchase up to 30,000 shares of common stock.
(96)Includes warrants to purchase up to 1,227,500 shares of common stock.
(97)Includes warrants to purchase up to 3,125 shares of common stock.
(98)Includes warrants to purchase up to 250,000 shares of common stock.
(99)Includes warrants to purchase up to 138,100 shares of common stock.
(100)Includes warrants to purchase up to 225,000 shares of common stock.
(101)Includes warrants to purchase up to 5,000 shares of common stock.
(102)Includes warrants to purchase up to 10,000 shares of common stock.
(103)Includes warrants to purchase up to 62,500 shares of common stock.
(104)Includes warrants to purchase up to 80,000 shares of common stock.
(105)Includes warrants to purchase up to 333,334 shares of common stock.
(106)Includes warrants to purchase up to 41,667 shares of common stock.
(107)Includes warrants to purchase up to 12,500 shares of common stock.
(108)Includes warrants to purchase up to 20,000 shares of common stock.
(109)Includes warrants to purchase up to 54,000 shares of common stock.
(110)Includes warrants to purchase up to 125,000 shares of common stock.
(111)Includes warrants to purchase up to 120,000 shares of common stock.


                              PLAN OF DISTRIBUTION

         We are registering for resale by the selling stockholders and certain transferees a total of shares of common stock, of which shares are issued and outstanding and up to shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to approximately $19,217,935 upon exercise of all of the warrants by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

         The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders will sell their shares of common stock subject to the following:

         (i) all or a portion of the shares of common stock beneficially owned by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, may be sold on the OTC Bulletin Board Market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;

         (ii) each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale;

         (iii) some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions, or hedging transactions. The selling stockholders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers or agent that in turn may sell such shares; and

         (iv) in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any share of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.


         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits realized by the selling stockholders and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will bear all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling stockholders will be entitled to contribution. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution. Once sold under this shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 150,000,000 shares of common stock, without par value. As of June 25, 2002, approximately 57,949,508 shares of our common stock are issued and outstanding and held by approximately 15,000 stockholders of record. Of the shares of our issued and outstanding common stock, shares are covered by this prospectus. In addition shares or our common stock authorized but unissued as of the date of this prospectus will be issued on exercise of warrants held by certain selling stockholders.

         The following description of our capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to the provisions of our Certificate of Amendment of Certificate of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and to applicable New Jersey law.

                                  Common Stock

         Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting for the election of Directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares of common stock voted elects the Directors then standing for election. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for dividends, at such appropriate times and in such amounts as our Board of Directors decides. The common stock is not entitled to preemptive rights or other subscription rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of liabilities. Shares of common stock shall be transferred only on our books upon surrender to us or a duly appointed transfer agent of the certificate or certificates properly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

         Upon approval by our stockholders of a proposed amendment to our Certificate of Incorporation, our Board of Directors, without further action by the holders of our common stock, is authorized to classify any shares of its authorized by unissued common stock as preferred stock in one or more series, from time to time. With respect to each series, our Board of Directors determines the number of shares constituting such series, the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to any dividends payable on any other class of stock, whether the shares of each series shall be redeemable and the terms thereof, whether the shares shall be convertible into common stock and the terms thereof, the amount per share payable on each series or other rights of holders of such shares on our liquidation or dissolution, the voting rights, if any, of shares of each series and any other rights and privileges not in conflict with our Bylaws and any qualifications, limitations or restrictions thereof. Our Board of Directors has no present intention to issue any series of preferred stock. The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control not approved by our Board of Directors.

                              Common Stock Warrants

         This prospectus also covers 19,961,858 shares of common stock purchasable pursuant to outstanding warrants. The exercise price of these warrants is $.30 per share. These warrants have expiration terms ranging from 2005 to 2007.

                         Filling Vacancies on the Board

         The Certificate of Incorporation provides that any vacancy on the Board that results from an increase in the number of Directors during the interim between annual meetings or special meetings of shareholders may be filled by the Board. These provisions could temporarily prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees.

                     New Jersey Shareholders Protection Act

         There are provisions of New Jersey law, and our Certificate of Incorporation and Bylaws, that may have an anti-takeover effect. These provisions are designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board of Directors for the fair and equitable treatment of all shareholders.

         New Jersey has adopted a type of anti-takeover statute known as the New Jersey Shareholders Protection Act. Subject to numerous qualifications and exceptions, the statue prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board prior to the interested shareholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute. An "interested shareholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, among other things:

         - the merger or consolidation of the corporation with the interested shareholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareholder,

         - the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder or any affiliate or associate of the interested shareholder of 10% or more of the corporation's assets, or

         - the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the stock of the corporation.

         The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be "squeezed out" after the merger, by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute generally applies to corporations that are organized under New Jersey law, have either their principal executive offices or significant business operations located in New Jersey, and have a class of stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934.

                                  LEGAL MATTERS

         The validity of the common stock we are offering pursuant to this prospectus will be passed upon by the law firm of Piper Rudnick LLP, New York, New York, outside counsel to the Company. Piper Rudnick LLP owns warrants to purchase an aggregate of 2,233,490 shares of common stock and all such shares are being registered as part of this prospectus.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been reviewed by Rosenberg Rich Baker Berman & Company and audited by Arthur Andersen, LLP and Schuhalter, Coughlin & Suozzo, LLC, independent public accountants, and are included in reliance upon the authority of said firms as experts in giving said reports. Schuhalter, Coughlin & Suozzo, LLC, owns 220,800 shares of common stock and warrants to purchase 220,800 additional shares of common stock of which 441,600 of such shares are being registered pursuant to this prospectus.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

                            mPhase Technologies, Inc.
                             587 Connecticut Avenue
                         Norwalk, Connecticut 06854-0566
                           Attention: General Counsel
                                 (203) 831-2242

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            mPHASE TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Arthur Andersen LLP                                                          F-1

Report of Schuhalter, Coughlin & Suozzo, LLC                                           F-2

Consolidated Balance Sheets as of June 30, 2000, June 30, 2001
 and March 31, 2002 (unaudited)                                                        F-3

Consolidated Statements of Operations for the years ended June 30, 1999, 2000 and 2001, and for the period from inception
 (October 2, 1996) through June 30, 2001                                               F-4

Consolidated Statements of Operations for the nine months ended March 31, 2001 and 2002 and for the period from inception (October 2, 1996) through March 31,
 2002 (unaudited)                                                                      F-5

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the
 period from inception (October 2, 1996) through June 30, 1997 and for each of the three years in the period ended June 30, 2001 and the nine months ended
 March 31, 2002 (unaudited)                                                          F-6-9

Consolidated Statements of Cash Flows for the years ended June 30, 1999, 2000 and 2001, and for the period from inception
 (October 2, 1996) through June 30, 2001                                              F-10

Consolidated Statements of Cash Flows for the nine months ended March 31, 2001 and 2002 (unaudited) and for the  period from inception
 (October 2, 1996) through March 31, 2002                                             F-11

Notes to Consolidated Financial Statements                                            F-12

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

         We have audited the accompanying consolidated balance sheets of mPhase Technologies, Inc. (a New Jersey corporation in the development stage) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception (October 2, 1996) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of mPhase Technologies, Inc. for the period from inception to June 30, 1998. Such statements are included in the cumulative from inception to June 30, 2001 totals of the statements of operations, changes in stockholders' equity and cash flows and reflect total net loss of 1 percent of the related cumulative totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts for the period from inception to June 30, 1998, included in the cumulative totals, is based solely upon the report of the other auditors.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of mPhase Technologies, Inc. and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2000 and for the period from inception to June 30, 2001, in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in a working capital deficit position that raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Andersen LLP
Stamford, Connecticut
October 12, 2001

PURSUANT TO SEC RELEASE NO. 33-8070, mPHASE TECHNOLOGIES, INC. HAS NOT RECEIVED WRITTEN CONSENT AFTER REASONABLE EFFORT TO USE THIS REPORT. THEREFORE, INVESTORS MAY BE LIMITED IN THEIR RECOVERY POSED BY THE LACK OF CONSENT.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of mPhase Technologies, Inc.:

         We have audited the statements of operations, changes in stockholders' equity, and cash flows for the period October 2, 1996 (date of inception) through June 30, 1998 of mPhase Technologies, Inc. (a development stage company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period of October 2, 1996 (date of inception) through June 30, 1998 in conformity with generally accepted accounting principles.

Schuhalter, Coughlin & Suozzo, LLC
Raritan, New Jersey

January 28, 1999
                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS


                                                                         June 30,                 March 31,
                                                             ------------------------------         2002
                                                                2000                 2001        (Unaudited)
                                                             ------------      ------------      ------------
                       ASSETS

Current assets:
Cash and cash equivalents                                    $  6,432,417      $     31,005      $    310,643
Accounts receivable, net
 of bad debt reserve of $0, $29,218 and $0, respectively          151,186           292,434           516,984
Inventory                                                              --         4,303,895         4,037,404
Due From Officer                                                       --           100,000                --
Prepaid expenses and other current assets                         823,726           856,979           293,220
                                                             ------------      ------------      ------------

Total current assets                                            7,412,329         5,584,313         5,158,251
                                                             ------------      ------------      ------------
Production advances-related parties                             1,109,641                --                --
Property and equipment, net                                     1,323,756         2,198,845         2,034,266
Patents and licenses, net                                       1,338,520         1,026,524           746,768
Other Assets                                                           --           187,500           123,045
                                                             ------------      ------------      ------------
Total assets                                                 $ 11,184,246      $  8,997,182      $  8,062,330
                                                             ============      ============      ============


             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                             $  1,520,505      $  5,116,029      $  3,970,984
Accrued expenses                                                1,837,532         1,742,138         1,445,390
Due to related parties                                            497,705           184,373           550,879
Due to Officers                                                        --                --           156,252
Note Payable Current                                                   --                --           398,116
Derferred Revenue                                                      --                --           214,180
                                                             ------------      ------------      ------------
Total current liabilities                                       3,885,742         7,042,540         6,735,801
                                                             ------------      ------------      ------------
Commitments and Contingencies (Note 13)
Other Liabilities                                                      --            90,000           460,396
                                                             ------------      ------------      ------------
STOCKHOLDERS' EQUITY:

Common stock, stated value $.01, 150,000,000 shares
   authorized; 31,404,540, 41,344,467 and 55,844,508
   shares issued and outstanding, respectively                    314,045           413,445           558,444
Additional paid-in capital                                     74,370,291        92,293,370        99,487,780
Deferred compensation                                          (1,225,668)         (713,275)          (91,746)
Deficit accumulated during development stage                  (66,122,191)      (90,120,925)      (99,080,372)
Less-treasury stock, 13,750 shares, at cost                        (7,973)           (7,973)           (7,973)
                                                             ------------      ------------      ------------
Total stockholders' equity                                      7,328,504         1,864,642           866,133
                                                             ------------      ------------      ------------
Total liabilities and stockholders' equity                   $ 11,184,246      $  8,997,182      $  8,062,330
                                                             ============      ============      ============


         The accompanying notes are an integral part of these consolidated balance sheets.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      For the Years Ended June 30,               From Inception
                                           ------------------------------------------------  (October 2, 1996) to
                                              1999                2000             2001         June 30, 2001
                                           ------------      ------------      ------------      ------------

TOTAL REVENUES                             $         --      $    279,476      $ 10,524,134        10,803,610
                                           ------------      ------------      ------------      ------------

COSTS AND EXPENSES:
Cost of Sales                                        --           131,756         5,804,673         5,936,429
Research and development
 (including non-cash stock related
 charges of $0, $382,461, $1,010,375
 and $1,392,836, respectively)                3,562,901        10,150,386        10,779,570        26,989,191

General and administrative
 (including non-cash stock related
 charges of $2,364,910, $9,078,311
 $16,227,552 and $17,840,773,
 respectively)                                4,683,109        17,516,216        16,150,711        40,638,057


Depreciation and amortization                   410,303           471,101           660,372         1,581,429
Non-cash charges for stock-based
employee compensation                        13,002,605        10,343,114         1,170,903        24,516,622
                                           ------------      ------------      ------------      ------------

Total costs and expenses                     21,658,918        38,619,123        34,566,229        99,661,728
                                           ------------      ------------      ------------      ------------

Loss from operations                        (21,658,918)      (38,339,647)      (24,042,095)      (88,858,118)
                                           ------------      ------------      ------------      ------------

OTHER INCOME (EXPENSE):
Gain on extinguishments                              --                --                --                --
Minority interest loss in consolidated
subsidiary                                           --            20,000                --            20,000
Loss from unconsolidated subsidiary          (1,161,622)               --                          (1,466,467)
Interest (expense) income, net                  (17,804)          158,105            43,361           183,660
                                           ------------      ------------      ------------      ------------

Total other income (expense)                 (1,179,426)          178,105            43,361        (1,262,807)
                                           ------------      ------------      ------------      ------------

Net loss                                   $(22,838,344)     $(38,161,542)     $(23,998,734)     $(90,120,925)
                                           ============      ============      ============      ============

LOSS PER COMMON SHARE,
  basic and diluted                        $      (1.42)     $      (1.41)     $      (.072)
                                           ============      ============      ============

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING, basic and diluted             16,038,009        26,974,997        33,436,641
                                           ============      ============      ============


         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                                            From Inception
                                                          For The Nine Months Ended      (October 2, 1996) to
                                                                   March 31,                   March 31
                                                           2001              2002                2002
                                                      -------------      -------------      -------------
TOTAL REVENUES                                        $  10,055,006      $   1,948,351      $  12,751,961
                                                      -------------      -------------      -------------
COSTS AND EXPENSES:
Cost of sales                                             5,339,634          1,711,811          7,648,240
Research and development
 (including non-cash stock related
 charges if $0, $202,175 and
 $1,780,106, respectively)                                8,699,948          2,907,256         29,896,447
General and administrative
 (including non-cash stock related
 charges of $2,319,638, $2,441,659 and
 $20,277,625), respectively                               8,966,355          5,376,709         46,014,766
Depreciation and amortization                               459,464            538,255          2,119,684
Non-cash charges for stock-based
employee compensation                                       950,070            480,727         24,997,349
                                                      -------------      -------------      -------------
   Total costs and expenses                           $  24,415,471      $  11,014,758      $ 110,676,486
                                                      -------------      -------------      -------------
   Loss from operations                                 (14,360,465)        (9,066,407)       (97,924,525)
                                                      -------------      -------------      -------------

OTHER INCOME (EXPENSE):
Gain on extinguishments                                          --            123,858            123,858
Minority interest loss in consolidated subsidiary                --                 --             20,000
Loss from unconsolidated subsidiary                              --                 --         (1,466,467)
Interest income (expense), net                               40,812            (16,898)           166,762
                                                      -------------      -------------      -------------


   Total other income (expense)                              40,812            106,960         (1,115,847)
                                                      -------------      -------------      -------------
   Net loss                                           $ (14,319,653)     $  (8,959,447)     $ (99,080,372)
                                                      =============      =============      =============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
  Basic and diluted                                      32,684,012         47,346,671
                                                      =============      =============


         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)

                    For the Period from Inception (October 2,
                   1996) to June 30, 1998 and for Each of the
                  Four Years in the Period Ended June 30, 2001


                                                     Common Stock
                                      ----------------------------------------------
                                                           $.01                            Additional
                                                          Stated          Treasury           Paid-in
                                          Shares           Value           Stock             Capital
                                      ------------     ------------     ------------      ------------
BALANCE, OCTOBER 2, 1996 (date
   of inception)                         1,140,427     $     11,404     $         --      $    459,753
Issuance of common stock of
   Tecma Laboratories, Inc.,
   for 100% of the Company               6,600,000           66,000               --          (537,157)
Issuance of common stock, in
   private placement, net of
   offering costs of $138,931              594,270            5,943          752,531                --
Net loss                                        --               --               --                --
                                      ------------     ------------     ------------      ------------
BALANCE, JUNE 31, 1997                   8,334,697           83,347               --           675,127
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $84,065                        999,502            9,995               --           791,874
Issuance of common stock for
   services                                300,000            3,000               --           147,000
Issuance of common stock in
   connection with investment in
   unconsolidated subsidiary               250,000            2,500               --           122,500
Repurchase of 13,750 shares of
   common stock                                 --               --           (7,973)               --
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $121,138                     1,095,512           10,955               --           659,191
Issuance of common stock for
   financing services                      100,000            1,000               --            (1,000)
Issuance of common stock in
   consideration for 100% of
   the common stock of
   Microphase
   Telecommunications, Inc               2,500,000           25,000               --         1,685,000

Net loss                                        --               --               --                --
                                      ------------     ------------     ------------      ------------
BALANCE, JUNE 30, 1998                  13,579,711     $    135,797     $     (7,973)     $  4,079,692
Issuance of common stock with
   warrants in private
   placements, net of offering
   costs of $107,000                     3,120,000           31,200               --         2,981,800
Issuance of common stock for
   services                              1,599,332           15,993               --         8,744,873
Issuance of common stock with
   warrants in private
   placement, net offering costs
   of $45,353                              642,000            6,420               --         1,553,227
Issuance of common stock in
   private placement, net of
   offering costs of $679,311            4,426,698           44,267               --        10,343,167
Issuance of stock options for
   services                                     --               --               --         7,129,890
Issuance of warrants for services               --               --               --            16,302
Deferred employee stock option
   compensation                                 --               --               --                --
Net loss                                        --               --               --                --
                                      ------------     ------------     ------------      ------------
BALANCE, JUNE 30, 1999                  23,367,741     $    233,677     $     (7,973)     $ 34,848,951



                                                                                 Total
                                                                             Stockholders'
                                          Deferred         Accumulated         (Deficit)
                                        Compensation         Deficit            Equity
                                        ------------      ------------      ------------
BALANCE, OCTOBER 2, 1996 (date
   of inception)                        $         --      $   (537,707)     $    (66,550)
Issuance of common stock of
   Tecma Laboratories, Inc.,
   for 100% of the Company                        --           537,707            66,550
Issuance of common stock, in
   private placement, net of
   offering costs of $138,931                     --                --           758,474
Net loss                                          --          (781,246)         (781,246)
                                        ------------      ------------      ------------
BALANCE, JUNE 31, 1997                            --          (781,246)          (22,772)
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $84,065                               --                --           801,869
Issuance of common stock for
   services                                       --                --           150,000
Issuance of common stock in
   connection with investment in
   unconsolidated subsidiary                      --                --           125,000
Repurchase of 13,750 shares of
   common stock                                   --                --            (7,973)
Issuance of common stock with
   warrants in private
   placement, net of offering
   costs of $121,138                              --                --           670,146
Issuance of common stock for
   financing services                             --                --                --
Issuance of common stock in
   consideration for 100% of
   the common stock of
   Microphase
   Telecommunications, Inc                        --                --         1,710,000

Net loss                                          --        (4,341,059)       (4,341,059)
                                        ------------      ------------      ------------
BALANCE, JUNE 30, 1998                            --      $ (5,122,305)     $   (914,789)
Issuance of common stock with
   warrants in private
   placements, net of offering
   costs of $107,000                              --                --         3,013,000
Issuance of common stock for
   services                                       --                --         8,760,866
Issuance of common stock with
   warrants in private
   placement, net offering costs
   of $45,353                                     --                --         1,559,647
Issuance of common stock in
   private placement, net of
   offering costs of $679,311                     --                --        10,387,434
Issuance of stock options for
   services                                       --                --         7,129,890
Issuance of warrants for services                 --                --            16,302
Deferred employee stock option
   compensation                             (140,000)               --          (140,000)
Net loss                                          --       (22,838,344)      (22,838,344)
                                        ------------      ------------      ------------
BALANCE, JUNE 30, 1999                  $   (140,000)     $(27,960,649)     $  6,974,006


                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDER'S EQUITY (DEFICIT)

                    For the Period from Inception (October 2,
                   1996) to June 30, 1997 and for Each of the
                  Three Years in the Period Ended June 30, 2001

                                           Common Stock
                                ------------------------------------                                                        Total
                                                 $.01                      Additional                                  Stockholders'
                                                Stated      Treasury       Paid-in       Deferred       Accumulated       (Deficit)
                                    Shares      Value        Stock         Capital     Compensation       Deficit          Equity
                                -----------   ---------   ----------    ------------   ------------    ------------    ------------
BALANCE, JUNE 30, 1999           23,367,741   $ 233,677   $   (7,973)   $ 34,848,951   $   (140,000)   $(27,960,649)   $  6,974,006

Issuance of common stock and
   options in settlement             75,000         750           --         971,711             --              --         972,461

Issuance of common stock upon
   exercise of warrants and
   options                        4,632,084      46,321           --       5,406,938             --              --       5,453,259

Issuance of common stock in
   private placement, net of
   cash offering costs of
   $200,000                       1,000,000      10,000           --       3,790,000             --              --       3,800,000

Issuance of common stock in
   private placement, net of
   cash offering costs of
   $466,480                       1,165,500      11,655           --       9,654,951             --              --       9,666,606

Issuance of common stock for
 Services                         1,164,215      11,642           --       8,612,265             --              --       8,623,907

Issuance of options for
 services                                --          --           --       9,448,100             --              --       9,448,100

Deferred employee stock
 Option compensation                     --          --           --       1,637,375     (1,637,375)             --              --

Amortization of deferred
 Employee compensation                   --          --           --              --        551,707              --         551,707

Net Loss                                 --          --           --              --             --     (38,161,542)    (38,161,542)
                                -----------   ---------   ----------    ------------   ------------    ------------    ------------

Balance, June 30, 2000           31,404,540   $ 314,095   $   (7,793)   $ 74,370,291   $ (1,225,668)   $(66,122,191)   $ (7,328,504)

         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
        FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 1996) TO JUNE 30, 1997 AND FOR EACH OF THE FOUR YEARS IN THE PERIOD ENDED JUNE 30, 2001



                                           Common Stock
                                                                                                                             Total
                                             $.01                       Additional                                     Stockholders'
                                             Stated        Treasury      Paid-in         Deferred       Accumulated      (Deficit)
                                 Shares      Value          Stock        Capital       Compensation       Deficit         Equity
                                 ------      -----         ---------    ----------     ------------     ------------    --------
Balance June 30, 2000        31,404,540     $314,045      $(7,973)     $74,370,291     $(1,225,668)   $(66,122,191)     $7,328,504

Issuance of common stock        320,000        3,200            --         324,300               --              --        327,500
upon exercise of options
Issuance of common stock      4,329,850       43,298            --       7,766,547               --              --      7,809,845
with warrants in private
placements,  net of cash
offering costs of $512,195
Issuance of common stock        450,000        4,500            --       1,003,125               --              --      1,007,625
for services
Issuance of options and              --           --            --       5,849,585               --              --      5,849,585
warrants for services
Deferred employee stock                                                    607,885        (607,885)              --             --
option compensation
Amortization or deferred      4,840,077       48,402            --       2,371,637        1,120,278              --      1,120,278
employee stock option
compensation
Issuance of common stock             --           --            --              --               --              --      2,420,039
in settlement or debt to
directors and related
parties
Net Loss                             --           --            --              --     (23,998,734)              --   (23,998,734)
                             ----------     --------      -------      -----------     -----------    ------------   -------------
BALANCE June 30, 2001        41,344,467    $ 413,445     $ (7,973)    $ 92,293,370        (713,275)   $(90,120,925)      1,864,642
                             ==========     ========      =======      ===========     ===========    ============   =============


         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CHANGES IN
                        SHAREHOLDERS' EQUITY For the nine
                           months ended March 31, 2002
                                   (unaudited)

                                          Common Stock
                                                                                                                      Total
                                            $.01                     Additional                                   Stockholders'
                                            Stated      Treasury      Paid-in      Deferred       Accumulated       (Deficit)
                              Shares        Value        Stock        Capital    Compensation      Deficit            Equity
                              ------        -----       ---------    ----------  ------------    ------------      ---------
------------------------------------------------------------------------------------------------------------------------------------
Balance June 30, 2001         41,344,467      $413,445      $(7,973)     $92,293,370     $(713,275)   $(90,120,925)    $1,864,642
Sale of common stock with      6,872,643        68,727            --       1,875,027             --              --     1,943,754
warrants in private
placement
Issuance of common stock         871,068         8,710            --         119,507             --              --       457,247
for services
Issuance of options and               --            --            --       1,776,552             --              --     1,776,552
warrants for services
Cancellation of unearned              --            --            --       (140,802)        140,802              --            --
options to former
employees
Amortization or deferred              --            --            --              --        480,727              --       480,727
employee stock option
compensation
Issuance of common stock       1,342,996        13,429            --       1,266,229             --              --   (1,278,658)
in settlement or debt
Sale of common stock to        2,000,000        20,000            --         980,000             --              --     1,000,000
certain Officers and
Directors in private
placement
Issuance of Common stock       3,400,000        34,000            --         986,000             --              --     1,020,000
w/warrants in settlement
or debt to related parties
Issuance of common stock          13,334           133            --           3,067             --              --         4,000
upon exercise of options

Net Loss                                                                                                (8,959,447)   (8,959,447)
                            ------------- ------------- ------------- --------------- --------------    -----------   -----------
Balance March 31, 2002       $55,844,508      $558,444      $(7,973)     $99,487,780      $(91,746)   $(99,080,372)      $866,133
                             ===========      ========      ========     ===========      =========   =============      ========

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   From
                                                                                                 Inception
                                                                                                (October 2,
                                                                                                   1996
                                                     For the Years Ended June 30,               to June 30,
                                                ------------------------------------------------------------
                                                    1999            2000            2001            2001
                                                ------------    ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                        $(22,838,344)   $(38,161,542)   $(23,998,734)   $(90,120,925)
Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization                      454,494         756,055       1,235,213       2,514,842
  Book value of fixed assets disposed                  7,062           5,796          61,414          74,272
  Loss on unconsolidated subsidiary                1,161,622               -               -       1,466,467
  Provision for doubtful accounts                          -               -          29,218          29,218
  Impariment of note receivable                            -               -         212,500         212,500
  Non-cash common stock, common stock
  option and warrant expense                      15,768,058      20,431,800       7,398,455      43,748,313
  Changes in operating assets and liabilities:
  Accounts receivable                                      -        (151,186)       (170,466)       (321,652)
  Increase in inventory                                    -               -      (4,303,895)     (4,303,895)
  Prepaid expenses and other
   current assets                                    (82,100)       (730,626)         88,280        (740,446)
  Production advances-related parties                      -      (1,109,641)      1,109,641               -
  Increase in other assets                                 -               -        (150,000)       (150,000)
  Cash overdraft                                      (8,432)              -               -               -
  Receivables from subsidiary                              -               -               -        (150,000)
  Due from officer                                         -               -        (100,000)       (100,000)
  Accounts payable                                (1,272,815)      1,086,736       2,802,008       4,322,513
  Accrued expenses                                 1,400,779        (391,997)         (5,394)      1,682,766
  Due to related parties                            (511,394)        483,365       2,106,707       2,168,737
                                                ------------    ------------    ------------    ------------
    Net cash used in operating
      activities                                  (5,921,070)    (17,781,240)    (13,685,053)    (39,667,290)
                                                ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in patents and licensing rights         (59,907)        (38,272)       (148,127)       (301,071)
  Purchase of property and equipment                (280,744)     (1,348,210)       (705,577)     (2,432,355)
                                                ------------    ------------    ------------    ------------

    Net cash used in investing
      activities                                    (340,651)     (1,386,482)       (853,704)     (2,733,426)
                                                ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loan payable                         (210,000)              -               -               -
  Net proceeds from private placement
   of common stock and exercise of
   options and warrants                           14,449,581      17,622,279       8,137,345      42,439,694
  Repurchase of treasury stock
   at cost                                                 -               -               -          (7,973)
                                                ------------    ------------    ------------    ------------
    Net cash provided by financing
      activities                                  14,239,581      17,622,279       8,137,345      42,431,721
                                                ------------    ------------    ------------    ------------

Net increase (decrease) in cash                    7,977,860      (1,545,443)     (6,401,412)         31,005
CASH AND CASH EQUIVALENTS,
  beginning of period                                      -       7,977,860       6,432,417               -
                                                ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS,
  end of period                                 $  7,977,860    $  6,432,417    $     31,005    $     31,005
                                                ============    ============    ============    ============


         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                            (October 2,
                                                                                           1996 (Date of
                                                            For the Nine Months Ended      Inception) to
                                                                   March 31,                 March 31,
                                                           ----------------------------------------------
                                                               2001           2002            2002
                                                           ------------    ------------    ------------
Cash Flow From Operating Activities:
     Net Loss                                              $(14,319,653)   $ (8,959,447)   $(99,080,372)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
  Depreciation and amortization                                 866,076       1,224,362       3,759,204
  Book value of fixed assets disposed                            31,147              --          74,272
  Provision for doubtful accounts                                    --              --          29,218
  Gain on debt extinguishment                                        --        (123,858)       (123,858)
  Loss on unconsolidated subsidiary                                  --              --       1,466,467
  Impairment of note receivable                                      --              --         212,500
  Non-cash charges relating to issuance of common stock,
    common stock options and warrants                         3,269,708       3,124,561      46,872,874
  Changes in assets and liabilities:
  Accounts receivable                                        (1,423,931)       (224,550)       (546,202)
  Inventory                                                  (2,984,124)        266,491      (4,037,404)
  Prepaid expenses and other current assets                    (517,528)        (65,276)       (805,722)
  Other non-current assets                                           --          64,455         (85,545)
  Accounts payable                                            1,621,704        (799,341)      3,523,172
  Accrued expenses                                             (484,074)        915,540       2,598,306
  Due to/from related parties                                 1,792,646       1,677,366       3,846,103
  Receivables from subsidiary                                        --              --        (150,000)
  Due from officer                                                   --         100,000              (0)
  Deferred revenue                                                   --         214,180         214,180
                                                           ------------    ------------    ------------

  Net cash used in operating activities                     (12,148,029)     (2,565,517)    (42,232,807)
                                                           ------------    ------------    ------------

Cash Flow From Investing Activities:
  Payments related to patents and licensing rights             (120,275)        (71,150)       (372,221)
  Purchases of fixed assets                                  (1,028,218)        (31,445)     (2,463,800)
                                                           ------------    ------------    ------------

 Net cash used in investing activities                       (1,148,493)       (102,595)     (2,836,021)
                                                           ------------    ------------    ------------

Cash Flow From Financing Activities:
  Proceeds from issuance of common stock and exercises
    of options and warrants                                   7,119,345       2,947,750      45,387,444
  Repurchase of treasury stock at cost                               --              --          (7,973)
                                                           ------------    ------------    ------------

 Net cash provided by financing activities                    7,119,345       2,947,750      45,379,471
                                                           ------------    ------------    ------------

 Net increase (decrease) in cash                             (6,177,177)        279,638         310,643

CASH AND CASH EQUIVALENTS, beginning of period                6,432,417          31,005               0
                                                           ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of period                   $    255,240    $    310,643    $    310,643
                                                           ============    ============    ============

         The accompanying notes are an integral part of these consolidated financial statements.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

1.       ORGANIZATION AND NATURE OF BUSINESS

         mPhase Technologies, Inc. ("mPhase" or the "Company") was organized on October 2, 1996. The primary business of mPhase is to design, develop, manufacture and market high-bandwidth telecommunications products incorporating digital subscriber line ("DSL") technology. The present activities of the Company are focused on the deployment of its proprietary Traverser(TM) System, which delivers MPEG2 native non-Internet Protocol based video utilizing existing twisted pair copper wire infrastructure in "plain old telephone systems" ("POTS") and other related component products and services.

         On February 17, 1997, mPhase acquired Tecma Laboratories, Inc., ("Tecma") in a transaction accounted for as a reverse merger.

         On June 25, 1998, the Company acquired Microphase Telecommunications, Inc. ("MicroTel") a Delaware corporation, through the issuance of 2,500,000 shares of its common stock in exchange for all the issued and outstanding shares of MicroTel (Note 4). The assets acquired in this acquisition were patents and patent applications utilized in the Company's proprietary Traverser(TM) Digital Video and Data Delivery System ("Traverser(TM)").

         On August 21, 1998, the Company incorporated a 100% wholly-owned subsidiary called mPhaseTelevision.Net, Inc., ("mPhaseTV.Net"), a Delaware corporation. The Company intends for this subsidiary to be the marketing vehicle for its video services over the Internet.

         On March 2, 2000 the Company acquired a 50% interest in mPhaseTV, an incorporated joint venture with Alphastar International, Inc. (Note 8). The Company acquired an additional interest in the joint venture of 6.5% in April of 2000 for $1.5 million. Based on its controlling interest in mPhaseTV, the operating results of mPhaseTV are included in the consolidated results of the Company since March 2, 2000.

         The Company is in the development stage and its present activities are focused on the commercial deployment of its proprietary Traverser(TM) and associated DSL component products. Since mPhase is in the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods.

2.       LOSSES DURING THE DEVELOPMENT STAGE AND MANAGEMENT'S PLANS

         At June 30, 2001, the Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near term to: (1) satisfy its current obligations, (2) continue its research and development efforts, and (3) the successful wide scale development, deployment and marketing of its products.

         Through March 31, 2002, the Company had incurred development stage losses totaling approximately $99,080,370, and at March 31, 2002 was in a working capital deficit position of $1,577,550. At March 31, 2002, the Company had approximately $310,640 of cash, cash equivalents and approximately $517,000 of trade receivables to fund short-term working capital requirements. 30,

         The Company believes that it will be able to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2002 and continue its development and commercialization efforts. Management's plans in this regard include, but are not limited to, the following:

         In September 2001, certain Board members subscribed to purchase up to 2,000,000 restricted shares of the Company's common stock for $1,000,000. The balance was collected in full by December 31, 2001.

         The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives, one or more of which it believes will be able to successfully close to provide necessary working capital, while maintaining sensitivity to shareholder dilution issues.

         In addition to the above financing activities, the following business initiatives are also ongoing and are expected to provide additional working capital to the Company.

         The Company is in negotiation with certain strategic vendors to convert outstanding current liabilities into equity. The Company is currently negotiating with several organizations for the commencement of commercial sales of its Traverser(TM) products, including deployment at existing test sites. The Company has had discussions with certain companies for increasing sales of its POTS Splitter and component products.

         Management believes that actions presently being taken to complete the Company's development stage through the introductory roll-out of its Traverser(TM) Digital Video and Data Delivery System will be successful. However, there can be no assurance that mPhase will generate sufficient revenues to provide positive cash flows from operations or that sufficient capital will be available, when required, to permit the Company to realize its plans. The accompanying financial statements does not include any adjustments that might result from the outcome of this uncertainty.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                           PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of mPhase, its wholly-owned and majority owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

                                USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                RECLASSIFICATIONS

         Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

                            CASH AND CASH EQUIVALENTS

         mPhase considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                             PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of three to five years.

                               REVENUE RECOGNITION

         All revenue included in the accompanying consolidated statements of operations for all periods presented relates to sales of mPhase's POTS Splitter Shelves and DSL component products.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


         As required, mPhase has adopted the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", which provides guidelines on applying generally accepted accounting principles to revenue recognition based on the interpretations and practices of the SEC. The Company recognizes revenue for its POTS Splitter Shelf and other DSL component products at the time of shipment, at which time, no other significant obligations of the Company exist, other than normal warranty support. In addition, the Company includes costs of shipping and handling billed to customers in revenue with the related expense included in cost of sales.

         During fiscal 1999, mPhase received a prepayment of $40,000 relating to the future completion and sale of its Traverser(TM). As the Company's obligations have not yet been met, this amount is recorded as deferred revenue and is included in accrued expenses in each consolidated balance sheet presented herein.

                     BUSINESS CONCENTRATIONS AND CREDIT RISK

         To date the Company's products have been sold to a limited number of customers, primarily in the telecommunications industry. The Company had revenues from two customers representing 64% and 19% of total revenues during the year ended June 30, 2001 and four customers representing 31%, 18%, 15% and 15% of total revenues during the nine months ended March 31, 2002.

                            RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations as incurred in accordance with Statement of Financial Accounting Standards ("SFAS"), No. 2, "Accounting for Research and Development Costs."

                                  INCOME TAXES

         mPhase accounts for income taxes using the asset and liability method in accordance with SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. Because of the uncertainty as to their future realizability, net deferred tax assets, consisting primarily of net operating loss carry forwards, have been fully reserved for. Accordingly, no income tax benefit for the net operating loss has been recorded in the accompanying consolidated financial statements.

         Utilization of net operating losses generated through June 30, 2001 and March 31, 2002 may be limited due to changes in ownership that occurred.

                              COMPREHENSIVE INCOME

         In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes rules for the Reporting of Comprehensive Income and its components. For each of the years ended June 30, 2001, 2000, 1999, and for the nine months ended March 31, 2001 and 2002, and for the nine months ended March 31m 2001 and 2002, there was no difference between the Company's net income and comprehensive income.

                              PATENTS AND LICENSES

         Patents and licenses are capitalized when mPhase determines there will be a future benefit derived from such assets, and are stated at cost. Amortization is computed using the straight-line method over the estimated useful life of the asset, generally five years.

         Amortization expense was $400,299, $442,444 and $460,121 for the years ended June 30, 1999, 2000 and 2001, respectively. Amoritzation expense was $342,035 and $354,725 for the nine months ended March 31, 2001 and 2002 respectively.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

                                   INVENTORIES

         Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market. Inventory consists mainly of the Company's POTS Splitter Shelf and Filters. As of June 30, 2000, these amounts were immaterial. At June 30, 2001, and March 31, 2002 inventory is comprised of the following:

                                                              March 31, 2002
                                           June 30,2001          (unaudited)
                                           ------------          -----------
Raw materials                                  $639,524             $750,494
Work In Progress                                    -0-            1,121,734
Finished Goods                                3,978,923            3,127,206
                                              ---------            ---------
Total                                         4,618,447            4,999,434
Less:  Reserve for Obsolesence                (314,552)            (962,030)
                                              ---------            ---------
                                             $4,303,895           $4,037,404
                                             ==========           ==========

LONG-LIVED ASSETS

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset or an asset group obsolete or noncompetitive, a significant change in the extent or manner in which an asset is used, evidence of a physical defect in an asset or asset group or an operating loss. If changes in circumstances indicate that the carrying amount of an asset may not be recoverable, then the Company estimates the fair value based on the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition, and would record an impairment loss (equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset) if such estimated cash flows are less than the carrying amount of the asset. Fair value would be determined, if necessary, based on an outside appraisal.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the consolidated balance sheets for mPhase's cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturities of these financial instruments.

                    LOSS PER COMMON SHARE, BASIC AND DILUTED

         mPhase accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires the disclosure of the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Common equivalent shares have been excluded from the computation of diluted EPS since their effect is antidilutive.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


                            STOCK-BASED COMPENSATION

         The Company follows the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-based Compensation". SFAS No. 123 encourages, but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. As permitted, the Company has elected to continue to account for stock-based compensation to employees using the intrinsic value method presented in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value-based method, as defined, had been applied. Compensation expense is generally measured on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

         The Company accounts for no employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.


                        RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 required all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective January 1, 2002. The Company is currently evaluating the effect that the adoption of the provisions of SFAS 142 will have on its results of operations and financial position.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and provides guidance on classification and accounting for such assets when held for sale or abandonment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management does not expect that adoption of SFAS No. 144 will have a material effect on the Company's results of operations or financial position.

         In April 2002, the FASB issued SFAS No. 145 "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technnical Corrections", which recinds SFAS No. 4 and No. SFAS 44 and SFAS No. 64 which relates to circumstances whereby the Company would determine when the settlement of debt or other liabilities would be considered extraordinary or recurring. Management does not expect that adoption of SFAS No. 145 will have a material effect on the Company's results of operations or financial position.


4.       ACQUISITION OF MICROTEL

         In June 1998, mPhase issued 2,500,000 shares of common stock in exchange for all of the issued and outstanding shares of MicroTel, a wholly-owned subsidiary of Microphase, Inc. ("Microphase") The transaction was accounted for as a purchase pursuant to APB Opinion No. 16 "Accounting for Business Combinations". The total purchase price of approximately $1,870,000, which was based on the fair market value of the shares issued, was allocated to the patents acquired and is being amortized over an estimated useful life of five years. Pursuant to the agreement of merger, MicroTel has become a wholly-owned subsidiary of mPhase.


5.       NOTE RECEIVABLE

         As consideration for a letter of settlement with a former consultant of mPhase, the Company had loaned the former consultant $250,000 in the form of a Note (the "Note") secured by 75,000 shares of the former consultants common stock of mPhase. The Note was due April 7, 2001. The Company decreased the Note to $37,500, representing the estimated value of the underlying stock at June 30, 2001. The Company charged $212,500 to administrative expense as a result of this impairment. The Company has included the $37,500, in long-term assets in the accompanying consolidated balance sheet at June 30, 2001 and March 31, 2002.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

6.       PROPERTY AND EQUIPMENT

Property and equipment, at cost, consist of the following:


                                                June 30                          March 31,
                                       2000                 2001              2002 (Unaudited)
                                    --------------------------------          ----------------
Equipment                           $1,468,881            $2,879,738             $3,593,418

Office & marketing
equipment                              245,437               471,086                482,460
                                       -------               -------                -------
                                    $1,714,318            $3,350,824             $4,075,878
Less-Accumulated
depreciation                         (390,562)           (1,151,979)            (2,041,612)
                                     ---------           -----------            -----------

                                    $1,323,756           $ 2,198,845            $ 2,034,266
                                    ==========           ===========            ===========


Depreciation expense for the years ended June 30, 1999, 2000 and 2001, was $54,195, $313,611, and $775,092 respectively of which $44,191, $284,954, and
$501,676, respectively is included in research and development expense. Depreciation expense for the nine months ended March 31, 2002 and 2001 was $869,637 and $524,041, respectively, of which $686,107 and $355,069, respectively, was included in research and development expense.

7.       ACCRUED EXPENSES

Accrued expenses consist of the following:


                                              June 30,                    March 31,
                                         2000         2001            2002 (Unaudited)
                                         ----         ----            ----------------
Accrued Bonuses                       $1,056,511     $    -           $       -
Georgia Tech
Research Corporation (Note 12)           445,594      400,000             800,000
Other                                    335,427    1,342,138             645,390
                                      -----------------------          ----------
                                      $1,837,532   $1,742,138         $ 1,445,390
                                      =======================         ===========

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


8.       JOINT VENTURE

         In March 2000, the Company acquired a 50% interest in mPhaseTelevision.Net, Inc. for $20,000 pursuant to a Joint Venture Agreement (the 'Agreement'). In addition, the Company loaned the joint venture $1,000,000 at 8% interest per annum in March 2000. The loan is repayable to the Company from equity infusions to the subsidiary, but in no event later than such time that mPhaseTelevision.Net qualifies for a NASDAQ Small Cap Market Listing. During April 2000, the Company acquired an additional 6.5% in interest in mPhaseTelevision.Net, Inc. for $1,500,000. The Agreement stipulates for mPhase's joint venture partner, Alphastar International, Inc., to provide mPhaseTelevision.Net, Inc. right of first transmission for its transmissions, including MPEG-2 digital satellite television.

         During the nine months ending March 31, 2001 and 2002, mPhaseTelevision.Net,Inc. was charged $806,544 and $64,039, respectively, for fees and costs by Alphastar International, Inc. and its affiliates.

9.       STOCKHOLDERS' EQUITY

         mPhase initially authorized capital of 50,000,000 shares of common stock with no par value. On February 23, 2000, the Board of Directors proposed and on May 22, 2000 the shareholders approved an increase in the authorized capital to 150,000,000 shares of common stock.

         On January 26, 2000 the Board of Directors of mPhase resolved that the stated value of the common stock was $.01 for accounting purposes and, as such, the financial statements have been retroactively restated to reflect this change.

         Tecma issued 6,600,000 shares of common stock for all of the issued and outstanding shares of the Company in the reverse acquisition (Note 1).

         In October 1997, mPhase issued 250,000 shares of its common stock in connection with its investment in Complete Telecommunications Inc.

         During the year ended June 30, 1998, mPhase sold, pursuant to private placements, 2,095,014 shares of its common stock together with 1,745,179 warrants for proceeds to the Company of $1,472,015, net of offering costs of $205,203. The warrants were issued to purchase one share each of common stock at an exercise price of $0.75, and exercised during the year ended June 30, 2000 generating proceeds to the Company of $1,308,884. Included in offering costs are 100,000 shares of common stock issued for services provided by a third party valued at $0.50 per share, the fair market value on the date of grant.

         During the year ended June 30, 1998, mPhase issued 300,000 shares of common stock to consultants for services at $0.50 per share, its fair market value. The Company recorded a charge to operations of $150,000 included in cumulative from inception in the accompanying consolidated statement of operations.

         On June 25, 1998, mPhase issued 2,500,000 shares of its common stock for all of the outstanding stock of MicroTel (Note 4) for approximately $1,870,000, the fair market value.

         In November 1998, mPhase sold, 3,120,000 shares of its common stock at $1.00 per share, together with 1,000,000 warrants, with an exercise price of $1.00 per share, for $3,013,000 net of offering costs of approximately $107,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On June 2, 2000 these warrants were exercised, generating proceeds to the Company of $1,000,000.

         During the year ended June 30, 1999, mPhase issued 1,599,332 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001

            (Unaudited for the periods ended March 31, 2001 and 2002)

9.       STOCKHOLDERS' EQUITY (continued)

         In April, May and June of 1999, mPhase sold a total of 642,000 shares of common stock at $2.50 per share, together with 642,000 warrants for $1,559,647, net of offering costs of $45,353 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. The warrants expire in June 2004. By June 30, 2000, 148,000 of these warrants were exercised, generating proceeds to the Company of $370,000.

         In June 1999, mPhase sold 4,426,698 shares of its common stock at a price of $2.50 per share for $10,387,434, net of offering costs of $679,311, in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

         In December 1999 and January 2000, mPhase sold, pursuant to private placements, 1,000,000 shares of common stock at a price of $4.00 per share, net of cash offering costs of $200,000, generating net proceeds to the Company of $3,800,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placements, the Company issued 200,000 and 50,000 warrants to purchase common stock to the respective investors. The warrants had an exercise price of $4.00 and $5.00, respectively. During February 2000, these warrants were exercised, generating $1,050,000 of proceeds to the Company.

         In March 2000, mPhase sold 832,500 shares of common stock at a price of $10.00 per share, net of cash offering costs of $466,480, and issued 124,875 shares to a transaction advisor for services, generating net proceeds to the Company of $7,858,520 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. On May 5, 2000 the Company issued an additional 208,125 shares to these investors due to a market value adjustment. These shares were valued at $1,808,086, which is included in general and administrative expenses in the accompanying statement of operations for the year ended June 30, 2000.

         During the year ended June 30, 2000, mPhase issued 1,164,215 shares of common stock to employees and consultants for services performed. The Company recognized a charge to operations of $8,623,907, based upon the fair market value of the common stock on the dates of grant.

         In September 2000, mPhase issued 510,000 shares of its common stock, generating net proceeds of $2,532,120, net of cash offering costs of $17,880 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors. In connection with the private placement, the Company issued 105,750 shares of its common stock to transaction advisors.

         In February 2001, mPhase sold 2,342,500 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $4,685,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00 per share. The Company incurred cash offering costs of $425,315 and also issued 284,600 shares of its common stock and 162,600 warrants to purchase one share each at an exercise price of $3.00 to transaction advisors.

         In May and June 2001, mPhase sold 1,087,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock generating gross proceeds of $1,087,000 in private transactions pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors. The attached warrants permit the investor to purchase one share each of common stock at an exercise price of $3.00. The Company incurred offering costs of $69,000.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

9.       STOCKHOLDERS' EQUITY (continued)

         During the year ended June 30, 2001, the Company issued 450,000 shares of common stock to consultants for services performed and to be performed. The Company recognized a charge to operations of $886,534 and deferred $121,091 for services to be performed in the fiscal year ending June 30, 2002. Total expense of $1,007,625, based upon the fair market value of the common stock on the date of the grant.

         In July 2001, the Company sold 75,000 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $3.00 generating proceeds of $75,000 in a private transaction with accredited investors.

         In September 2001, certain Board members subscribed to purchase 2,000,000 restricted shares of the Company's common stock for $1,000,000.

         In December 2001, the Company issued 3,474,671 shares of its common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 generating gross proceeds of $1,042,000 in a private transaction pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended with accredited investors, which included a subscription receivable of $440,200, which was collected in January 2002.

         In January 2002, the Company issued 2,754,503 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 generating gross proceeds of $826,351 in a private placement pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, with accredited investors.

         In connection with the December 2001 and January 2002 private placement, the Company issued 568,469 shares of its common stock and a like amount of warrants to purchase one share each at an exercise price of $.30 to finders and consultants whom assisted in the transaction.

         The Company granted 1,115,000 options, 48,068 shares of its common stock and 48,068 warrants to employees and 4,453,000 options to consultants for services performed during the nine months ending March 31, 2002. Compensation expense for the options granted to consultants was records based on the fair value of the options at the date of grant. Also, during the nine months ending March 31, 2002, the Company granted 823,000 shares of its common stock and 1,675,000 warrants to consultants for services performed.

                              STOCK INCENTIVE PLANS

         On August 15, 1997, mPhase established its Long Term Stock Incentive Plan. Included as part of the Long Term Stock Incentive Plan, is the Stock Option Plan (the "Plan"), in which incentive stock options and nonqualified stock options may be granted to officers, employees and consultants of the Company. On February 23, 2000 the board of directors proposed and on May 22, 2000 the stockholders approved an increase in the total shares eligible under this plan to 15,000,000 shares. Vesting terms of the options range from immediately to two years and generally expire in five years.

         On May 30, 2001, mPhase established the 2001 Stock Incentive Plan (the "2001 Plan"), in which incentive stock options and non-qualified stock options may be granted to officers, employees and consultants of the Company. The total shares eligible under the 2001 Plan is 20,000,000 shares, in addition to the shares previously authorized for issuance under the prior plan. Vesting terms of the options range from immediately to two years and options generally expire in five years. The maximum number of shares that may be granted during any one fiscal year to any one individual under the 2001 Plan is limited to 2,500,000 shares.

         A summary of the stock option activity for the years ended June 30, 1999, 2000 and 2001, and for the nine months ended March 31, 2002, pursuant to the terms of both plans, which include incentive stock options and non-qualified stock options, is set forth on the below:


                                                                   WEIGHTED
                                                   NUMBER OF       AVERAGE
                                                    OPTIONS     EXERCISE PRICE
                                                  ----------    --------------

Outstanding at July 1, 1998                        3,700,000         1.00
  Granted                                          2,457,500         1.78
  Exercised                                               --           --
  Canceled                                          (750,000)        1.00
                                                ------------         ----

Outstanding at June 30, 1999                       5,407,500         1.35
  Granted                                          2,710,000         3.49
  Exercised                                         (655,000)        2.93
  Canceled                                                --           --
                                                ------------         ----

Outstanding at June 30, 2000                       7,462,500        $2.09
Granted                                            5,618,000         1.56
Exercised                                           (320,000)        1.02
Canceled                                            (180,000)        2.39
                                                ------------        -----

Outstanding at June 30, 2001                      12,580,500        $1.94
                                                ============
Exercisable at June 30, 2001                      12,169,629        $1.79
                                                ============

Outstanding at June 30, 2001                      12,580,500        $1.94
Granted (unaudited)                                5,715,000          .47
Exercised (unaudited)                                     --           --
Cancelled (unaudited)                                (43,500)       (4.26)
                                                ------------        -----
Outstanding at March 31, 2002
  (unaudited)                                   $ 18,252,000        $1.33
                                                ============        =====

Exercisable at March 31, 2002
  (unaudited)                                     18,226,135        $1.33
                                                ============        =====


         The fair value of options granted in 1999, 2000 and 2001 was estimated as of the date of grant using the Black-Scholes stock option pricing model, based on the following weighted average assumptions: annual expected return of 0%, annual volatility of 90% in 1999; 115% in 2000 and 113% in 2001, risk-free interest rate ranging from 4.85% to 6.18% and expected option life of three years.

            The per share weighted average fair value of stock options granted during 1999, 2000 and 2001 was $5.01, $6.99 and $1.16 respectively. The per share weighted average remaining life of the options outstanding at June 30, 1999, 2000 and 2001 is 3.91, 3.86 and 3.66 years, respectively.

            mPhase has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates, mPhase's net loss for 1999, 2000 and 2001 would have been increased to the pro forma amounts shown below.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

                                                                                     Nine Months Ended
                                    Years Ended June 30,                                March 31,
                         1999               2000             2001               2001                2002
                                                                            (Unaudited)         (Unaudited)
                     --------------    --------------    --------------    --------------    --------------

Net Loss:
  As reported        $   22,838,344    $   38,161,542    $   23,998,734        14,319,653    $    8,959,447
  Pro forma          $   24,576,165    $   40,097,570    $   25,243,270        15,019,759    $    9,272,977

Net Loss Per Share
  As reported        $        (1.42)   $        (1.41)   $         (.72)   $         (.44)   $         (.19)
                     ==============    ==============    ==============    ==============    ==============

  Pro forma          $        (1.53)   $        (1.49)   $         (.75)   $         (.46)   $         (.20)
                     ==============    ==============    ==============    ==============    ==============


         For the year ended June 30, 1999, mPhase recorded non-cash charges and deferred compensation totaling $7,129,890 and $140,000, respectively, in connection with the grant of 1,607,500 options to employees and 850,000 options to consultants for services rendered.

         For the year ended June 30, 2000, mPhase recorded non-cash charges and deferred compensation totaling $9,448,100 and $1,637,375, respectively, in connection with the grant of 2,710,000 options to employees and options to consultants for services rendered or to be rendered.

         For the year ended June 30, 2001, the Company recorded non-cash charges and deferred compensation totaling $2,955,964 and $607,885, respectively, in connection with the grant of 5,618,000 options to employees and options to consultants for services rendered or to be rendered. Such charges are the result of the differences between the quoted market value of the Company's common stock on the date of grant and the exercise price for options issued to employees and Black-Scholes stock option pricing calculations for options issued to consultants.

                                    WARRANTS

         In January and April 1998, mPhase issued 25,000 and 50,000 warrants, respectively, each to purchase one share of common stock at an exercise price of $1.06 and $2.44, respectively, for consulting services. The warrants expire five years from the date of issuance. At any time after the date of issuance, the Company may, at its option, elect to redeem all of these warrants at $0.01, subject to adjustment, as defined, per warrant, provided that the average closing price of the common stock for 20 business days within any period of 30 consecutive business days exceeds $5.00 per share. As of June 30, 2001, none of these warrants remain outstanding.

         In July 1998, in connection with the private placements, mPhase issued 400,000 warrants, each to purchase one share of common stock at an exercise price of $1.00 per share. The Company allocated the net proceeds from the sale of the common stock to the common stock and the warrants. On July 26, 1999, pursuant to the warrant agreement these 400,000 warrants were converted into 352,239 shares of common stock. In accordance with the warrant agreement, the warrant holder had the right to initiate a cashless exercise to convert the warrants into shares of common stock in lieu of exchanging cash. The number of shares received was determined by dividing the aggregate fair market value of the shares minus the aggregate exercise price of the warrants by the fair market value of one share.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


9.       STOCKHOLDERS' EQUITY (Continued)

         In September 1998, mPhase issued 6,666 warrants for services, each to purchase one share of common stock at an exercise price of $0.75 per share. The warrants expire five years from the date of grant. The Company determined the fair market value of the warrants issued under the Black-Scholes Option Pricing Model to be $16,302. This amount is included in the Company's general and administrative expenses in the accompanying consolidated statement of operations as of June 30, 1999. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $5,000.

         In June 1999, in connection with the private placements, mPhase also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share. The warrants expire five years from the date of grant. These warrants were exercised during the year ended June 30, 2000 generating proceeds to the Company of $400,000.

         In January 2000, in connection with private placements, mPhase issued 200,000 and 50,000 warrants, each to purchase one share of common stock, at an exercise price of $4.00 and $5.00, respectively. The net proceeds of the private placement were allocated to the warrants and the common stock based on their respective fair values. The warrants expire five years from the date of issuance. These warrants were exercised in February 2000.

         During the year ended June 30, 2001, mPhase issued 4,980,125 warrants to investors including 1,550,625 warrants to existing investors as compensation which resulted in a charge of $1,249,804 to operations based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model, and 162,600 to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00, for five years, in connection with private placements.

         During the year ended June 30, 2001, mPhase granted 1,180,000 warrants to consultants for services performed and for services to be performed at prices ranging from $1.25 to $5.00, which resulted in a charge of $1,185,874 to operations and deferred $457,942 for services to be performed in the fiscal year to end June 30, 2002, totaling $1,643,816 based upon the fair value of the warrants issued as determined under the Black-Scholes option pricing model.

         As of June 30, 2001, 6,816,725 warrants remain outstanding with a weighted average exercise price of $2.93.

         During the nine months ended March 31, 2002, the Company issued 75,000 and 6,797,643 warrants to investors and to finders, consultants and investment banking firms, each of these warrants to purchase one share each of the Company's common stock at $3.00 and $.30, for five years, in connection with private placements. The Company also issued 13,334 shares of its common stock following the exercise of warrants resulting in gross proceeds $4,000. Also, during the nine months ended March 31, 2002, the Company granted 1,675,000 warrants to consultants for services performed and 6,246,824 warrants to creditors, included realted parties, in connection with the conversion of outstanding liabilities.

         As of March 31, 2002, 21,809,192 warrants remain outstanding with a weighted average exercise price of $1.13.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)


10.      RELATED PARTY TRANSACTIONS

         mPhase's President, Executive Vice President and Chairman of the Board of the Company are also employees of Microphase (Note 4). On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 1999, 2000 and 2001 and for the period from inception (October 2, 1996) to June 30, 2001, $600,000, $2,547,847,
$2,128,983 and $5,363,830, and during the nine months ended March 31, 2001 and 2002, $1,794,817 and $1,010,909 respectively, have been charged to expense or inventory under these Agreements and is included in operating expenses in the accompanying consolidated statements of operations. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

         Also, during the fiscal year ended June 30, 2000, $2,600,000 was advanced to Microphase in the form of a note, which was repaid by Microphase during the year. mPhase recorded $39,000 of interest income on this note for the year ended June 30, 2000. The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser(TM) Digital Video and Data Delivery System and DSL component products. During the year ended June 30, 2001, and the nine month period ended March 31, 2002 mPhase recorded royalties to Microphase totaling $297,793 and $59,613, respectively. As of June 30, 2000, amounts due from Microphase were immaterial. As of June 30, 2001, the Company converted $639,000 of amounts payable to Microphase into 1,278,000 shares of mPhase common stock and had $70,799 payable to Microphase, which is included in amounts due to related parties in the accompanying consolidated balance sheet. At March 31, 2002 the Company had $6,410 payable to Microphase.

         On February 15, 1997, mPhase entered into a Technology, Patent and Trademark License Agreement (the "Agreement") with MicroTel (Note 4). The Agreement permits the Company to utilize the patent and trademark technology of MicroTel under a licensing arrangement. The Company made payments of $37,500 per month, commencing June 1, 1997 for technology development. During the period ended June 30, 1997 and 1998, $37,500 and $450,000 has been charged to expense under this Agreement and is included in licensing fees in the accompanying consolidated statement of operations. As of June 25, 1998, the Company acquired MicroTel and as of that date this Agreement is no longer in effect.

         During the year ended June 30, 2000, mPhase advanced money to Janifast Limited, which is a related party of which three directors of mPhase are significant shareholders, in connection with the manufacturing of POTS Splitter Shelves and DSL component products. As of June 30, 2000 the amount advanced to Janifast was approximately $1,106,000, which is included in production advances-related parties on the accompanying balance sheet. There were no such advances as of June 30, 2001 and March 31, 2002.

         For consulting services rendered in connection with the joint venture (Note 8), the Company agreed to pay two officers of the Company and a related party $412,400, which was included on the June 30, 2000 consolidated balance sheet of the Company. This amount was paid by the Company during the year ended June 30, 2001.

         Due to related parties as of June 30, 2000 included $36,120 due to Nutley Securities, a company owned by mPhase's president and $49,180 due to affiliates of the Company's joint venture partner, Alphastar International, Inc. both amounts are for various services performed.

         On November 26, 1999, PacketPort, Inc., a company owned by Mr. Durando, the President and CEO of mPhase, acquired a controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 of his own shares of mPhase's common stock to PacketPort, Inc. Included in other current assets as of June 30, 2000 is $11,694 due from PacketPort.com for certain expenses paid by the Company on behalf of PacketPort.com, Inc.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

10.      RELATED PARTY TRANSACTIONS (Continued)

         In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001. A member of mPhase's Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the completion of beta testing and the commencement of production of the Traverser(TM). As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

         Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

         During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements.

         Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

11.      INCOME TAXES

         No provision has been made for corporate income taxes due to cumulative losses incurred. At June 30, 2001, mPhase has operating loss carry forwards of approximately $55.8 million and $55.5 million to offset future federal and state income taxes respectively, which expire through 2021. Certain changes in stock ownership can result in a limitation in the amount of net operating loss and tax credit carryovers that can be utilized each year.

         At June 30, 2001 the Company has net deferred income tax assets of approximately $20.9 comprised principally of the future tax benefit of net operating loss carry forwards. A full valuation reserve has been recorded against such assets due to the uncertainty as to their future realizability.

                            mPHASE TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
            (Unaudited for the periods ended March 31, 2001 and 2002)

12.      COMMITMENTS AND CONTINGENCIES

                                   COMMITMENTS

         mPhase has entered into various agreements with Georgia Tech Research Corporation ("GTRC"), pursuant to which the Company receives technical assistance in developing the commercialization of its Digital Video and Data Delivery System. The amount incurred by the Company for GTRC technical assistance with respect to its research and development activities during the years ended June 30, 1999, 2000 and 2001 totaled $2,450,253, $4,563,560, and
$3,814,300, and for the nine months ended March 31, 2001 and 2002 totaled $3,175,850 and $400,000, and $13,374,300 from the period from inception through March 31, 2002, respectively.

         If and when sales commence utilizing this particular technology, the Company will be obligated to pay to GTRC a royalty equal to 5% of product sales, as defined.

         mPhase is a party to employee agreements with certain key executives providing for cash commitments of $675,000 through June 30, 2002. In addition, one of the executives is entitled to an annual bonus equal to 5% of the appreciation in market value of mPhase's stock from year-to-year based on the change in the Company's issued and outstanding common stock at each fiscal year end through June 30, 2002, 25% of which is to be paid in cash and the remainder in common stock of the Company.

                                  CONTINGENCIES

         During the year ended June 30, 2000, mPhase settled a litigation with Global Music and Media Inc. ("Global"), which had asserted that it had the exclusive right to market the Company's technology. This litigation was resolved in August 1999 in a settlement agreement wherein Global Music surrendered its claim to mPhase's technology in exchange for the Company to settle claims of Hal Willis against Global for a cash payment of $100,000, the issuance of 75,000 shares of mPhase's common stock and options to purchase another 75,000 shares at $5.63 per share and the payment of $90,000 to Global to settle employee claims, the cost of which had been recorded in the consolidated financial statements as of June 30, 1999. As such, $1,161,622 is included in accrued expenses on the consolidated balance sheet at June 30, 1999 and $1,161,622 is included in loss from unconsolidated subsidiary on the consolidated statement of operations for the year ended June 30, 1999 related to this settlement. The agreement also called for the repurchase of 75,000 shares of the Company's common stock from the owners of Global by the Company or its co-defendant, Microphase. Microphase repurchased these shares in August 1999.

         From time to time, mPhase may be involved in various legal proceedings and other matters arising in the normal course of business. The Company currently has no material outstanding legal proceedings.


13.      SUBSEQUENT EVENTS (Unaudited)

         Subsequent to March 31, 2002 through June 17, 2002, the company issued 2,000,000 shares of its common stock in connection with a consulting agreement and 105,000 shares of its common stock in connection with the settlement obligations for prior services.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration Statement:


--------------------------------------------------------------------------------

Securities and Exchange Commission Registration Fee                      $ 1,050

--------------------------------------------------------------------------------

NASD Filing Fee                                                               --

--------------------------------------------------------------------------------

Nasdaq Listing Fee                                                            --

--------------------------------------------------------------------------------

Printing Expenses                                                        $ 2,000

--------------------------------------------------------------------------------

Accounting Fees and Expenses                                             $12,500

--------------------------------------------------------------------------------

Legal Fees and Expenses                                                  $25,000

--------------------------------------------------------------------------------

Transfer Agent's and Registrar's Fees and Expenses                            --

--------------------------------------------------------------------------------

Miscellaneous Expenses                                                        --

--------------------------------------------------------------------------------

                                               Total                     $40,550

--------------------------------------------------------------------------------

Item 14. Indemnification of Directors and Officers.

         Our Certificate of Incorporation, as amended, and Bylaws provide that we shall indemnify any Director, officer, employee or agent of ours to the full extent permitted by the New Jersey Business Corporations Act.

         Under Section 14A:3-5 of the New Jersey Business Corporation Act, we have the power to indemnify any person, against his expenses and liabilities in connection with any proceeding, whether civil or criminal, who is or was a Director, officer, employee or agent, provided that such person acted in good faith and with reasonable business prudence. Should the proceeding involve criminal liability, the Director, officer, employee or agent shall be indemnified if he reasonably believed that his conduct was not unlawful. Should the Director, officer, employee or agent be liable to us, indemnification shall not be provided unless the court in such proceeding determines that, in light of all surrounding circumstances of the case, such Director, officer, employee or agent is reasonably entitled to expenses as the court deems proper. Additionally, we shall indemnify any Director, officer, employee or agent against expenses should such Director, officer, employee or agent be successful on the merits in any proceeding referred to in this paragraph.

         Our determination as to whether the Director, officer, employee or agent should be indemnified shall be made:

         (i) by way of a majority vote of a quorum of the Board of Directors who were not parties to or otherwise involved in the proceeding;

         (ii) or if such quorum is not obtainable, or, even if obtainable and directed by such quorum or by a majority vote of the disinterested Directors, by independent legal counsel in a written opinion; or

         (iii) by our stockholders if directed by a resolution of the Board of Directors or of the stockholders.

         We shall not indemnify any Director, officer, employee or agent if a judgment or other final adjudication establishes that his acts or omissions (a) were in breach of his duty of loyalty to us or our shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Director, officer, employee or agent of an improper personal benefit.

         We may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of ours, whether or not we would have the power to indemnify such corporate agent against expenses and liabilities under the provisions of Section 14A:3-5 of the New Jersey Business Corporation Act.

Item 15.  Recent Sales of Unregistered Securities.

The following securities were issued by us within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration under the Act.

         During the year ended June 30, 1999, we issued 1,599,332 shares of common stock to employees and consultants for services performed. We recognized a charge to operations of $8,760,866, based upon the fair market value of the shares.

         In April 1999, we issued 642,000 shares of our common stock and warrants to purchase up to 642,000 shares of our common stock at a combined price of $2.50 per share and warrant pursuant to Rule 506 of Regulation D of the Act for an aggregate of $1,605,000 in cash.

         In June and July 1999, we issued 4,426,698 shares of our common stock at $2.50 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $11,066,745 in cash.

         On July 26, 1999, 400,000 warrants were converted into 352,239 shares of common stock in a cashless exercise.

         In June 1999, we also issued 400,000 warrants each to purchase one share of common stock at an exercise price of $1.00 per share which expire in June 2004.

         During the year ended June 30, 2000 warrants to purchase 400,000 shares of common stock were exercised generating proceeds of $400,000.

         In December 1999 and January 2000, we sold, pursuant to Rule 506 of Regulation D of the Act, 1,000,000 shares of common stock at a price of $4.00 per share, for an aggregate of $4,000,000. In connection with the private placement, we issued 200,000 and 50,000 warrants to purchase common stock for services rendered pursuant to Section 4(2) of the Act. The warrants had an exercise price of $4.00 and $5.00, respectively.

         During February 2000, warrants to purchase 200,000 and 50,000 shares of common stock were exercised, at an exercise price of $4.00 and $5.00 respectively, generating additional proceeds of $1,050,000.

         In May 2000, we issued 1,040,625 shares of our common stock at $8.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $8,325,000 in cash.

         In September 2000, we issued 510,000 shares of our common stock at $5.00 per share pursuant to Rule 506 of Regulation D of the Act for an aggregate of $2,550,000 in cash and in connection therewith 38,250 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         During the year ended June 30, 2000, we issued 1,164,215 shares of common stock to employees and consultants for services performed.

         On November 30, 2000, we granted 150,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         During the quarter ended December 31, 2000, we granted 30,000 warrants to a consultant for services performed pursuant to Section 4(2) of the Act.

         During the nine month period ended December 31, 2000, we issued 320,000 shares of our common stock following the exercise of options and warrants resulting in gross proceeds of $327,500 and granted 1,035,000 options to employees and 1,572,000 options to consultants for services performed pursuant to Section 4(2) of the Act.

         In January 2001, we granted 102,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         In January 2001, we granted 250,000 shares of common stock for services rendered pursuant to Section 4(2) of the Act.

         On January 26, 2001 and February 9, 2001 we raised approximately $4,685,000 in cash through the issuance of 2,342,500 shares of our common stock and a like amount of warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years pursuant to Rule 506 of Regulation D of the Act. The Company issued 162,600 warrants to purchase one share each of our common stock at an exercise price of $3.00 and a term of four years to consultants in connection with these private placements.

         On April 3, 2001, we issued warrants to purchase 1,550,625 shares of common stock at an exercise price of $3.00 per share expiring on April 3, 2005 as consideration for consent to certain additional issuances.

         On April 16, 2001, we issued warrants to purchase 250,000, 250,000 and 500,000 shares of common stock at respective exercise prices of $5.00, $2.50 and $1.25 per share in connection with consulting services rendered pursuant to
Section 4(2) of the Act.

         On May 7, 2001, we issued 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock at an exercise price of $5.00 per share expiring on May 7, 2006 in connection with consulting services rendered pursuant to Section 4(2) of the Act.

         On May 25, 2001, we issued 587,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $587,000 in cash.

         On July 18, 2001, we issued 575,000 shares of our common stock and a like amount of warrants at an exercise price of $3.00 per share and a term of five years pursuant to Rule 506 of Regulation D of the Act for approximately $575,000 in cash.

         Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company's common stock pursuant to debt conversion agreements.

         In September 2001, certain of our officers and directors purchased an aggregate of 2,000,000 shares of common stock for an aggregate investment of $1,000,000. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

         During December 2001, the Company converted $1,020,000 of liabilities due to Microphase and Janifast into 3,400,000 shares of the Company's common stock and a like amount of warrants to purchase one share each of the Company's common stock at an exercise price of $.30 pursuant to debt conversion agreements.

         In December 2001 and January 2002, we issued 6,797,643 shares of common stock and a like amount of warrants at an exercise price of $.30 per share for a term of five (5) years pursuant to Rule 506 of Regulation D of the Act for approximately $2,000,000 in cash. This issuance was exempt pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Act.

         Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company's common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share and a warrant to purchase 550,000 shares of the Company's common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003.

         From August 2001 to June 2002, we issued an aggregate of 2,976,068 shares of common stock to consultants for an aggregate of $1,202,997. We also issued an aggregate of 2,675,000 warrants to consultants for an aggregate of $1,040,000.

         From August 2001 to June 2002, holders of an aggregate of $1,462,082 in debt converted such debt into 4,625,584 shares of common stock.

Item 16. Exhibits and Financial Statements.

          Exhibit Number                    Description
          --------------                    -----------

               2.1* Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               2.2* Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969).

               3.1* Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               3.2* Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               3.3* Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to
                              Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               3.4* Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to
                              Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               3.5* Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               3.6* Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to
                              Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

               3.7* Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               4.1* Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               4.2* Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               4.3            Form of Warrant

               4.4            Warrant issued to Piper Rudnick LLP

               4.5            Warrant issued to Piper Rudnick LLP

               4.6            Form of Subscription Agreement, dated December 15,
                              2001

               5.1**          Opinion of Piper Rudnick LLP

               10.1* License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               10.2* First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

          Exhibit Number                    Description
          --------------                    -----------


               10.3* Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit
                              10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

               10.4* Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit
                              10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

               10.5* Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000 (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.6* Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001 (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.7* Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.8* Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998 (incorporated by reference to Exhibit
                              10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.9* Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998 (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.10* Company's 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no. 000-30202)).

               10.11* License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation (incorporated by reference to Exhibit
                              10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               10.12* Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               21* List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

               23.1* Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello, Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

               23.2* Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

               23.3* Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

               23.4           Consent of Schuhalter, Coughlin & Suozzo, LLC.

               23.5**         Consent of Piper Rudnick LLP (included in Exhibit
                              5.1).

               24.1 Power of Attorney (included as a part of the signature page of this Registration Statement)

*        Incorporated by reference.
**       To be filed by an amendment.

Item 17. Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of each issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of June 2002.


                            mPHASE TECHNOLOGIES, INC.


By: /s/ Ronald A. Durando

-----------------------------------
Ronald A. Durando
President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Martin S. Smiley as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and make such changes and additions to this registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises, as fully to all intents and purposes as he/she might or could do in person, thereby ratifying and confirming all that the attorney-in-fact and agent, or his/her substitutes, may lawfully do or cause to be done by virtue thereof and the registrant hereby confers like authority on its behalf.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                    Title                                          Date
          ---------                                    -----                                          ----
/s/ Necdet F. Ergul                       Chairman of the Board of Directors                       June 27, 2002
-----------------------------
Necdet F. Ergul

/s/ Ronald A. Durando
-----------------------------
Ronald A. Durando                         President, Chief Executive Officer                       June 27, 2002
                                         (Principal Executive Officer) and Director

/s/ Martin S. Smiley
-----------------------------
Martin S. Smiley                          Executive Vice President of Finance,                     June 27, 2002
                                          Chief Financial Officer, and General Counsel
                                          (Principal Financial and Accounting Officer)

/s/ Michael P. McInerney
-----------------------------
Michael P. McInerney                       Director                                                June 27, 2002


-----------------------------
Anthony H. Guerino                         Director                                                June 27, 2002

/s/ Gustave T. Dotoli
-----------------------------
Gustave T. Dotoli                          Chief Operating Officer and Director                    June 27, 2002

/s/ David L. Klimek
-----------------------------
David L. Klimek                            Chief Technology Officer and Director                   June 27, 2002

/s/ Abraham Biderman
-----------------------------
Abraham Biderman                           Director                                                June 27, 2002

                            mPhase Technologies, Inc.
                                    Form S-1
                             Registration Statement
                                  Exhibit Index

  Exhibit Number                        Description
  --------------                        -----------

         2.1* Exchange of Stock Agreement and Plan of Reorganization dated January 15, 1997 (incorporated by reference to Exhibit 2(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         2.2* Exchange of Stock Agreement and Plan of Reorganization dated June 25, 1998 (incorporated by reference to Exhibit 2(b) to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

         3.1* Certificate of Incorporation of Tecma Laboratory, Inc. filed December 20, 1979 (incorporated by reference to Exhibit 3(a) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         3.2* Certificate of Correction to Certificate of Incorporation of Tecma Laboratory, Inc. dated June 19, 1987 (incorporated by reference to Exhibit 3(b) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         3.3* Certificate of Amendment of Certificate of Incorporation of Tecma Laboratory, Inc. filed August 28, 1987 (incorporated by reference to Exhibit 3(c) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         3.4* Certificate of Amendment of Certificate of Incorporation of Tecma Laboratories, Inc. filed April 7, 1997 (incorporated by reference to Exhibit 3(d) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         3.5* Certificate of Amendment of Certificate of Incorporation of Lightpaths TP Technologies, Inc. filed June 2, 1997 (incorporated by reference to Exhibit 3(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         3.6* Certificate of Amendment of Certificate of Incorporation of mPhase Technologies, Inc. filed September 15, 2000 (incorporated by reference to Exhibit 3i to our quarterly report on Form 10Q filed on November 13, 2000 (file no. 000-24969)).

         3.7* Bylaws of the Company (incorporated by reference to Exhibit 3(g) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         4.1* Form of Registration Rights Agreement, dated January 26, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         4.2* Form of Registration Rights Agreement, dated February 9, 2001, by and among the Company and the purchasers listed on Schedule A attached thereto (incorporated by reference to Exhibit 4.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         4.3      Form of Warrant.

         4.4      Warrant issued to Piper Rudnick LLP.

         4.5      Warrant issued to Piper Rudnick LLP.

         4.6      Form of Subscription Agreement, dated December 15, 2001.

         5.1**    Opinion of Piper Rudnick LLP.

         10.1* License Agreement, dated March 26, 1998, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10(e) to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

  Exhibit Number                        Description
  --------------                        -----------

         10.2* First Amendment to the License Agreement, dated January 8, 2001, between the Company and Georgia Tech Research Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         10.3* Employment Agreement between Ronald A. Durando and the Company (incorporated by reference to Exhibit 10.8 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

         10.4* Employment Agreement between Gustave T. Dotoli and the Company (incorporated by reference to Exhibit 10.9 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147))

         10.5* Employment Agreement between Martin S. Smiley and the Company, dated as of August 15, 2000, as amended, (incorporated by reference to Exhibit 10.5 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         10.6* Employment Agreement between David C. Klimek and the Company, dated as of April 1, 2001, as amemded, (incorporated by reference to Exhibit 10.6 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         10.7* Manufacturing Services Agreement, dated March 14, 2001, by and between the Company and Flextronics International USA, Inc. (incorporated by reference to Exhibit 10.7 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262))

         10.8* Supply Agreement by and between the Company and Hart Telephone Company, Inc., dated as of August 19, 1998 (incorporated by reference to Exhibit 10.8 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         10.9* Facilities/Services Agreement between the Company and Microphase Corporation, dated as of July 1, 1998 (incorporated by reference to Exhibit 10.9 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262).

         10.10* Company's 2001 Stock Incentive (incorporated by reference to Exhibit C to our preliminary proxy statement on Form Pre 14A filed on March 21, 2001 (file no. 000-30202)).

         10.11* License Agreement, dated July 31, 1996, by and between AT&T Paradyne Corporation and Microphase Corporation (incorporated by reference to Exhibit 10.11 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         10.12* Assignment Agreement, dated February 17, 1997, by and between the Company and Microphase Corporation (incorporated by reference to Exhibit 10.12 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         21* List of Subsidiaries (incorporated by reference to Exhibit 21 to our registration statement on Form S-1 filed on June 18, 2001 (file no. 33-63262)).

         23.1* Consents of Schuhalter, Coughlin & Suozzo, LLC dated August 31, 1998 and Mauriello, Franklin & LoBrace, P.C. dated August 31, 1998 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on October 16, 1998 (file no. 000-24969)).

         23.2* Consents of Schuhalter, Coughlin & Suozzo, LLC dated April 23, 1999 and Mauriello, Franklin & LoBrace, P.C. dated April 23, 1999 (incorporated by reference to Exhibit 23 to our registration statement on Form 10SB-12G filed on May 6, 1999 (file no. 000-24969)).

  Exhibit Number                        Description
  --------------                        -----------

         23.3* Consent of Schuhalter, Coughlin & Suozzo, LLC dated August 13, 1999 (incorporated by reference to Exhibit 23.1 to our registration statement on Form SB-2 filed on August 13, 1999 (file no. 333-85147)).

         23.4     Consent of Schuhalter, Coughlin & Suozzo, LLC.

         23.5**   Consent of Piper Rudnick LLP.

         24.1 Power of Attorney (included as a part of the signature page of this Registration Statement).


 *Incorporated by reference.
**To be filed by amendment.